UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

EASTMAN KODAK COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Notice of 2005 Annual Meeting
and Proxy Statement

Date of Notice April 19, 2005

EASTMAN KODAK COMPANY 343 STATE STREET ROCHESTER, NEW YORK 14650

TABLE OF CONTENTS

PROXY STATEMENT

2	Notice of the 2005 Annual Meeting of Shareholders

QUESTIONS & ANSWERS

3	Questions & Answers

8	Householding of Disclosure Documents

8	Audio Webcast of Annual Meeting

PROPOSALS

9	Proposals to Be Voted On

9	Item 1 – Election of Directors

9	Item 2 – Ratification of the Audit Committee’s
Selection of PricewaterhouseCoopers LLP
as Independent Accountants

9	Item 3 – Approval of the 2005 Omnibus Long-Term
Compensation Plan

14	Item 4 – Approval of Amendment to, and Re-
Approval of the Material Terms of, the
Executive Compensation for Excellence
and Leadership Plan

17	Item 5 – Approval of Amendment to Section 5 of
the Restated Certificate of Incorporation
Regarding the Election of Directors

18	Item 6 – Approval of Amendment to Section 7 of
the Restated Certificate of Incorporation
Regarding Certain Dispositions of the
Company

18	Item 7 – Approval of Amendment to Section 8 of
the Restated Certificate of Incorporation to
Remove the Provision Regarding Loans

BOARD

20	Board Structure and Corporate Governance

20	Introduction

20	Corporate Governance Guidelines

20	Business Conduct Guide and Directors’
Code of Conduct

20	Board Independence

20	Audit Committee Financial Qualifications

21	Board of Directors

25	Committees of the Board

27	Other Board Matters

28	Director Compensation

30	2004 Compensation of Non-Employee Directors
OWNERSHIP

31	Beneficial Security Ownership Tables

COMPENSATION

33	Indebtedness of Management

34	Summary Compensation Table

36	Base Salary

36	Short-Term Variable Pay Plan

36	Stock Option Program

37	Option/SAR Grants in Last Fiscal Year

38	Aggregated Option/SAR Exercises in Last Fiscal
Year and Fiscal Year-End Option/SAR Values

38	Stock Options and SARs Outstanding Under
Shareholder- and Non-Shareholder-Approved
Plans

39	Long-Term Incentive Plan

40	Employment Contracts and Arrangements

42	Change in Control Arrangements

43	Deferred Compensation

44	Retirement Plan

REPORTS

46	Report of the Audit Committee

47	Report of the Corporate Responsibility and
Governance Committee

50	Report of the Executive Compensation and
Development Committee

PERFORMANCE GRAPH

55	Performance Graph – Shareholder Return

EXHIBITS

56	Exhibit I – 2005 Omnibus Long-Term
Compensation Plan

69	Exhibit II – Amendment to Executive Compensation
for Excellence and Leadership Plan

70	Exhibit III – Restated Certificate of Incorporation

72	Exhibit IV – Corporate Governance Guidelines

80	Exhibit V – Audit and Non-Audit Services
Pre-Approval Policy

ANNUAL MEETING INFORMATION

82	2005 Annual Meeting Map, Directions
and Parking Information

1	EASTMAN KODAK COMPANY

NOTICE OF 2005 ANNUAL MEETING AND PROXY STATEMENT

Dear Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders on Wednesday, May 11, 2005 at 10:00 a.m. at the Theater on the Ridge, 200 Ridge Road West, Rochester, New York. You will be asked to vote on management proposals. We will also review Kodak’s performance and answer your questions.

Whether or not you attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the internet, as well as by telephone or by mailing a proxy card or voting instruction card. Please review the instructions on your proxy or voting instruction card regarding each of these voting options. We encourage you to use the internet; it is the most cost-effective way to vote.

We look forward to seeing you at the Annual Meeting and would like to take this opportunity to remind you that your vote is very important.

Sincerely,

Daniel A. Carp
Chairman of the Board

Notice of the 2005 Annual Meeting of Shareholders

The Annual Meeting of Shareholders of Eastman Kodak Company will be held on Wednesday, May 11, 2005 at 10:00 a.m. at the Theater on the Ridge, 200 Ridge Road West, Rochester, New York. The following proposals will be voted on at the Annual Meeting:

1.	Election of the following directors for the terms specified below and until their successors are duly elected and qualified:
Richard S. Braddock, Daniel A. Carp, Durk I. Jager and Debra L. Lee for a term of three years;
Antonio M. Perez for a term of one year; and
Michael J. Hawley for a term of two years.

2.	Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as independent accountants.

3.	Approval of the 2005 Omnibus Long-Term Compensation Plan.

4.	Approval of amendment to, and re-approval of the material terms of, the Executive Compensation for Excellence and Leadership Plan.

5.	Approval of amendment to Section 5 of the Restated Certificate of Incorporation regarding the election of directors.

6.	Approval of amendment to Section 7 of the Restated Certificate of Incorporation regarding certain dispositions of the Company.

7.	Approval of amendment to Section 8 of the Restated Certificate of Incorporation to remove the provision regarding loans.

The Board of Directors recommends a vote FOR items 1 through 7.

If you were a shareholder of record at the close of business on March 15, 2005, you are entitled to vote at the Annual Meeting.

If you have any questions about the Annual Meeting, please contact: Coordinator, Shareholder Services, Eastman Kodak Company, 343 State Street, Rochester, NY 14650-0205, (585) 724-5492.

The Annual Meeting will be accessible by the handicapped. If you require special assistance, call the Coordinator, Shareholder Services.

By Order of the Board of Directors

Laurence L. Hickey
Secretary and Assistant General Counsel
Eastman Kodak Company
April 19, 2005

2005 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT	2

■ Questions & Answers

Q.	Why am I receiving these proxy materials?
A.

Our Board of Directors (the Board) is providing these proxy materials to you in connection with Kodak’s 2005 annual meeting of shareholders (the Annual Meeting). As a shareholder of record, you are invited to attend the Annual Meeting and are entitled and requested to vote on the items of business described in the Proxy Statement. The approximate date on which this Proxy Statement and enclosed proxy card are being mailed to you is April 19, 2005.

Q.	What am I voting on?
A.

The Board is soliciting your proxy in connection with the Annual Meeting to be held on Wednesday, May 11, 2005 at 10:00 a.m. at the Theater on the Ridge, 200 Ridge Road West, Rochester, NY, and any adjournment or postponement thereof. You are voting on the following proposals:

	1.	Election of the following directors for the terms specified below and until their successors are duly elected and qualified:
Richard S. Braddock, Daniel A. Carp, Durk I. Jager and Debra L. Lee for a term of three years;
Antonio M. Perez for a term of one year; and
Michael J. Hawley for a term of two years.
	2.	Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as independent accountants.
	3.	Approval of the 2005 Omnibus Long-Term Compensation Plan.
	4.	Approval of amendment to, and re-approval of the material terms of, the Executive Compensation for Excellence and Leadership Plan.
	5.	Approval of amendment to Section 5 of the Restated Certificate of Incorporation regarding the election of directors.
	6.	Approval of amendment to Section 7 of the Restated Certificate of Incorporation regarding certain dispositions of the Company.
	7.	Approval of amendment to Section 8 of the Restated Certificate of Incorporation to remove the provision regarding loans.

Q.	What are the voting recommendations of the Board?
A.	The Board recommends the following votes:

	•	FOR each of the director nominees.
	•	FOR ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as independent accountants.
	•	FOR approval of the 2005 Omnibus Long-Term Compensation Plan.
	•	FOR approval of amendment to, and re-approval of the material terms of, the Executive Compensation for Excellence and Leadership Plan.
	•	FOR approval of amendment to Section 5 of the Restated Certificate of Incorporation regarding the election of directors.
	•	FOR approval of amendment to Section 7 of the Restated Certificate of Incorporation regarding certain dispositions of the Company.
	•	FOR approval of amendment to Section 8 of the Restated Certificate of Incorporation to remove the provision regarding loans.

Q.	What is the difference between holding shares as a shareholder of record and as a beneficial owner?
A.

Most Kodak shareholders hold their shares through a broker or other nominee (beneficial ownership) rather than directly in their own name (shareholder of record). As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record. If your shares are registered in your name with Kodak’s transfer agent, EquiServe Trust Company, N.A., you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by Kodak. As the shareholder of record, you have the right to grant your voting proxy directly to Kodak or a third party, or to vote in person at the Annual Meeting. Kodak has enclosed or sent a proxy card for you to use.

Beneficial Owner. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card on behalf of your broker, trustee or nominee. As the beneficial owner, you have the right to direct your broker, trustee or nominee on how to vote your shares and you are also invited to attend the Annual Meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee on how to vote your shares. Your broker, trustee or nominee has the discretion to vote on routine corporate matters presented in the proxy materials without your specific voting instructions, but with respect to any non-routine matter over which the broker, trustee or nominee does not have discretionary voting power, your shares will not be voted without your specific voting instructions. When the broker, trustee or nominee does not have discretionary voting power on a particular proposal and does not receive voting instructions from you, the shares that are not voted are referred to as “broker non-votes.” Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

3	EASTMAN KODAK COMPANY

Q.	Will any other matter be voted on?
A.

We are not aware of any other matters you will be asked to vote on at the Annual Meeting. If you have returned your signed proxy card or otherwise given the Company’s management your proxy, and any other matter is properly brought before the Annual Meeting, Daniel A. Carp and Laurence L. Hickey, acting as your proxies, will vote for you in their discretion. New Jersey law (under which the Company is incorporated) requires that you be given notice of all matters to be voted on, other than procedural matters such as adjournment of the Annual Meeting.

Q.	How do I vote?
A.	There are four ways to vote, if you are a shareholder of record:

• By internet at www.eproxyvote.com/ek. We encourage you to vote this way.
• By toll-free telephone: (877) 779-8683.
• By completing and mailing your proxy card.
• By written ballot at the Annual Meeting.

Your shares will be voted as you indicate. If you return your signed proxy card or otherwise give the Company’s management your proxy, but do not indicate your voting preferences, Daniel A. Carp and Laurence L. Hickey will vote your shares FOR items 1 through 7. As to any other business that may properly come before the meeting, Daniel A. Carp and Laurence L. Hickey will vote in accordance with their best judgment, although the Company does not presently know of any other business.

If you are a beneficial owner, please follow the voting instructions sent to you by your broker, trustee or nominee.

Q.	What is the deadline for voting my shares?
A.

If you are a shareholder of record and vote by internet or telephone, your vote must be received before midnight, May 10, 2005, the day before the Annual Meeting. If you are a shareholder of record and vote by mail or by written ballot at the Annual Meeting, your vote must be received before the polls close at the Annual Meeting.

If you are a beneficial owner, please follow the voting instructions provided by your broker, trustee or nominee. You may vote your shares in person at the Annual Meeting, only if you provide a legal proxy obtained from your broker, trustee or nominee at the Annual Meeting.

Q.	Who can vote?
A.

To be able to vote your Kodak shares, the records of the Company must show that you held your shares as of the close of business on March 15, 2005, the record date for the Annual Meeting. Each share of common stock is entitled to one vote.

Q.	Can I change my vote?
A.	Yes. If you are a shareholder of record, you can change your vote or revoke your proxy before the Annual Meeting by:

• Entering a timely new vote by internet or telephone;
• Returning a later-dated proxy card; or
• Notifying Laurence L. Hickey, Secretary and Assistant General Counsel.

You may also complete a written ballot at the Annual Meeting.

If you are a beneficial owner, please follow the voting instructions sent to you by your broker, trustee or nominee.

Q.	What vote is required to approve each proposal?
A.

The director nominees receiving the greatest number of votes will be elected. The ratification of the Audit Committee’s selection of the independent accountants, approval of the 2005 Omnibus Long-Term Compensation Plan, approval of amendment to, and re-approval of the material terms of, the Executive Compensation for Excellence and Leadership Plan and approval of amendment to Section 8 of the Restated Certificate of Incorporation to remove the provision regarding loans require the affirmative vote of a majority of the votes cast at the Annual Meeting. The amendment to Section 5 of the Restated Certificate of Incorporation regarding the election of directors requires the affirmative vote of at least 80% of the outstanding shares of the Company, not merely of the votes cast. The amendment to Section 7 of the Restated Certificate of Incorporation regarding certain dispositions of the Company requires the affirmative vote of at least two-thirds of the outstanding shares of the Company, not merely of the votes cast.

2005 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT	4

Q.	Is my vote confidential?
A.

Yes. Only the inspectors of election and certain individuals who help with processing and counting the votes have access to your vote. Directors and employees of the Company may see your vote only if the Company needs to defend itself against a claim or if there is a proxy solicitation by someone other than the Company. Therefore, please do not write any comments on your proxy card.

Q.	Who will count the vote?
A.	EquiServe Trust Company, N.A. will count the vote. Its representatives will be the inspectors of election.

Q.	What shares are covered by my proxy card?
A.

The shares covered by your proxy card represent all the shares of Kodak stock you own, including those in the Eastman Kodak Shares Program and the Employee Stock Purchase Plan, and those credited to your account in the Eastman Kodak Employees’ Savings and Investment Plan and the Kodak Employees’ Stock Ownership Plan. The trustees and custodians of these plans will vote your shares in each plan as you direct.

Q.	What does it mean if I get more than one proxy card?
A.

It means your shares are in more than one account. You should vote the shares on all your proxy cards. To provide better shareholder service, we encourage you to have all your shares registered in the same name and address. You may do this by contacting our transfer agent, EquiServe Trust Company, N.A. at (800) 253-6057.

Q.	Who can attend the Annual Meeting?
A.

If the records of the Company show that you held your shares as of the close of business on March 15, 2005, the record date for the Annual Meeting, you can attend the Annual Meeting. Seating, however, is limited. Attendance at the Annual Meeting will be on a first-come, first-served basis, upon arrival at the Annual Meeting. Photographs will be taken and video taping conducted at the Annual Meeting. We may use these images in publications. If you attend the Annual Meeting, we assume we have your permission to use your image.

Q.	What do I need to do to attend the Annual Meeting?
A.	To attend the Annual Meeting, please follow these instructions:

• If you vote by using the enclosed proxy card, check the appropriate box on the card.
• If you vote by internet or telephone, follow the instructions provided for attendance.
• If you are a beneficial owner, bring proof of your ownership with you to the Annual Meeting.
• To enter the Annual Meeting, bring the Admission Ticket attached to your proxy card or printed from the internet.
• If you do not have an Admission Ticket, go to the Special Registration desk upon arrival at the Annual Meeting.

Seating at the Annual Meeting will be on a first-come, first-served basis, upon arrival at the Annual Meeting.

Q.	Can I bring a guest?
A.

Yes. If you plan to bring a guest to the Annual Meeting, check the appropriate box on the enclosed proxy card or follow the instructions on the internet or telephone. When you go through the registration area at the Annual Meeting, be sure your guest is with you.

Q.	What is the quorum requirement of the Annual Meeting?
A.

A majority of the outstanding shares on March 15, 2005 constitutes a quorum for voting at the Annual Meeting. To approve the 2005 Omnibus Long-Term Compensation Plan, however, the total votes cast for the proposal must be over 50% of all shares entitled to vote (excluding broker non-votes). If you vote, your shares will be part of the quorum. Abstentions and broker non-votes, other than where stated, will be counted in determining the quorum, but neither will be counted as votes cast. On March 15, 2005, there were 287,075,399 shares outstanding.

5	EASTMAN KODAK COMPANY

Q.	Can I nominate someone to the Board?
A.

Our by-laws provide that any shareholder may nominate a person for election to the Board so long as the shareholder follows the procedure outlined in the by-laws as summarized below. This is the procedure to be followed for direct nominations, as opposed to recommendations of nominees for consideration by our Corporate Responsibility and Governance Committee.

The complete description of the procedure for shareholder nomination of director candidates is contained in our by-laws. A copy of the full text of the by-law provision containing this procedure may be obtained by writing to our Secretary at our principal executive offices. Our by-laws can also be accessed at www.kodak.com/go/governance. For purposes of summarizing this procedure, we have assumed: 1) the date of the upcoming Annual Meeting is within 30 days of the date of the annual meeting for the previous year and 2) if the size of the Board is to be increased, that both the name of the director nominee and the size of the increased Board are publicly disclosed at least 120 days prior to the first anniversary of the previous year’s annual meeting. Based on these assumptions, a shareholder desiring to nominate one or more candidates for election at the next Annual Meeting must deliver written notice of such nomination to our Secretary, at our principal office, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting.

The written notice to our Secretary must contain the following information with respect to each nominee: 1) the proposing shareholder’s name and address; 2) the number of shares of the Company owned of record and beneficially by the proposing shareholder; 3) the name of the person to be nominated; 4) the number of shares of the Company owned of record and beneficially by the nominee; 5) a description of all relationships, arrangements and understandings between the shareholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the shareholder; 6) such other information regarding the nominee as would have been required to be included in the Proxy Statement filed pursuant to the proxy rules of the Securities and Exchange Commission (SEC) had the nominee been nominated, or intended to be nominated, by the Board, such as the nominee’s name, age and business experience; and 7) the nominee’s signed consent to serve as a director if so elected.

Persons who are nominated in accordance with this procedure will be eligible for election as directors at the annual meeting of the Company’s shareholders.

Q.	What is the deadline to propose actions for consideration at the 2006 annual meeting?
A.

For a shareholder proposal to be considered for inclusion in Kodak’s Proxy Statement for the 2006 annual meeting, the Secretary of Kodak must receive the written proposal at our principal executive offices no later than December 20, 2005. Such proposals must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Secretary
Eastman Kodak Company
343 State Street
Rochester, NY 14650-0218

For a shareholder proposal that is not intended to be included in Kodak’s Proxy Statement under Rule 14a-8, the shareholder must deliver a proxy statement and form of proxy to holders of a sufficient number of shares of Kodak common stock to approve that proposal, provide the information required by the by-laws of Kodak and give timely notice to the Secretary of Kodak in accordance with the by-laws of Kodak, which, in general, require that the notice be received by the Secretary of Kodak:

	•	not earlier than the close of business on January 11, 2006, and
	•	not later than the close of business on February 10, 2006.

If the date of the shareholder meeting is moved more than 30 days before or 30 days after the anniversary of the 2005 Annual Meeting, then notice of a shareholder proposal that is not intended to be included in Kodak’s Proxy Statement under Rule 14a-8 must be received no earlier than the close of business 120 days prior to the meeting and no later than the close of business on the later of the following two dates:

	•	90 days prior to the meeting, and
	•	10 days after public announcement of the meeting date.

You may contact our Secretary at our principal executive offices for a copy of the relevant by-law provisions regarding the requirements for making shareholder proposals. Our by-laws can also be accessed at www.kodak.com/go/governance.

2005 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT	6

Q.	How much did this proxy solicitation cost?
A.

The Company hired Georgeson Shareholder Communications, Inc. to assist in the distribution of proxy materials and solicitation of votes. The estimated fee is $18,500 plus reasonable out-of-pocket expenses. In addition, the Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders. Directors, officers and employees of the Company may solicit proxies and voting instructions in person, by telephone or other means of communication. These directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with these solicitations.

Q.	What other information about Kodak is available?
A.	The following information is available:
	•	Annual Report on Form 10-K
	•	Transcript of the Annual Meeting
	•	Plan descriptions, annual reports and trust agreements and contracts for the pension plans of the Company and its subsidiaries
	•	Diversity Report; Form EEO-1
	•	Health, Safety and Environment Annual Report on Kodak’s website at www.kodak.com/go/HSE
	•	Corporate Responsibility Principles on Kodak’s website at www.kodak.com/US/en/corp/principles
	•	Corporate Governance Guidelines on Kodak’s website at www.kodak.com/go/governance
	•	Business Conduct Guide on Kodak’s website at www.kodak.com/US/en/corp/principles/businessConduct.shtml
	•	Eastman Kodak Company by-laws on Kodak’s website at www.kodak.com/go/governance
	•	Charters of the Board’s Committees on Kodak’s website at www.kodak.com/go/governance
	•	Directors’ Code of Conduct on Kodak’s website at www.kodak.com/go/governance

You may request printed copies of any of these documents by contacting:
Coordinator, Shareholder Services
Eastman Kodak Company
343 State Street
Rochester, NY 14650-0205
(585) 724-5492

The address of our principal executive office is:
Eastman Kodak Company
343 State Street
Rochester, NY 14650

7	EASTMAN KODAK COMPANY

■ Householding of Disclosure Documents

The SEC has adopted rules regarding the delivery of disclosure documents to shareholders sharing the same address. This rule benefits both you and Kodak. It reduces the volume of duplicate information received at your household and helps Kodak reduce expenses. Kodak expects to follow this rule anytime it distributes annual reports, proxy statements, information statements and prospectuses. As a result, we are sending only one copy of this Proxy Statement and Kodak’s Annual Report to multiple shareholders sharing an address, unless we receive contrary instructions from one or more of these shareholders. Each shareholder will continue to receive a separate proxy card or voting instruction card.

If your household received a single set of disclosure documents for this year, but you would prefer to receive your own copy, please contact Kodak’s transfer agent, EquiServe Trust Company, N.A., by calling their toll-free number, (800) 253-6057, or by mail at P.O. Box 43016, Providence, RI 02940-3016.

If you would like to receive your own set of Kodak’s disclosure documents in future years, follow the instructions described below. Similarly, if you share an address with another Kodak shareholder and together both of you would like to receive only a single set of Kodak’s disclosure documents, follow these instructions:

•

If your Kodak shares are registered in your own name, please contact Kodak’s transfer agent, EquiServe Trust Company, N.A., and inform them of your request by phone: (800) 253-6057, or by mail: P.O. Box 43016, Providence, RI 02940-3016.

•

If a broker or other nominee holds your Kodak shares, please contact ADP and inform them of your request by phone: (800) 542-1061, or by mail: Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Be sure to include your name, the name of your brokerage firm and your account number.

■ Audio Webcast of Annual Meeting Available on the Internet

Kodak’s Annual Meeting will be webcast live. If you have internet access, you can listen to the webcast by going to Kodak’s Investor Center webpage at:

                www.kodak.com/US/en/corp/investorCenter/investorsCenterHome.shtml

This webcast is listen only. You will not be able to ask questions.

The Annual Meeting audio webcast will remain available on our website for a short period of time after the Annual Meeting.

Information included on our website, other than our Proxy Statement and proxy card, is not part of the proxy solicitation materials.

2005 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT	8

■ Proposals to Be Voted On

MANAGEMENT PROPOSALS

ITEM 1 — Election of Directors

Kodak’s by-laws require us to have at least nine directors but no more than 18. The number of directors is set by the Board and is currently 13. Messrs. Carp and Perez are the only directors who are employees of the Company. The Board is divided into three classes of directors with overlapping three-year terms. There are four Class III directors whose terms expire at the 2005 Annual Meeting.

Nominees for election as Class III directors are:
Richard S. Braddock
Daniel A. Carp
Durk I. Jager
Debra L. Lee
These nominees agree to serve a three-year term. Information about them is provided on page 21.

The nominee for election as Class I director is:
Antonio M. Perez
The nominee agrees to serve a one-year term. Mr. Perez joined our Board of Directors effective October 19, 2004, and is standing for election by you for the first time. Information about him is provided on page 22.

The nominee for election as Class II director is:
Michael J. Hawley
The nominee agrees to serve a two-year term. Dr. Hawley joined our Board of Directors effective December 1, 2004, and is standing for election by you for the first time. Information about him is provided on page 23.

If a nominee is unable to stand for election, the Board may reduce the number of directors or choose a substitute. If the Board chooses a substitute, the shares represented by proxies will be voted for the substitute. If a director retires, resigns, dies or is unable to serve for any reason, the Board may reduce the number of directors or elect a new director to fill the vacancy.

The director nominees receiving the greatest number of votes will be elected.

The Board of Directors recommends a vote FOR the election of these directors.

ITEM 2 — Ratification of the Audit Committee’s Selection of PricewaterhouseCoopers LLP as
                 Independent Accountants

PricewaterhouseCoopers LLP have been the Company’s independent accountants for many years. The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent accountants to serve until the 2006 annual meeting.

Representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting to respond to questions and, if they desire, make a statement.

The ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote.

The Board of Directors recommends a vote FOR ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as independent accountants.

ITEM 3 — Approval of the 2005 Omnibus Long-Term Compensation Plan

Background

The Board of Directors has adopted, subject to shareholder approval, the 2005 Omnibus Long-Term Compensation Plan (the 2005 Omnibus Plan or the Plan). If approved by the shareholders, the 2005 Omnibus Plan will become effective as of January 1, 2005 and expire on December 31, 2014. The 2005 Omnibus Plan is substantially similar to, and is intended to replace, the Eastman Kodak Company 2000 Omnibus Long-Term Compensation Plan (the 2000 Omnibus Plan), which expired on January 18, 2005. The table on the following page shows the principal changes to the 2005 Omnibus Plan from the 2000 Omnibus Plan.

9	EASTMAN KODAK COMPANY

Principal Changes to the 2005 Omnibus Plan from the 2000 Omnibus Plan

Award Limits	•	Maximum individual award limits are 2,000,000 shares in any 36-month period for stock options or stock appreciation rights (SARs).

	•	The maximum compensation granted as performance awards to any one participant for any performance cycle is 500,000 shares of common stock or $5,000,000 if the award is paid in cash.

Term of Awards	•	The maximum term for a stock option or SAR under the Plan is seven years.

Vesting	•

Restricted stock grants have a minimum vesting period of three years, and stock options and SARs have a minimum vesting period of one year, other than: in the event of certain terminations of employment; after a Change in Control (as defined in the Plan); or, for restricted stock, grants to new hires made in payment of forfeited awards.

Share Reserve	•

The share reserve under the Plan (i.e., 11,000,000 shares) is increased by: shares that are forfeited pursuant to awards made under prior plans; shares retained for payment of tax withholding; shares issued in connection with reinvestment of dividends and dividend equivalents; shares delivered for payment or satisfaction of tax withholding; shares re-acquired on the open market using option exercise price cash proceeds; and awards that otherwise do not result in the issuance of shares.

Change in Control	•

On a Change in Control of the Company, if outstanding awards, other than performance awards, are assumed or substituted by the surviving company, as determined by the Committee (as defined below), then the awards will not immediately vest or be exercisable. These continued awards will be subject to accelerated vesting and exercisability upon certain terminations of employment within the first two years after the Change in Control, but there will be no automatic cash-out of the awards. If awards are not assumed or substituted by the surviving company, then the awards, other than performance awards, will become immediately vested, exercisable and cashed-out.

•

On a Change in Control of the Company, if more than 50% of the performance cycle has elapsed, performance awards will vest and be payable at the greater of target performance or actual performance to date. If 50% or less of the performance cycle has elapsed at the time of the Change in Control, the awards will vest and be paid at 50% of target performance, regardless of actual performance.

A summary of the Plan appears below. This summary is qualified in its entirety by reference to the text of the Plan, a copy of which is attached to this Proxy Statement as Exhibit I on page 56. The Company will send, without charge, a copy of the Plan to any shareholder upon request.

Purpose

The purpose of the 2005 Omnibus Plan is to motivate selected employees and directors of the Company and its subsidiaries to put forth maximum efforts toward the continued growth, profitability and success of the Company and its subsidiaries through equity- and cash-based incentives.

Administration

The Executive Compensation and Development Committee, or another committee designated by the Board of Directors (the Committee), will administer the Plan. However, if a Committee member does not meet the following requirements, the Committee may delegate some or all of its functions to another committee that meets these requirements. Generally, the Committee must consist of three or more directors, each of whom is: 1) an independent director under the listing requirements of the New York Stock Exchange (NYSE); 2) a non-employee within the meaning of Rule 16b-3 under the Securities Exchange Act; and 3) an outside director within the meaning of Section 162(m) of the Internal Revenue Code.

Eligibility for Participation

The following persons are eligible to participate in the Plan:

•	all employees of the Company or any of its 50% or more owned subsidiaries; and
•	the Company’s directors.

The selection of those participants who will receive awards is entirely within the discretion of the Committee.

The Committee has not yet determined how many employees are likely to participate in the Plan. The Committee intends, however, to grant most of the Plan’s awards to those executives who can have a significant effect on the growth, profitability and success of the Company. There are currently approximately 800 employees in this category.

2005 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT	10

Types of Awards

The Plan authorizes the grant of:

•	performance awards (awards earned by reference to performance criteria chosen by the Committee);
•	non-qualified and incentive stock options;
•	SARs;
•	restricted stock awards and restricted stock unit awards (stock awards, earned performance awards or other incentive compensation under another plan maintained by the Company); and
•	other stock-based awards (stock-based awards granted either as freestanding grants, payments of earned performance awards or other incentive compensation under another plan maintained by the Company).

Termination and Amendment of Plan

The Committee may terminate or amend the Plan at any time for any reason or no reason. Without shareholder approval, however, the Committee may not adopt any amendment that would require the vote of shareholders of the Company under the NYSE’s approval rules or any amendment affecting “covered employees” that requires the vote of the Company’s shareholders under Section 162(m) of the Internal Revenue Code. The Company’s Chief Executive Officer (CEO) and its four most highly compensated executive officers are “covered employees.”

Available Shares

The aggregate number of shares available under the Plan will be 11,000,000 shares of the Company’s common stock, plus any shares subject to awards under the 1990 Omnibus Long-Term Compensation Plan, the 1995 Omnibus Long-Term Compensation Plan and the 2000 Omnibus Plan, that are outstanding and become available under the terms of the Plan. The share reserve under the Plan is increased by: shares that are forfeited pursuant to awards made under prior plans; shares retained for payment of tax withholding; shares issued in connection with reinvestment of dividends and dividend equivalents; shares delivered for payment or satisfaction of tax withholding; shares reacquired on the open market using option exercise price cash proceeds; and awards that otherwise do not result in the issuance of shares. The aggregate number of shares will not be reduced by shares granted by the Company in assumption of, or exchange for, awards granted by another company as a result of a merger or consolidation. The number of shares under the Plan may be adjusted for changes in the Company’s capital structure, such as a stock split or merger.

Award Limits

The maximum compensation granted as performance awards to any one participant for any performance cycle is 500,000 shares of common stock or $5,000,000 if the award is paid in cash.

The maximum number of shares for which stock options may be granted to any one participant during any 36-month period is 2,000,000 shares of common stock.

The maximum number of shares for which SARs may be granted to any one participant during any 36-month period is 2,000,000 shares of common stock.

Grants to Non-U.S. Employees

To facilitate the granting of awards to participants who are employed outside of the United States, the Plan authorizes the Committee to modify and amend the terms and conditions of an award to accommodate differences in local law, policy or custom.

Performance Awards

The Committee may grant awards in the form of performance awards to participants who have been employed by the Company on the last day of a performance cycle unless otherwise provided in the relevant award notice or administrative guide. Performance awards are paid to participants who have achieved the goals under the performance formula as applied against the performance criteria set by the Committee for a performance cycle. The performance formula will establish what percentage of the participant’s target award has been earned.

The Committee will select: 1) the length of the performance cycle; 2) the types of performance awards to be issued; 3) the performance criteria that will be used to establish the performance formula, which may be on a corporate-wide basis based on aggregate Company performance or performance at the subsidiary or business unit or business segment level; and 4) how to apply the performance formula.

Performance awards granted to “covered employees” will comply with Section 162(m) of the Internal Revenue Code.

Stock Options

The Committee may grant awards in the form of stock options to purchase shares of the Company’s common stock. For each stock option grant, the Committee will determine the number of shares subject to the option and the manner and time of the option’s exercise, provided that no stock option will be exercisable after seven years from the date of its grant. The minimum vesting schedule for a stock option is one year unless the participant’s employment is terminated under certain circumstances or if there is a Change in Control of the Company. The exercise price of a stock option may not be less than 100% of the fair market value of the Company’s common stock on the date the stock option is granted. Upon exercise, a participant may pay the exercise

11	EASTMAN KODAK COMPANY

price in cash, shares of common stock, a combination thereof or such other consideration as the Committee determines. The Plan prohibits: 1) lowering of the option price per share after the option is granted; 2) cancelling of a stock option when the option price per share exceeds the fair market value of the underlying shares; or 3) any action that would be considered repricing under the rules and regulations of the NYSE, in each case, without shareholder approval. Any stock option granted in the form of an incentive stock option is intended to satisfy the requirements of Section 422 of the Internal Revenue Code.

Stock Appreciation Rights

The Committee may grant SARs either in tandem with a stock option (Tandem SARs) or independent of a stock option (Freestanding SARs).

A Tandem SAR may be granted either at the time of the grant of the related stock option or at any time thereafter during the term of the stock option. A Tandem SAR will be exercisable to the extent its related stock option is exercisable, and the exercise price of such an SAR will be the same as the option price of its related stock option, which may not be less than 100% of the fair market value of the Company’s common stock on the date the SAR is granted. Upon the exercise of a stock option as to some or all of the shares covered by the award, the related Tandem SAR will automatically be cancelled to the extent of the number of shares covered by the stock option exercise.

The Committee will determine the number of shares subject to a Freestanding SAR and the manner and time of the SAR’s exercise. Freestanding SARs must be granted for a term of seven years or less and may generally have the same terms and conditions of stock options. The exercise price of a Freestanding SAR may not be less than 100% of the fair market value of the Company’s common stock on the date of grant.

For both Tandem and Freestanding SARs, the Plan prohibits: 1) lowering of the exercise price of an SAR after it is granted; 2) cancelling of an SAR when the exercise price exceeds the fair market value of the Company’s common stock; or 3) any action that would be considered repricing under the rules and regulations of the NYSE, in each case, without shareholder approval.

Other Awards

Awards may be granted in the form of restricted stock awards, restricted stock unit awards and other stock-based awards. These awards are subject to such terms, restrictions and conditions as the Committee may determine. Restricted stock awards and restricted stock unit awards granted in the form of freestanding grants will have a minimum vesting requirement of three years unless the participant’s employment is terminated under certain circumstances or if there is a Change in Control of the Company. However, restricted stock awards and restricted stock unit awards granted to new hires to replace forfeited awards from a prior employer are not subject to a minimum vesting requirement, and vesting on a graded basis is permissible in all cases. Other stock-based awards granted in the form of deferred stock units are not subject to a minimum vesting period.

Other Terms

Awards may be paid in cash, common stock, a combination of cash and common stock or any other form of property, as the Committee may determine. For stock-based awards, the Committee may include as part of the award an entitlement to receive dividends or dividend equivalents. At the discretion of the Committee, a participant may defer payment of a stock-based award, performance award, dividend or dividend equivalent.

Change In Control

In the event of a Change in Control, if outstanding awards, other than performance awards, are assumed or substituted by the surviving company, as determined by the Committee, then the awards will not immediately vest or be exercisable. If awards are assumed or substituted by the surviving company and, within two years following the Change in Control, a participant’s employment is terminated for a reason other than death, disability, voluntary resignation, retirement or one of the following reasons: 1) the willful and continued failure by the participant to substantially perform his or her duties or 2) the willful engaging by the participant in illegal conduct which is materially and demonstrably injurious to the Company or a subsidiary, the participant will receive the following treatment:

•	all of the terms, conditions, restrictions and limitations in effect on any of the affected participant’s awards will lapse;
•	no other terms, conditions, restrictions and/or limitations will be imposed; and
•	all of the affected participant’s outstanding awards will be 100% vested.

If the surviving company does not assume or substitute the awards, other than performance awards, then:

•	all of the terms, conditions, restrictions and limitations in effect on any of the participant’s awards will lapse;
•	no other terms, conditions, restrictions and/or limitations will be imposed;
•	all of the participant’s outstanding awards will be 100% vested; and
•

all of the participant’s stock options, Freestanding SARs, restricted stock awards, restricted stock unit awards, other stock-based awards and any other award established by the discretion of the Committee, other than performance awards, will be paid in a lump sum cash payment (or equivalents) equal to the difference, if any, between the Change in Control Price (as defined in the Plan) and the purchase price per share, if any, under the award, multiplied by the number of shares of common stock subject to the award.

2005 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT	12

For performance awards, if more than 50% of the performance cycle has elapsed when a Change in Control occurs, the award will vest and be paid out at the greater of target performance or performance to date. If 50% or less of the performance cycle has elapsed when a Change in Control occurs, the award will vest and be paid out at 50% of target performance, regardless of actual performance to date.

New Plan Benefits

The benefits under the Plan that will be received by or allocated to the named executive officers, including the CEO, all current executive officers as a group, all current directors who are not the executive officers as a group and all employees who are not executive officers as a group are not presently determinable. However, as of March 1, 2005 the following awards were approved by the Committee, to be granted in May 2005, subject to approval of the Plan by the shareholders at the 2005 Annual Meeting:

•	27,000 shares of restricted stock to Robert H. Brust, Executive Vice President and Chief Financial Officer (CFO);
•	20,000 non-qualified stock options to all current executive officers as a group; and
•	23,000 non-qualified stock options to all employees who are not executive officers as a group.

In addition, the Committee approved the award allocations for the 2005-2006 performance cycle of the Plan’s Leadership Stock Program for the named executive officers and the executive officers, and authorized the CEO to establish the award allocations for all other eligible participants, subject to approval of the Plan by the shareholders. Because the amount of an executive’s earned award under the Leadership Stock Program is dependent upon the Company’s two-year performance and the executive’s continued employment, the amount of the payout, if any, to an executive under the program for the 2005-2006 cycle cannot be determined at this time. A description of the Leadership Stock Program is set forth on page 39. The allocations for the 2005–2006 performance cycle are as follows:

•	D. A. Carp, Chairman and CEO – 41,000 units;
•	A. M. Perez, President and COO – 32,500 units;
•	R. H. Brust, Executive VP and CFO – 8,750 units;
•	J. T. Langley, Senior VP – 7,230 units;
•	B. V. Masson, Senior VP – 9,450 units;
•	all current executive officers as a group – 153,865 units; and
•	all employees who are not executive officers as a group – 507,796 units.

Further, management intends to propose to the Committee a stock option grant to certain key members of the Company’s senior management team who play major roles in the Company’s digital transformation. If the Committee approves these awards, it is expected that they will be made in May 2005, subject to shareholder approval of the Plan.

If the 2005 Omnibus Plan had been in effect in 2004, the benefits received by the Company’s named executive officers, other employees and non-executive directors would have been the same as the benefits they actually received for 2004 under the 2000 Omnibus Plan. The following table indicates such benefits for 2004.

Name and Position	Leadership Stock Program Performance Allocations for 2004-2005 Performance Cycle* (Units)	Stock Options/ SARs	Restricted Stock Award

D. A. Carp, Chairman & CEO	60,000	108,000	0

A. M. Perez, President & COO	35,000	90,130	0

R. H. Brust, Exec. VP & CFO	8,050	18,000	0

J. T. Langley, Sr. VP	6,580	16,750	0

B. V. Masson, Sr. VP	8,050	21,600	0

All Executive Officers	168,990	388,590	15,000

All Other Employees	453,770	384,326	29,400

All Non-Executive Directors	—	16,500	16,500

*

Describes allocations made to executives under the program for the 2004-2005 cycle. Because the amount of an executive’s earned award under the Leadership Stock Program is dependent upon the Company’s two-year performance and the executive’s continued employment, the amount of the payout, if any, to an executive under the program cannot be determined at this time. A description of the Leadership Stock Program is set forth on page 39.

13	EASTMAN KODAK COMPANY

Federal Tax Treatment

The following is a summary of the U.S. federal income tax consequences of participating in the Plan. This discussion does not address all aspects of the U.S. federal income tax consequences, including any state, local or foreign tax consequences of participating in the Plan. This section is based on the Internal Revenue Code, its legislative history, existing and proposed regulations under the Internal Revenue Code and published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Incentive Stock Options. A participant will not be subject to tax upon the grant of an incentive stock option (ISO) or upon the exercise of an ISO. However, the excess of the fair market value of the shares on the date of exercise over the exercise price paid will be included in a participant’s alternative minimum taxable income. Whether a participant is subject to the alternative minimum tax will depend on the participant’s particular circumstances. The participant’s basis in the shares received will be equal to the exercise price paid, and the participant’s holding period in such shares will begin on the day following the date of exercise.

If a participant disposes of the shares on or after the later of: 1) the second anniversary of the date of grant of the ISO and 2) the first anniversary of the date of exercise of the ISO (the statutory holding period), a participant will recognize a capital gain or loss in an amount equal to the difference between the amount realized on such disposition and a participant’s basis in the shares.

If the participant disposes of the shares before the end of the statutory holding period, the participant will have engaged in a “disqualifying disposition.” As a result, the participant will be subject to tax: 1) on the excess of the fair market value of the shares on the date of exercise (or the amount realized on the disqualifying disposition, if less) over the exercise price paid, as ordinary income and 2) on the excess, if any, of the amount realized on such disqualifying disposition over the fair market value of the shares on the date of exercise, as capital gain. If the amount a participant realizes from a disqualifying disposition is less than the exercise price paid (i.e., the participant’s basis) and the loss sustained upon such disposition would otherwise be recognized, a participant will not recognize any ordinary income from such disqualifying disposition and instead the participant will recognize a capital loss. In the event of a disqualifying disposition, the Company or one of its subsidiaries can generally deduct the amount recognized as ordinary income by the participant.

The current position of the Internal Revenue Service is that income tax withholding and FICA and FUTA taxes (employment taxes) do not apply upon the exercise of an ISO or upon any subsequent disposition, including a disqualifying disposition, of shares acquired pursuant to the exercise of the ISO.

Nonstatutory Stock Options. The participant will not be subject to tax upon the grant of an option which is not intended to be (or does not qualify as) an ISO (a nonstatutory stock option). Upon exercise of a nonstatutory stock option, an amount equal to the excess of the fair market value of the shares acquired on the date of exercise over the exercise price paid is taxable to the participant as ordinary income, and such amount is generally deductible by the Company or one of its subsidiaries. This amount of income will be subject to income tax withholding and employment taxes. The participant’s basis in the shares received will equal the fair market value of the shares on the date of exercise, and the participant’s holding period in such shares will begin.

Limitation on Income Tax Deduction

Under Section 162(m) of the Internal Revenue Code, the Company’s federal income tax deductions may be limited to the extent that total compensation paid to a “covered employee” exceeds $1,000,000 in any one year. The Company can, however, preserve the deductibility of certain compensation in excess of $1,000,000 provided it complies with the conditions imposed by Section 162(m), including the payment of performance-based compensation pursuant to a plan approved by shareholders. The Plan has been designed to enable any award granted by the Committee to a “covered employee” to qualify as performance-based compensation under Section 162(m).

Other Information

The closing price of the Company’s common stock reported on the NYSE for March 15, 2005, was $33.50 per share.

Approval of the 2005 Omnibus Plan requires the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote.

The Board of Directors recommends a vote FOR the approval of the 2005 Omnibus Long-Term Compensation Plan.

ITEM 4 — Approval of Amendment to, and Re-Approval of the Material Terms of, the Executive
                Compensation for Excellence and Leadership Plan

Introduction

You are being asked to approve an amendment to the Executive Compensation for Excellence and Leadership Plan (EXCEL or Plan) to modify the Plan’s performance metrics. As a result of this amendment, the performance metrics available for use under EXCEL will be the same as those available for use under the new 2005 Omnibus Plan. We are also asking you to re-approve the other material terms of EXCEL for purposes of Section 162(m) of the Internal Revenue Code. This re-approval will preserve the Company’s federal tax deduction for the next five years for payments made under the Plan to the “covered employees.” Taking this action now will have the benefit of placing EXCEL and the new 2005 Omnibus Plan on the same five-year re-approval cycle for purposes of Section 162(m). Thus, the next time your approval of both plans will be required for purposes of Section 162(m) will be at the 2010 annual meeting.

2005 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT	14

Background

EXCEL is the Company’s short-term variable pay plan for its executives. The Plan, which was formerly called the “Management Variable Compensation Plan” (MVCP), was restated and renamed “EXCEL” effective January 1, 2002 by the Executive Compensation and Development Committee (the Compensation Committee). The Compensation Committee took this action because it found that MVCP was unnecessarily complex, consumed too much time, was too rigid, measured too many metrics and did not drive enough differentiation in rewards. EXCEL places more focus on revenue growth, provides a stronger tie to current year performance, allows for rewards at an accelerated rate for performance above expectations, involves fewer key goals, retains an assessment of people leadership and allows more discretion in assessing performance and rewards.

The Plan is being amended to modify its performance metrics so that the performance metrics available for use will be the same as those under the new 2005 Omnibus Plan. For the 2005 performance year, the Compensation Committee is using investable cash flow and digital revenue growth in setting EXCEL’s annual performance goals. While the Compensation Committee has no present intention of changing its use of these performance metrics, to the extent it decides to do so in the future, the amendment will provide the Compensation Committee the flexibility to select from the same list of performance metrics that are used under the new 2005 Omnibus Plan.

As a result of the amendment, the following performance metrics will be available for use under the Plan for the Company on a consolidated basis and/or for any subsidiary, division, business unit or one or more business segments: return on net assets (RONA); return on shareholders’ equity; return on assets; return on capital; shareholder returns; total shareholder return; return on invested capital; profit margin; earnings per share; net earnings; operating earnings; common stock price per share; sales or market share; unit manufacturing cost; working capital; productivity; days sales in inventory; days sales outstanding; revenue; revenue growth; cash flow; and investable cash flow. The text of the amendment appears as Exhibit II on page 69.

Prior to its amendment, the Plan provided for the following performance metrics on a company-specific basis, business-unit basis or in comparison with peer group performance: Economic Profit/EVA, RONA; return on shareholders’ equity; return on assets; return on capital; return on sales; shareholder returns; total shareholder return; profit margin; earnings per share; net earnings; operating earnings; earnings before interest and taxes; common stock price per share; cash flow; cost reduction; revenue; revenue growth; and sales or market share.

In addition to the Plan’s performance metrics, we are also taking this opportunity to ask for your re-approval of the other material terms of EXCEL for purposes of Section 162(m) of the Internal Revenue Code. As discussed in the Report of the Executive Compensation and Development Committee, the Company generally seeks to preserve the ability to claim tax deductions for compensation paid to executives to the greatest extent practicable. Section 162(m) of the Internal Revenue Code sets limits on the Company’s federal income tax deduction for compensation paid in a taxable year to an individual who, on the last day of the taxable year, was: 1) the CEO or 2) among the four other highest-compensated executive officers whose compensation is reported in the Summary Compensation Table. “Qualified performance-based compensation,” which can include compensation paid under a short-term variable pay plan like EXCEL, is not subject to this deduction limit, and therefore is fully deductible, if certain conditions are met. One of the conditions is shareholder approval of the material terms of the plan under which the compensation is paid. The other material terms that require your approval under Section 162(m) are: 1) the class of employees eligible to receive awards under the Plan and 2) the maximum payout that can be provided to an employee under the Plan. Both of these material terms are described in the summary of the Plan that appears below.

A company is generally required by Internal Revenue Service rules to obtain re-approval of the material terms of its plan from its shareholders every five years. Thus, by seeking your approval now of EXCEL’s material terms, the next time the Company will be required to obtain your approval of EXCEL’s material terms is at the 2010 annual meeting.

Summary of Plan

This summary of EXCEL is qualified in its entirety by reference to the text of the Plan. The Company will send, without charge, a copy of the Plan to any shareholder who requests one.

Purpose

The purpose of EXCEL is to provide an industry-competitive short-term variable pay incentive to the Company’s executives.

Administration

The Compensation Committee administers the Plan.

Eligibility

Plan eligibility is generally limited to the Company’s executives, currently approximately 800 in number. The Compensation Committee annually determines which executives will be participants of the Plan for the following calendar year.

Award Limits

The maximum award payable to any employee who is a “covered employee” under Section 162(m) of the Internal Revenue Code for a performance period is $5,000,000. A covered employee may not receive an award for a performance period unless the performance goals for the period are attained.

15	EASTMAN KODAK COMPANY

Procedure For Determining Awards

Participants in EXCEL are assigned target awards for the year based on a percentage of their base salaries as of the end of that year. This percentage is determined by the participant’s wage grade. For 2004, target awards ranged from 25% of base salary for lower-level executives to 155% of base salary for the CEO.

Each year the Compensation Committee establishes a performance matrix for the year based on two of the Plan’s performance metrics. This matrix determines the percentage of the Plan’s target corporate funding pool that will be earned for the year based on the Company’s actual performance against these two metrics. The target corporate funding pool is the aggregate of all participants’ target awards for the year. Under the performance matrix, the corporate funding pool will fund at 100% if target performance for each performance metric is met.

The Compensation Committee may use its discretion to increase or decrease the amount of the corporate funding pool for any year. The Compensation Committee considers a number of baseline metrics before applying this discretion. In 2004, these baseline metrics included earnings from operations, days supply of inventory from continuing operations, customer satisfaction, digital revenue growth and execution against the Company’s new business model. In addition, the Compensation Committee may choose to exercise discretion to recognize such things as unanticipated economic or market changes, extreme currency exchange effects and management of significant workforce issues.

The CEO allocates the corporate funding pool among the Company’s units. For example, each business unit has its own targets for operational performance for the year. Actual performance against these targets accounts for 75% of the business unit’s allocation. The remaining 25% is determined by overall Company performance for the year measured against the Company’s targets for the year based on the two EXCEL performance metrics.

Senior management of each staff, regional, functional and business unit allocates the unit’s funds to its participants based on each participant’s individual performance. This assessment includes performance against pre-established individual goals, leadership and support of the Company’s diversity and inclusion strategy.

The Compensation Committee determines the amount of the award pool that is allocated to each of the Company’s executive officers. In making these determinations, the Compensation Committee considers the same factors that are used to assess the Plan’s other participants: performance against pre-established individual goals; leadership; and support of the Company’s diversity and inclusion strategy.

Awards to Covered Employees

Before any award is paid for a performance period, the Compensation Committee must certify in writing that the performance goals for the period have been met. If the performance goals are satisfied, the Compensation Committee determines the portion of the award pool that is to be allocated to each “covered employee” based on the approach described above.

Form and Payment of Awards

Awards earned under the Plan for a given year are paid in cash, generally in April of the following year. A participant may defer the payment of all or any part of his or her award into the Company’s deferred compensation plan, i.e., the Eastman Kodak Company 1982 Executive Deferred Compensation Plan.

Plan Awards

Since the Plan is performance based, the awards, if any, that will be allocated for 2005 performance to the CEO, the other named executive officers, the executive officers and all employees who are not executive officers are not presently determinable. The table below, however, lists the EXCEL awards for 2004 that were allocated to these employees and groups of employees.

2004 EXCEL Awards

Name and Position	Dollar Amount ($)

D. A. Carp, Chairman & CEO	2,172,988

A. M. Perez, President & COO	1,242,618

R. H. Brust, Exec. VP & CFO	686,384

J. T. Langley, Sr. VP	381,332

B. V. Masson, Sr. VP	627,785

All Executive Officers	8,289,806

All Other Employees	51,210,194

2005 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT	16

Change In Control and Change In Ownership

In the event of a Change In Control (as defined in the Plan), if a participant’s employment is terminated within two years for a reason other than death, disability, cause, voluntary resignation or retirement, the participant will receive the following treatment:

•	the participant will be paid a pro rata award for the performance period in which he or she terminates employment; and
•	all of the participant’s other unpaid awards will be paid to the participant.

The Plan also provides that upon a Change In Ownership, all participants, regardless of whether their employment is terminated, will automatically receive the same treatment provided to a terminated participant in the event of a Change In Control. The Plan defines a Change In Ownership as a Change In Control that results in the Company’s common stock ceasing to be actively traded on the NYSE.

Termination and Amendment of Plan

The Compensation Committee may terminate or amend the Plan at any time for any reason or no reason. Without shareholder approval, however, the Compensation Committee may not adopt any amendment affecting “covered employees” that requires the vote of the Company’s shareholders under Section 162(m) of the Internal Revenue Code.

Federal Tax Treatment

Under current federal tax law, awards will be included in income at the time of receipt and will be subject to tax at ordinary income tax rates. The Company will be entitled to a corresponding deduction at the same time.

Vote Required

Approval of amendment to, and re-approval of the material terms of, EXCEL requires the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote.

The Board of Directors recommends a vote FOR the approval of amendment to, and re-approval of the material terms of, the Executive Compensation for Excellence and Leadership Plan.

ITEM 5 — Approval of Amendment to Section 5 of the Restated Certificate of Incorporation Regarding
                the Election of Directors

The Board of Directors has adopted and now recommends for your approval a proposal to amend Section 5 of our Restated Certificate of Incorporation, to eliminate the classification of our Board of Directors and to eliminate the language that permits an amendment to, or repeal of, Section 5 only upon the vote of at least 80% of the shares outstanding.

The Restated Certificate of Incorporation currently divides our Board into three classes, with each class of directors elected to serve staggered three-year terms. The Board of Directors has adopted, and recommends that you approve, a proposal to amend our Restated Certificate of Incorporation to phase out the classified Board and phase in the annual election of directors.

The Company and our Board are committed to good corporate governance, which is why our Board has made developing and implementing corporate governance best practices one of its fundamental goals. Board efforts in this regard are working; we have been repeatedly recognized as a global corporate governance leader.

Over the years, our Board has carefully considered the advantages and disadvantages of a classified board, and has repeatedly concluded that a classified board is in the best interests of the Company and its shareholders. This past year, our Board, through its Corporate Responsibility and Governance Committee, again reviewed the classified board. As it has done in the past, the Board sought the advice of external corporate governance experts.

The Board continues to believe that the election of directors to staggered terms promotes strong corporate governance by providing Board stability, a critical consideration for a company like Kodak, which is undergoing a fundamental business transformation. The Board acknowledges, however, the growing sentiment among shareholders in favor of annual elections. More and more investors view classified boards as anachronisms that reduce board accountability to shareholders. The Board recognizes that annual elections are in line with emerging best practices in the area of corporate governance.

As a result of its most recent review of the classified board structure, the Board, on the recommendation of its Corporate Responsibility and Governance Committee, has decided to propose declassifying the Board. This determination by the Board is responsive to the Company’s shareholders, who have voted in favor of shareholder proposals to declassify the Board, and consistent with the Board’s commitment to be a leader in corporate governance. Declassification will be phased in over a three-year period, beginning at the 2006 annual meeting, as follows:

•	Class I directors standing for election at the 2006 annual meeting would be elected for two-year terms ending in 2008.
•	Class II directors, whose terms end in 2007, would serve out their current terms in full and stand for re-election at the 2007 annual meeting for one-year terms ending in 2008.
•	Class III directors, whose terms end in 2008, would continue to serve out their terms in full.

This proposal will not affect the election of directors at this Annual Meeting. We will continue to have a classified Board until the 2008 annual meeting, at which time, if the proposal is approved, all directors will stand for election to one-year terms.

17	EASTMAN KODAK COMPANY

This proposal would also eliminate the penultimate paragraph of Section 5, which requires the affirmative vote of the holders of not less than 80% of the Company’s voting stock to amend Section 5. Since Section 5 addresses a number of issues relating to the Board, including the number of directors and the procedure for filling Board vacancies, it is appropriate that this paragraph be deleted, such that future revisions to Section 5 will require the affirmative vote of a majority of the votes cast, as required by Section 9 of the Restated Certificate of Incorporation and the default voting standard under the New Jersey Business Corporation Act.

If this proposal is approved, the amendment to Section 5 of the Restated Certificate of Incorporation will become effective upon the filing of an appropriate certificate of amendment with the New Jersey Division of Revenue. The Restated Certificate of Incorporation, as marked to reflect the proposed amendments, is attached to this Proxy Statement as Exhibit III on page 70. Our Board has already approved amendments to our by-laws that, upon approval of this proposal, would make them consistent with the amendments to the Restated Certificate of Incorporation contained in Exhibit III.

Revising Section 5 of the Restated Certificate of Incorporation requires the affirmative vote of at least 80% of the outstanding shares of the Company.

The Board of Directors recommends a vote FOR the approval of amendment to Section 5 of the Restated Certificate of Incorporation regarding the election of directors.

ITEM 6 — Approval of Amendment to Section 7 of the Restated Certificate of Incorporation Regarding
                Certain Dispositions of the Company

The Board of Directors has adopted and recommends for your approval a proposal to amend Section 7 of the Restated Certificate of Incorporation relating to certain dispositions of the Company.

Section 7 of the Restated Certificate of Incorporation currently requires the affirmative vote of at least two-thirds of the outstanding shares of the Company to approve sales of all of the assets of the Company.

The proposed amendment is intended to clarify when a vote on a sale of the Company would be required by deferring to New Jersey corporate law, and to reduce the shareholder vote required. The Restated Certificate of Incorporation requires shareholder approval for the “sale, assignment, transfer or other disposition of all the rights, franchises and property of the Company as an entirety.” However, under New Jersey law, like the laws of many other states, shareholder approval is required for certain mergers and consolidations, certain sales of all, or substantially all, the assets of a company, as well as certain share exchanges. The purpose of the amendment is to require a shareholder vote only when New Jersey law requires a shareholder vote. The Company’s stock exchange listing standards may require a shareholder vote in other circumstances.

Also under New Jersey law, if shareholder approval is required for a merger or consolidation, or a sale, exchange, lease or other disposition of all, or substantially all, of the assets of a corporation, the transaction may be authorized by the affirmative vote of a majority of the votes cast by the holders entitled to vote. However, with respect to companies, like Kodak, which were incorporated prior to 1969, the law preserves the pre-1969 voting standard by requiring the affirmative approval of two-thirds of the votes cast. A corporation has the right to adopt the majority vote standard by amending its certificate of incorporation by a two-thirds vote. This amendment is intended to adopt the majority-of-the-votes-cast standard for mergers, consolidations, sales of assets and share exchanges.

In keeping with our commitment to good corporate governance and to further enhance the Board’s accountability to shareholders, the Board has adopted this amendment and recommends it for your approval.

If this proposal is approved, this amendment to the Restated Certificate of Incorporation will become effective upon the filing of an appropriate certificate of amendment with the New Jersey Division of Revenue. The Restated Certificate of Incorporation, as marked to reflect the proposed amendment, is attached to this Proxy Statement as Exhibit III on page 70.

Approval of the amendment to Section 7 requires the affirmative vote of at least two-thirds of the outstanding shares of the Company.

The Board of Directors recommends a vote FOR the approval of amendment to Section 7 of the Restated Certificate of Incorporation regarding certain dispositions of the Company.

ITEM 7 — Approval of Amendment to Section 8 of the Restated Certificate of Incorporation to Remove
                the Provision Regarding Loans

The Board of Directors has adopted and now recommends for your approval a proposal to delete Section 8 of our Restated Certificate of Incorporation regarding loans.

Under New Jersey law, corporations are permitted to make loans to employees, provided certain approval formalities are observed, even if the certificate of incorporation in question is silent on the matter of loans. This, plus the fact that Section 402 of the Sarbanes-Oxley Act and Section 13(k) of the

2005 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT	18

Securities Exchange Act limit the Company’s ability to provide and maintain personal loans to our executive officers, forms the basis of the recommendation to eliminate Section 8. To the extent that the Company makes loans in the future to employees, it will do so in compliance with applicable law.

If this proposal is approved, Section 8 of the Restated Certificate of Incorporation will be deleted, effective upon the filing of an appropriate certificate of amendment with the New Jersey Division of Revenue. The Restated Certificate of Incorporation, as marked to reflect this proposed amendment, is attached to this Proxy Statement as Exhibit III on page 70.

Approval of the amendment to delete Section 8 requires the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote.

The Board of Directors recommends a vote FOR the approval of amendment to Section 8 of the Restated Certificate of Incorporation to remove the provision regarding loans.

19	EASTMAN KODAK COMPANY

■ Board Structure and Corporate Governance

INTRODUCTION

Ethical business conduct and good corporate governance are not new practices at Kodak. The reputation of our Company and our brand has been built by more than a century of ethical business conduct. The Company and the Board have long practiced good corporate governance and believe it to be a prerequisite to providing sustained, long-term value to our shareholders. We continually monitor developments in the area of corporate governance and lead in developing and implementing best practices. This is a fundamental goal of our Board.

CORPORATE GOVERNANCE GUIDELINES

We first adopted Corporate Governance Guidelines in July 2001. These guidelines reflect the principles by which the Company operates. From time to time, the Board reviews and revises our Corporate Governance Guidelines in response to regulatory requirements and evolving best practices. In February 2004, our Board restated our Corporate Governance Guidelines to reflect changes in the NYSE’s corporate governance listing standards. A copy of these restated Corporate Governance Guidelines is attached as Exhibit IV to this Proxy Statement and published on our website at www.kodak.com/go/governance.

BUSINESS CONDUCT GUIDE AND DIRECTORS’ CODE OF CONDUCT

All of our employees, including the CEO, the CFO, the Controller, all other senior financial officers and all other executive officers, are required to comply with our long-standing code of conduct, the “Business Conduct Guide.” The Business Conduct Guide requires our employees to maintain the highest ethical standards in the conduct of company business so that they and the Company are always above reproach. Last year, our Board adopted a Directors’ Code of Conduct. Both our Business Conduct Guide and our Directors’ Code of Conduct are published on our website at www.kodak.com/go/governance. We will post on this website any amendments to, or waivers of, the Business Conduct Guide or Directors’ Code of Conduct. The Directors’ Code of Conduct is also attached as an appendix to our Corporate Governance Guidelines, which are attached as Exhibit IV to this Proxy Statement.

BOARD INDEPENDENCE

For a number of years, a substantial majority of our Board has been comprised of independent directors. In February 2004, the Board adopted Director Independence Standards to aid it in determining whether a director is independent. These Director Independence Standards are in compliance with the director independence requirements of the NYSE’s corporate governance listing standards. The Director Independence Standards are attached as an appendix to our Company’s Corporate Governance Guidelines, which are attached as Exhibit IV to this Proxy Statement.

The Board has determined that each of the following directors has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent under the Company’s Director Independence Standards and, therefore, independent within the meaning of the NYSE’s corporate governance listing standards and the rules of the SEC: Richard S. Braddock, Martha Layne Collins, Timothy M. Donahue, Michael J. Hawley, William H. Hernandez, Durk I. Jager, Debra L. Lee, Delano E. Lewis, Paul H. O’Neill, Hector de J. Ruiz and Laura D’Andrea Tyson. The remaining two directors, Daniel A. Carp, the Chairman of the Board and CEO, and Antonio M. Perez, the President and Chief Operating Officer (COO), are employees of the Company and, therefore, are not independent.

AUDIT COMMITTEE FINANCIAL QUALIFICATIONS

The Board has determined that all members of its Audit Committee are independent and are financially literate as required by the NYSE, and that all of its members (Richard S. Braddock, Timothy M. Donahue, William H. Hernandez, Paul H. O’Neill and Hector de J. Ruiz) possess the qualifications of an Audit Committee Financial Expert, as defined by SEC rules, and have accounting or related financial management expertise, as required by the NYSE.

2005 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT	20

BOARD OF DIRECTORS

NOMINEES TO SERVE A THREE-YEAR TERM EXPIRING AT THE 2008 ANNUAL MEETING (CLASS III DIRECTORS)

RICHARD S. BRADDOCK	RICHARD S. BRADDOCK Director since May 1987

Mr. Braddock, 63, is Chairman of MidOcean Partners, a private equity firm, a position he has held since December 2003. He is the former Chairman of priceline.com, a position he held from July 2000 to April 2004. He was CEO of priceline.com from July 1998 to June 2000 and from May 2001 to December 2002. He was Chairman of True North Communications from July 1997 to January 1999. He was a principal of Clayton, Dubilier & Rice from June 1994 until September 1995. From January 1993 until October 1993, he was CEO of Medco Containment Services, Inc. From January 1990 through October 1992, he served as President and COO of Citicorp and its principal subsidiary, Citibank, N.A. Prior to that, he served for approximately five years as Sector Executive in charge of Citicorp’s Individual Bank, one of the financial service company’s three core businesses. Mr. Braddock graduated from Dartmouth College with a degree in history, and received his MBA degree from the Harvard School of Business Administration. He is a director of Cadbury Schweppes, priceline.com, Marriott International, Inc. and MidOcean Partners.

DANIEL A. CARP	DANIEL A. CARP Director since December 1997

Mr. Carp, 56, is Chairman and CEO of Eastman Kodak Company. He became Chairman on December 8, 2000. He was elected CEO effective January 1, 2000. He was President from January 1, 1997 until April 2001 and from January 2002 until April 2003. Mr. Carp served as Executive Vice President and Assistant COO from November 1995 to January 1997. Mr. Carp began his career with Kodak in 1970 and has held a number of increasingly responsible positions in market research, business planning, marketing management and line of business management. In 1986, Mr. Carp was named Assistant General Manager of the Latin American Region and in September 1988, he was elected a Vice President and named General Manager of the region. In 1991, he was named General Manager of the European Marketing Companies and, later that same year, General Manager, European, African and Middle Eastern Region. He holds a BBA degree in quantitative methods from Ohio University, an MBA degree from Rochester Institute of Technology and an MS degree in management from the Sloan School of Management, Massachusetts Institute of Technology. Mr. Carp is a director of Texas Instruments, Inc.

DURK I. JAGER	DURK I. JAGER Director since January 1998

Mr. Jager, 61, is the former Chairman of the Board, President and CEO of The Procter & Gamble Company. He left these positions in July 2000. He was elected to the position of CEO in January 1999 and Chairman of the Board effective September 1999, while continuing to serve as President since 1995. He served as Executive Vice President from 1990 to 1995. Mr. Jager joined The Procter & Gamble Company in 1970 and was named Vice President in 1987. He graduated from Erasmus Universiteit, Rotterdam, The Netherlands. Mr. Jager is a member of the supervisory Board of Royal KPN (The Netherlands) and a director of Chiquita Brands International, Inc. and Polycom Inc.

DEBRA L. LEE	DEBRA L. LEE Director since September 1999

Ms. Lee, 50, is President and COO of BET Holdings, Inc. (BET), a media and entertainment company. She joined BET in 1986 as Vice President and General Counsel. In 1992, she was elected Executive Vice President of Legal Affairs and named publisher of BET’s magazine division, in addition to serving as General Counsel. She was placed in charge of strategic business development in 1995. Ms. Lee holds a BA degree from Brown University and MA and JD degrees from Harvard University. She is affiliated with several professional and civic organizations. Ms. Lee is a director of WGL Holdings, Inc. and Marriott International, Inc.

21	EASTMAN KODAK COMPANY

NOMINEE TO SERVE A ONE-YEAR TERM EXPIRING AT THE 2006 ANNUAL MEETING (CLASS I DIRECTOR)

ANTONIO M. PEREZ	ANTONIO M. PEREZ Director since October 2004

Mr. Perez, 59, is President and COO of Eastman Kodak Company. Mr. Perez joined Kodak after a twenty-five year career at Hewlett-Packard Company where he was a corporate Vice President and a member of the company’s Executive Council. From August 1998 to October 1999, Mr. Perez served as President of HP’s Consumer Business, with responsibility for Digital Media Solutions and corporate marketing. Prior to that assignment, Mr. Perez served for five years as President and CEO of HP’s inkjet imaging business. In his career at HP, Mr. Perez held a variety of positions in research and development, sales, manufacturing, marketing and management both in Europe and the United States. Just prior to joining Kodak, Mr. Perez served as an independent consultant for large investment firms, providing counsel on the effect of technology shifts on financial markets. From June 2000 to December 2001, Mr. Perez was President and CEO of Gemplus International. A native of Spain, Mr. Perez studied electronic engineering, marketing and business in Spain and France.

DIRECTORS CONTINUING TO SERVE A THREE-YEAR TERM EXPIRING AT THE 2006 ANNUAL MEETING (CLASS I DIRECTORS)

MARTHA LAYNE COLLINS	MARTHA LAYNE COLLINS Director since May 1988

Governor Collins, 68, is Executive Scholar in Residence at Georgetown College, a position she assumed in August 1998, after having been Director, International Business and Management Center, at the University of Kentucky since July 1996. From 1988 to 1997, she was President of Martha Layne Collins and Associates, a consulting firm, and from July 1990 to July 1996, she was President of St. Catharine College in Springfield, Kentucky. Following her receipt of a BS degree from the University of Kentucky, Governor Collins taught from 1959 to 1970. After acting as Coordinator of Women’s Activities in a number of political campaigns, she served as Clerk of the Supreme Court of the Commonwealth of Kentucky from 1975 to 1979. She was elected to a four-year term as Governor of the Commonwealth of Kentucky in 1983 after having served as Lieutenant Governor from 1979 to 1983. Governor Collins has served as a Fellow at the Institute of Politics, Harvard University.

TIMOTHY M. DONAHUE	TIMOTHY M. DONAHUE Director since October 2001

Mr. Donahue, 56, has served as President and CEO of Nextel Communications, Inc. since August 1999. He began his career with Nextel in February 1996 as President and COO. Mr. Donahue has served as Chairman of the Cellular Telecommunications & Internet Association, the industry’s largest and most respected association. In 2003, Nextel was named by Forbes magazine as one of America’s best-managed companies. Before joining Nextel, he served as northeast regional President for AT&T Wireless Services operations from 1991 to 1996. Mr. Donahue started his career with AT&T Wireless Services (formerly McCaw Cellular Communications) in 1986 as President for McCaw Cellular’s paging division. In 1989, he was named McCaw Cellular’s President for the U.S. central region. He is a graduate of John Carroll University with a BA in English Literature.

DELANO E. LEWIS	DELANO E. LEWIS Director since July 2001

Mr. Lewis, 66, is the former Ambassador to South Africa, a position he held from December 1999 to July 2001. Prior to his ambassadorship, Mr. Lewis was President and CEO of National Public Radio Corporation, a position he held from January 1994 until August 1998. He was President and CEO of C&P Telephone Company, a subsidiary of Bell Atlantic Corporation, from 1988 to 1993, after having served as Vice President since 1983. Mr. Lewis held several positions in the public sector prior to joining C&P Telephone Company. Mr. Lewis received a BA from University of Kansas and a JD from Washburn School of Law. Mr. Lewis previously served as a director of Eastman Kodak Company from May 1998 to December 1999. He is a director of Colgate-Palmolive Co.

2005 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT	22

PAUL H. O’NEILL	PAUL H. O’NEILL Director since February 2003

Mr. O’Neill, 69, served as Secretary of the Treasury of the United States from 2001 to 2002. Previously he was Chairman of Alcoa and held that position from April 1987 to December 2000. From April 1987 until May 1999, he also held the position of CEO. Prior to joining Alcoa, Mr. O’Neill served as President of International Paper Company from 1985 to 1987, after having joined that company in 1977. Mr. O’Neill began his career as an engineer for Morrison-Knudsen, Inc., worked as a computer systems analyst with the U.S. Veterans Administration from 1961 to 1966 and served on the staff of the U.S. Office of Management and Budget from 1967 to 1977. He was deputy director of OMB from 1974 to 1977. Mr. O’Neill received a BA degree in economics from Fresno State College and a master’s degree in public administration from Indiana University. Mr. O’Neill previously served as a director of Eastman Kodak Company from December 1997 to December 2000. He is a director of Nalco Company, RAND Corporation, TRW Automotive Holdings Corp., Celanese Corporation and serves as a Special Advisor to the Blackstone Group.

NOMINEE TO SERVE A TWO-YEAR TERM EXPIRING AT THE 2007 ANNUAL MEETING (CLASS II DIRECTOR)

MICHAEL J. HAWLEY	MICHAEL J. HAWLEY Director since December 2004

Dr. Hawley, 43, is Director of Special Projects at the Massachusetts Institute of Technology. Prior to assuming his current duties in 2001, Dr. Hawley served as the Alex W. Dreyfoos Assistant Professor of Media Technology at the MIT Media Lab. From 1986 to 1995, he held a number of positions at MIT, including Assistant Professor, Media Laboratory; Assistant Professor, EECS; and Research Assistant, Media Laboratory. Dr. Hawley is the founder of Friendly Planet, a non-profit organization working to provide better educational opportunities for children in developing regions of the world. He is also a co-founder of Things That Think, a ground-breaking research program that examines the way digital media infuses itself into everyday objects. Dr. Hawley graduated from Yale University with a BS degree in computer science and music and holds a Ph.D. degree from MIT.

DIRECTORS CONTINUING TO SERVE A THREE-YEAR TERM EXPIRING AT THE 2007 ANNUAL MEETING (CLASS II DIRECTORS)

WILLIAM H. HERNANDEZ	WILLIAM H. HERNANDEZ Director since February 2003

Mr. Hernandez, 56, is Senior Vice President, Finance and CFO of PPG Industries, Inc., a diversified manufacturer of protective and decorative coatings, flat glass, fabricated glass products, continuous strand fiberglass and industrial and specialty chemicals for a variety of industries. Prior to assuming his current duties in 1995, Mr. Hernandez served as PPG’s Corporate Controller from 1990 to 1994 and as Vice President and Controller in 1994. From 1974 until 1990, Mr. Hernandez held a number of positions at Borg-Warner Corporation, including Assistant Controller, Chemicals; Controller, Chemicals; Business Director, ABS Polymers; Assistant Corporate Controller; Vice President, Finance; and CFO, Borg- Warner Automotive, Inc. Earlier in his career, he was a financial analyst for Ford Motor Company. Mr. Hernandez received a BS degree from the Wharton School of the University of Pennsylvania and an MBA from Harvard Business School. Mr. Hernandez is a Certified Management Accountant. Mr. Hernandez served as a director of Pentair, Inc. from July 2001 to November 2003.

HECTOR DE J. RUIZ	HECTOR DE J. RUIZ Director since January 2001

Dr. Ruiz, 59, joined AMD in January of 2000. AMD provides microprocessors, Flash memory devices and silicon-based solutions for customers in the communications and computer industries. Prior to being appointed CEO, Dr. Ruiz served as AMD President and COO. His career spans more than 30 years with leading technology firms including Texas Instruments and Motorola, where he served as president of the company’s Semiconductor Products Sector. Dr. Ruiz is actively committed to education, and serves on the Foundation Advisory Council for the College of Engineering at the University of Texas. He was appointed to the Texas Higher Education Coordinating Board in 1999. Dr. Ruiz earned a bachelor’s and a master’s degree in electrical engineering from the University of Texas at Austin before earning his doctorate in electronics from Rice University in Houston.

23	EASTMAN KODAK COMPANY

LAURA D'ANDREA TYSON	LAURA D’ANDREA TYSON Director since May 1997

Dr. Tyson, 57, is Dean of London Business School, a position she accepted in January 2002. She was formerly the Dean of the Walter A. Haas School of Business at the University of California, Berkeley, a position she held since July 1998. Previously, she was Professor of and holder of the Class of 1939 Chair in Economics and Business Administration at the University of California, Berkeley, a position she held from January 1997 to July 1998. Prior to this position, Dr. Tyson served in the first Clinton Administration as Chairman of the President’s National Economic Council and 16th Chairman of the White House Council of Economic Advisers. Prior to joining the Administration, Dr. Tyson was Professor of Economics and Business Administration, Director of the Institute of International Studies and Research Director of the Berkeley Roundtable on the International Economy at the University of California, Berkeley. Dr. Tyson holds a BA degree from Smith College and a Ph.D. degree in economics from the Massachusetts Institute of Technology. Dr. Tyson is the author of numerous articles on economics, economic policy and international competition. She is a director of Human Genome Sciences, Inc., Morgan Stanley and SBC Communications, Inc. Dr. Tyson is an Economic Viewpoint columnist for Business Week.

2005 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT	24

COMMITTEES OF THE BOARD

The Board has the five committees described below. The Board has determined that each of the members of the Audit Committee (Richard S. Braddock, Timothy M. Donahue, William H. Hernandez, Paul H. O’Neill and Hector de J. Ruiz), the Corporate Responsibility and Governance Committee (Martha Layne Collins, Michael J. Hawley, Durk I. Jager, Debra L. Lee, Delano E. Lewis and Laura D’Andrea Tyson), the Executive Compensation and Development Committee (Martha Layne Collins, Timothy M. Donahue, Debra L. Lee, Paul H. O’Neill and Hector de J. Ruiz) and the Finance Committee (Richard S. Braddock, Michael J. Hawley, William H. Hernandez, Durk I. Jager, Delano E. Lewis and Laura D’Andrea Tyson) has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent under the Company’s Director Independence Standards and, therefore, independent within the meaning of the NYSE’s corporate governance listing standards and, in the case of the Audit Committee, the rules of the SEC.

In addition to the committee meetings listed below, it is the practice of the Company that the members of management who work with a particular committee meet with the chair of that committee prior to each committee meeting. In the case of the Audit Committee, and, from time to time, the Executive Compensation and Development Committee, management meets with the committee chair on a more frequent basis.

Audit Committee — 11 meetings in 2004

The Audit Committee assists the Board in overseeing: the integrity of the Company’s financial reports; the Company’s compliance with legal and regulatory requirements; the independent registered public accounting firm’s (independent accountants) selection, qualifications, performance and independence; the Company’s systems of disclosure controls and procedures and internal controls over financial reporting; and the performance of the Company’s internal auditors. A detailed list of the Committee’s functions is included in its charter, which can be accessed at www.kodak.com/go/governance. In the past year, the Audit Committee:

•	discussed the independence of the independent accountants;
•	discussed the quality of the accounting principles used to prepare the Company’s financial statements;
•	reviewed the Company’s periodic financial statements;
•	oversaw the Company’s compliance with requirements of the Sarbanes-Oxley Act, SEC rules and NYSE listing requirements;
•	retained the independent accountants;
•	reviewed and approved the audit and non-audit budgets and activities of both the independent accountants and the internal audit staff of the Company;
•	received and analyzed reports from the Company’s independent accountants and internal audit staff;
•

met separately and privately with the independent accountants and with the Company’s Director, Corporate Auditing, to ensure that the scope of their activities had not been restricted and that adequate responses to their recommendations had been received;

•	reviewed the progress of the Company’s internal controls assessment;
•	conducted and reviewed the results of a Committee evaluation;
•	reviewed the fees and activities of the Company’s primary second service provider, Deloitte & Touche USA LLP;
•	reviewed the results of the peer review and PCAOB report on 2003 limited inspection of the independent accountants;
•	reviewed and approved the Directors’ Code of Conduct and the Company’s revised Business Conduct Guide;
•	conducted two training sessions;
•	reviewed and approved management’s evaluation of the material weaknesses in controls surrounding accounting for income taxes and pension and other post-retirement benefits; and
•	monitored the Company’s legal and regulatory compliance, and compliance with the Company’s Business Conduct Guide.

Corporate Responsibility and Governance Committee — 5 meetings in 2004

The Corporate Responsibility and Governance Committee assists the Board in: overseeing the Company’s corporate governance structure; identifying and recommending individuals to the Board for nomination as directors; performing an annual review of the Board’s performance; and overseeing the Company’s activities in the areas of environmental and social responsibility. A detailed list of the Committee’s functions is included in its charter, which can be accessed at www.kodak.com/go/governance. In the past year, the Corporate Responsibility and Governance Committee:

•	completed its review of the Board’s compensation program and, as a result, recommended to the Board revisions to bring the program in-line with market levels and emerging best practices;
•	recommended to the Board the adoption of director ownership guidelines;
•	recommended to the Board a process for annually establishing a Board business plan;
•	recommended to the Board a 2005 Board business plan;
•	recommended to the Board a process for annually establishing a Board work plan;
•	completed a study to determine how the Board can more effectively utilize its meeting time;
•	met with the Company’s Chief Diversity Officer to review the Company’s progress against the Diversity Advisory Panel’s 2004 recommendations;

25	EASTMAN KODAK COMPANY

•	approved a restatement of the Executive Committee’s charter;
•	engaged its own search firm to assist in the selection of a new director;
•	recommended to the Board the election of two new directors;
•	completed a review of the Committee’s own performance;
•	reviewed the Company’s Social Responsibility Policies;
•	reviewed the Company’s Health, Safety and Environment strategies and management system;
•	reviewed and approved the Company’s 2005 Charitable Contributions Budget;
•	monitored corporate governance developments, including those related to Board structure;
•	monitored the Board’s progress against its action plan from its 2003 evaluation;
•	oversaw the Board’s annual performance review; and
•	recommended to the Board a realignment of the Board’s committee assignments.

The Corporate Responsibility and Governance Committee is sometimes referred to as the “Governance Committee” in this Proxy Statement.

Executive Compensation and Development Committee — 7 meetings in 2004

The Executive Compensation and Development Committee assists the Board in: overseeing the Company’s executive compensation strategy; overseeing the administration of its executive compensation and its equity-based compensation plans; reviewing and approving the compensation of the Company’s CEO; overseeing the compensation of the Company’s executive officers; reviewing the Company’s succession plans for its CEO, President and other key positions; and overseeing the Company’s activities in the areas of leadership and executive development. A detailed list of the Committee’s functions is included in its charter, which can be accessed at www.kodak.com/go/governance. In the past year, the Executive Compensation and Development Committee:

•	approved the terms of the proposed 2005 Omnibus Long-Term Compensation Plan;
•	approved certain amendments to the Executive Compensation for Excellence and Leadership Plan and the Wage Dividend Plan;
•	reviewed the executive compensation strategy, goals and principles;
•	reviewed the Company’s executive development process;
•	reviewed the Company’s U.S. healthcare liabilities, strategies and cost control initiatives;
•	reviewed the Company’s global pension assets and liabilities;
•	completed a review of the Committee’s own performance;
•	set the compensation for the CEO and reviewed and approved the compensation recommendations for the Company’s other executive officers;
•	reviewed termination costs for the Company if the CEO or President were to terminate employment under various leaving scenarios;
•	began a review of the Company’s change in control program; and
•	granted and certified awards under the Company’s compensation plans.

The Executive Compensation and Development Committee is sometimes referred to as the “Compensation Committee” in this Proxy Statement.

Finance Committee — 5 meetings in 2004

The Finance Committee assists the Board in overseeing the Company’s: balance sheet and cash flow performance; financing plans; capital expenditures; acquisitions, joint ventures and divestitures; risk management programs; performance of sponsored pension plans; and tax policy. A detailed list of the Committee’s functions is included in its charter, which can be accessed at www.kodak.com/go/governance. In the past year, the Finance Committee:

•

reviewed the Company’s capital structure and financing strategies including dividend declaration, capital expenditures, debt repayment plan, share repurchase and hedging of foreign exchange and commodity price risks;

•	reviewed cash flow and balance sheet performance;
•	reviewed credit ratings and key financial ratios;
•	reviewed significant acquisitions, divestitures, including real estate sales, and joint ventures;
•	reviewed investment performance;
•	reviewed the funding status and performance of the Company’s defined benefit pension plans;
•	reviewed the Company’s insurance risk management, crisis management and asset protection programs; and
•	reviewed the Company’s tax policy and strategies.

Executive Committee — No meeting in 2004

The Executive Committee is composed of six directors, the Chairman of the Board, the Presiding Director and the Chairs of the other four committees. The Committee is generally authorized to exercise all of the powers of the Board in the intervals between meetings of the Board. The Executive Committee did not meet in 2004. Based on the recommendation of the Governance Committee, the Board in 2004 restated the Executive Committee’s charter. A copy of the restated charter can be accessed at www.kodak.com/go/governance.

2005 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT	26

Committee Membership

Director Name	Audit Committee	Corporate Responsibility and Governance Committee	Executive Compensation and Development Committee	Finance Committee

Richard S. Braddock	X			X

Martha Layne Collins		X	X

Timothy M. Donahue	X		X*

Michael J. Hawley		X		X

William H. Hernandez	X*			X

Durk I. Jager		X		X*

Debra L. Lee		X*	X

Delano E. Lewis		X		X

Paul H. O’Neill	X		X

Hector de J. Ruiz	X		X

Laura D’Andrea Tyson		X		X

*Chair

OTHER BOARD MATTERS

Presiding Director

Our Board created the position of Presiding Director in February 2003. Richard S. Braddock has been designated the Board’s Presiding Director. The primary functions of the Presiding Director are to: 1) ensure that our Board operates independently of our management; 2) chair the meetings of the independent directors; 3) act as the principal liaison between the independent directors and the CEO; and 4) assist the Board in its understanding of the boundaries between Board and management responsibilities. A more detailed description of the Presiding Director’s duties can be found at www.kodak.com/go/governance.

Meeting Attendance

In February 2004, our Board adopted a “Director Attendance Policy.” A copy of this policy is attached as an appendix to our Corporate Governance Guidelines, which are attached as Exhibit IV. Under this new policy, all of our directors are strongly encouraged to attend our annual meetings of shareholders.

In 2004, the Board held a total of 10 meetings. Each director attended in excess of 75% of the meetings of the Board and committees of the Board on which the director served. All of our directors attended our 2004 annual meeting of shareholders, except Mr. Donahue, who was excused due to his attendance at a Board of Directors meeting of Nextel Communications, Inc.

Executive Sessions

Executive sessions of our non-management directors are held at least four times a year. These sessions are chaired by our Presiding Director.

When all of our non-management directors are not independent, the independent members of our Board will meet in executive session at least once a year. Our Presiding Director will chair these meetings.

In 2004, all of our non-management directors were independent. They met in executive session four times.

Communications with Our Board

The Board maintains a process for our shareholders and other interested parties to communicate with the Board of Directors. Shareholders and interested parties who wish to communicate with the Board or the independent directors as a group may send an email to our Presiding Director at presiding-director@kodak.com or may send a letter to our Presiding Director at P.O. Box 92818, Rochester, NY 14650. Communications sent by email will go simultaneously to Kodak’s Presiding Director and Corporate Secretary. Our Corporate Secretary will review communications sent by mail and if they are relevant to, and consistent with, Kodak’s operations, policies and philosophies, they will be forwarded to the Presiding Director. By way of example, communications that are unduly hostile, threatening, illegal or similarly inappropriate will not be forwarded to the Presiding Director. Our Corporate Secretary

27	EASTMAN KODAK COMPANY

will periodically provide the Board with a summary of all communications received that were not forwarded to the Presiding Director and will make those communications available to any director on request. The Presiding Director will determine whether any communications sent to the full Board should be properly addressed by the entire Board or a committee thereof and whether a response to the communication is warranted. If a response is warranted, the Presiding Director may choose to coordinate the content and method of the response with our Corporate Secretary.

Consideration of Director Nominees

The Governance Committee will consider for nomination as director of the Company candidates recommended by its members, other Board members, management, shareholders and the search firms it retains.

Shareholders wishing to recommend candidates for consideration by the Governance Committee may do so by providing the following information, in writing, to the Governance Committee, c/o Corporate Secretary, Eastman Kodak Company, 343 State Street, Rochester, NY 14650-0218: 1) the name, address and telephone number of the shareholder making the request; 2) the number of shares of the Company owned, and if such person is not a shareholder of record or if such shares are held by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity; 3) the full name, address and telephone number of the individual being recommended, together with a reasonably detailed description of the background, experience and qualifications of that individual; 4) a signed acknowledgement by the individual being recommended that he or she has consented to: a) serve as director if elected and b) the Company undertaking an inquiry into that individual’s background, experience and qualifications; 5) the disclosure of any relationship of the individual being recommended with the Company or any subsidiaries or affiliates, whether direct or indirect; and 6) if known to the shareholder, any material interest of such shareholder or individual being recommended in any proposals or other business to be presented at the Company’s next annual meeting of shareholders (or a statement to the effect that no material interest is known to such shareholder). Our Board may change the process by which shareholders may recommend director candidates to the Governance Committee. Please refer to the Company’s website at www.kodak.com/go/governance for any changes to this process.

With regard to the election of directors covered by this Proxy Statement, the Company received one recommendation of a director candidate from an individual who nominated himself. This individual was ineligible for membership on the Board since he had already attained the Board’s mandatory retirement age of 70.

Director Qualification Standards

When reviewing a potential candidate for the Board, the Governance Committee looks to whether the candidate possesses the necessary qualifications to serve as a director. To assist it in these determinations, the Governance Committee has adopted “Director Qualification Standards.” The Director Qualification Standards are attached as an appendix to the Company’s Corporate Governance Guidelines, which are attached as Exhibit IV. These standards specify the minimum qualifications that a nominee must possess in order to be considered for election as a director. If a candidate possesses these minimum qualifications, the Committee, in accordance with the Director Selection Process described in the next section, will then consider the candidate’s qualifications in light of the needs of the Board and the Company at that time, given the then current mix of director attributes.

Director Selection Process

As provided in the Company’s Corporate Governance Guidelines, the Governance Committee seeks to create a diverse and inclusive Board that, as a whole, is strong in both its knowledge and experience. When identifying, screening and recommending new candidates to the Board for membership, the Governance Committee follows the procedures outlined in its “Director Selection Process.” The Director Selection Process is attached as an appendix to the Company’s Corporate Governance Guidelines, which are attached as Exhibit IV. The Governance Committee generally uses the services of a third-party executive search firm when identifying and evaluating possible nominees for director. A third-party executive search firm recommended Mr. Hawley to the Governance Committee for consideration as a director candidate.

DIRECTOR COMPENSATION

Review

In late 2003, the Governance Committee began a review of the Director Compensation Program. As a first step in this process, the Committee developed a set of Director Compensation Principles. These principles, which are aligned with the Company’s executive compensation principles, are described in the Committee’s report on page 47. Based on these principles, the Committee, with the assistance of its independent consultant, undertook a thorough examination of the Director Compensation Program in 2004 to: 1) assess the appropriateness of the Board’s compensation and 2) conduct a competitive review of director pay levels and practices at peer companies. As a result of this, the Committee recommended four fundamental changes to the Director Compensation Program. A description of these changes, and the basis for their recommendation, appears in the Committee’s report on page 47. The following describes the Director Compensation Program as revised by the Board, effective June 1, 2004, based on these Committee recommendations.

2005 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT	28

Annual Payments

Non-employee directors receive:

•	$80,000 as a retainer, at least half of which must be taken in stock or deferred into stock units;
•	1,500 stock options that vest on the first anniversary of the date granted; and
•	1,500 restricted shares of the Company’s common stock that vest on the first anniversary of the date granted.

The Committee Chairs, with the exception of the Audit Chair, receive a chair retainer of $10,000 per year for their services, in addition to their annual retainer as a director. The Audit Chair receives a chair retainer of $15,000 for his services, in addition to his annual retainer as a director.

The Presiding Director receives a retainer of $100,000 per year for his services, in addition to his annual retainer as a director.

The employee directors receive no additional compensation for serving on the Board.

Travel Expenses

The Company reimburses the directors for travel expenses incurred in connection with attending Board, Committee and shareholder meetings and other Company-sponsored events and provides Company transportation to the directors (including use of Company aircraft) to attend such meetings and events.

Director Ownership Requirements

A director is not permitted to exercise any stock options or sell any restricted shares granted to him or her by the Company unless and until the director owns shares of stock in the Company (either outright or through phantom stock units in the Deferred Compensation Plan for Directors) that have a value equal to at least five times the then maximum amount of the annual retainer, which may be taken in cash by the director.

Deferred Compensation

Non-employee directors may defer some or all of their compensation into a phantom Kodak stock account or into an interest-bearing account. Seven current directors deferred compensation in 2004. In the event of a change in control, the amounts in the phantom accounts will generally be paid in a single cash payment.

Life Insurance

The Company provides $100,000 of group term life insurance to each non-employee director. This decreases to $50,000 at retirement or age 65, whichever occurs later.

Charitable Award Program

This program, which was closed to new participants effective January 1, 1997, provides for a contribution by the Company of up to $1,000,000 following a director’s death to a maximum of four charitable institutions recommended by the director. The individual directors derive no financial benefits from this program. It is funded by self-insurance and joint life insurance policies purchased by the Company. Mr. Braddock and Gov. Collins continue to participate in the program.

Personal Umbrella Liability Insurance

The Company provides $5,000,000 of personal liability insurance to each non-employee director. This coverage terminates on December 31 of the year in which the director terminates service on the Company’s Board.

Travel Accident Insurance

The Company provides each non-employee director with $200,000 of accidental death and $100,000 of dismemberment insurance while traveling to or attending Board or Committee meetings.

29	EASTMAN KODAK COMPANY

2004 COMPENSATION OF NON-EMPLOYEE DIRECTORS

Retainers and Equity Awards

Director	Annual Retainer(1)	Chair Retainer(2)	Presiding Director Retainer	Total Retainer	Stock Options	Restricted Stock

Mr. Braddock	$73,850	—	$100,000	$173,850	1,500	1,500

Gov. Collins	$73,850	—	—	$ 73,850	1,500	1,500

Mr. Donahue	$73,850	$5,834	—	$ 79,684	1,500	1,500

Dr. Hawley(3)	$ 6,666	—	—	$ 6,666	1,500	1,500

Mr. Hernandez	$73,850	$8,750	—	$ 82,600	1,500	1,500

Mr. Jager	$73,850	$5,834	—	$ 79,684	1,500	1,500

Ms. Lee	$73,850	$5,834	—	$ 79,684	1,500	1,500

Mr. Lewis	$73,850	—	—	$ 73,850	1,500	1,500

Mr. O’Neill	$73,850	—	—	$ 73,850	1,500	1,500

Dr. Ruiz	$73,850	—	—	$ 73,850	1,500	1,500

Dr. Tyson	$73,850	—	—	$ 73,850	1,500	1,500

(1)	$32,500 of the Board’s annual retainer for 2004 was paid under the old program; the balance was paid under the revised program which became effective June 1, 2004.

(2)	Chair retainers were prorated for the year, beginning June 1, 2004.

(3)	Dr. Hawley’s compensation was prorated since he became a member of the Board on December 1, 2004.

2005 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT	30

■	Beneficial Security Ownership of More Than 5% of the Company’s Common Stock

As of February 16, 2005, based on Schedule 13G filings, the Company was aware of the following beneficial owners of more than 5% of its common stock:

Shareholder’s Name and Address	Number of Common Shares Owned	Percentage of Company’s Common Shares Owned

Legg Mason Funds Management, Inc.	38,461,240	13.42	% (1)
Legg Mason Capital Management, Inc.
Legg Mason Focus Capital, Inc.
100 Light St.
Baltimore, MD 21202

Private Capital Management, Inc.	19,947,257	7	% (2)
8889 Pelican Bay Blvd. - 500
Naples, FL 34108

(1)

As set forth in Amendment No. 1 of Shareholder’s Schedule 13G, as of December 31, 2004, filed on February 15, 2005. The filing discloses that the three entities listed had shared voting and dispositive power with respect to all shares. Legg Mason Funds Management, Inc. manages various accounts, including the account of Legg Mason Value Trust, Inc., which holds 17 million of the shares shown, or 5.93% of the Company’s common shares.

(2)

As set forth in Shareholder’s Schedule 13G, as of December 31, 2004, filed on February 14, 2005. Bruce S. Sherman, CEO of Private Capital Management, Inc. (PCM), and Gregg J. Powers, President of PCM, in their respective capacities as CEO and President, exercise shared dispositive and shared voting power with respect to the shares held by PCM’s clients and managed by PCM. Messrs. Sherman and Powers disclaim beneficial ownership for the shares held by PCM’s clients and disclaim the existence of a group.

31	EASTMAN KODAK COMPANY

■	Beneficial Security Ownership of Directors, Nominees and Executive Officers

Directors, Nominees and Executive Officers	Number of Common Shares Owned on March 1, 2005

Richard S. Braddock	38,026	(a) (b)

Robert H. Brust	385,920	(a) (b)

Daniel A. Carp	1,663,783	(a) (b)

Martha Layne Collins	27,696	(a) (b)

Timothy M. Donahue	18,438	(a) (b)

Michael J. Hawley	2,217	(a)

William H. Hernandez	8,676	(a) (b)

Durk I. Jager	30,009	(a) (b)

James T. Langley	19,466	(b)

Debra L. Lee	19,303	(a) (b)

Delano E. Lewis	14,554	(a) (b)

Bernard V. Masson	49,181	(a) (b)

Paul H. O’Neill	11,036	(a) (b)

Antonio M. Perez	185,092	(a) (b)

Hector de J. Ruiz	19,446	(b)

Laura D’Andrea Tyson	19,075	(a) (b)

All Directors, Nominees and Executive Officers as a Group (27), including the above	3,453,446	(a) (b) (c)

(a)

Includes the following Kodak common stock equivalents, which are held in Deferred Compensation plans: R. S. Braddock – 6,390; R. H. Brust – 24,983; D. A. Carp – 254,927; M. L. Collins – 12,996; T. M. Donahue – 6,937; M. J. Hawley – 307; W. H. Hernandez – 3,676; D. I. Jager – 15,509; D. L. Lee – 615; D. E. Lewis – 4,854; B. V. Masson – 29,201; P. H. O’Neill – 6,536; A. M. Perez – 67,927; L. D. Tyson – 4,087; and all directors, nominees and executive officers as a group – 521,041.

(b)

Includes the following number of shares which may be acquired by exercise of stock options: R. S. Braddock – 10,000; R. H. Brust – 338,520; D. A. Carp – 1,368,936; M. L. Collins – 10,000; T. M. Donahue – 8,000; W. H. Hernandez – 2,000; D. I. Jager – 10,000; J. T. Langley – 4,466; D. L. Lee – 10,000; D. E. Lewis – 8,000; B. V. Masson – 19,980; P. H. O’Neill – 2,000; A. M. Perez – 17,165; H. J. Ruiz – 8,000; L. D. Tyson – 10,000; and all directors, nominees and executive officers as a group – 2,568,513

(c)

Each individual executive officer and director listed above beneficially owned less than 1% of the outstanding shares of the Company’s common stock. As a group, these executive officers and directors owned 1.06%.

The above table reports beneficial ownership in accordance with Rule 13d-3 under the Securities Exchange Act. This means all Company securities over which the directors, nominees and executive officers directly or indirectly have or share voting or investment power are listed as beneficially owned. The figures above include shares held for the account of the above persons in the Eastman Kodak Shares Program and the Kodak Employees’ Stock Ownership Plan, and the interests of the above persons in the Kodak Stock Fund of the Eastman Kodak Employees’ Savings and Investment Plan, stated in terms of Kodak shares.

2005 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT	32

■ Compensation

INDEBTEDNESS OF MANAGEMENT

Robert H. Brust

Under Mr. Brust’s December 20, 1999 offer letter, the Company agreed to pay Mr. Brust $3,000,000 because he forfeited 75,000 restricted shares of his former employer’s common stock as a result of accepting employment with the Company. The arrangement was structured as a loan, the balance of which would be forgiven over time, to incent Mr. Brust to continue his employment with the Company and provide him favorable tax treatment.

The loan, which is evidenced by a promissory note dated January 6, 2000, bears interest at a rate of 6.21% per annum, the applicable federal rate for mid-term loans, compounded annually, in effect for January 2000. A portion of the principal and all of the accrued interest on the loan is forgiven on each of the first seven anniversaries of the loan. Mr. Brust is not entitled to forgiveness on any anniversary date if he voluntarily terminates his employment or is terminated for cause on or before the anniversary date. The balance due under the loan on March 1, 2005 was $1,008,858; the largest aggregate amount outstanding under the loan during 2004 was $1,909,800.

Daniel A. Carp

In March 2001, the Company loaned Mr. Carp $1,000,000 for the purchase of a home. The loan is unsecured and bears interest at 5.07% per year, the applicable federal rate for mid-term loans, compounded annually, in effect for March 2001. The entire amount of the loan and all accrued interest is due upon the earlier of March 1, 2006 or the date of Mr. Carp’s termination of employment from the Company. The loan is evidenced by a promissory note dated March 2, 2001. Mr. Carp pre-paid $700,000 of the balance of the loan on April 13, 2004. The balance due under the loan on March 1, 2005 was $487,582; the largest aggregate amount outstanding under the loan during 2004 was $1,166,708.

33	EASTMAN KODAK COMPANY

SUMMARY COMPENSATION TABLE

The individuals named in the following table are the Company’s CEO and the four other most highly compensated executive officers under Item 402(a)(3) of Regulation S-K during 2004. These five executive officers are sometimes referred to as the “named executive officers” in this Proxy Statement. The figures shown include both amounts paid and amounts deferred.

					Long-Term Compensation

		Annual Compensation			Awards		Payouts

Name and Principal Position	Year	Salary (a)	Bonus (b)	Other Annual Compensation (c)	Restricted Stock Awards (d)	Securities Underlying Options/SARs (e)	LTIP Payouts (f)	All Other Compensation (g)

D. A. Carp	2004	$1,138,328	$2,172,988	$185,961	$ 0	108,000	$ 0	$ 0
Chairman & CEO	2003	1,080,769	1,909,600	15,916	0	72,000	883,670	0
	2002	1,030,769	2,327,325	31,231	4,249,010	175,000	0	0

A. M. Perez	2004	1,010,030	1,242,618	69,240	0	90,130	0	111,208
President & COO	2003	648,269	819,000	18,573	4,143,500	551,500	478,899	26,156

R. H. Brust	2004	765,631	686,384	—	0	18,000	0	588,064
Exec. VP & CFO	2003	676,577	585,446	—	0	14,400	368,986	507,898
	2002	635,828	669,240	—	424,162	42,000	0	487,768

J. T. Langley	2004	507,846	606,332	—	0	16,750	0	25,021
Sr. VP	2003	155,288	134,947	—	313,950	13,400	0	0

B. V. Masson	2004	655,248	627,785	—	0	21,600	0	61,911
Sr. VP	2003	480,192	501,783	—	472,800	14,400	250,409	18,394
	2002	31,983	30,662	—	0	23,000	0	0

(a)	Twenty-seven pay periods fell within 2004, rather than the usual 26. As a result, the salary amounts are higher than they otherwise would be.

(b)

This column shows Executive Compensation for Excellence and Leadership Plan (EXCEL) awards for services performed, not paid, in each year indicated. For J. T. Langley for 2003 and 2004, the amounts include a retention bonus of $25,000 paid under the terms of his August 12, 2003 offer letter, which is described on page 40; and for 2004 the amount includes a $200,000 payment under the terms of the individual long-term bonus plan contained in his August 12, 2003 offer letter. For B. V. Masson for 2003, the amount includes a one-time performance-based bonus of $41,450 as provided for under his November 7, 2002 offer letter.

(c)

As permitted under SEC rules, the amounts in this column include tax reimbursements, and perquisites and other personal benefits where the total incremental cost of all perquisites and other personal benefits exceeds $50,000 per year. Where no amount is shown, the value of the perquisites or personal benefits provided was less than the minimum amount required to be reported.

Perquisites for 2004 are valued at their incremental cost to the Company. The incremental cost to the Company for personal use of Company aircraft is calculated based on the direct operating costs to the Company, including fuel costs, FBO handling and landing fees, vendor maintenance costs, catering, travel fees and other miscellaneous direct costs. Fixed costs that do not change based on usage, such as salaries and benefits of crew, training of crew, utilities, taxes and general maintenance and repairs, are excluded. The amounts reported for 2004 reflect a change in valuation methodology from 2002 and 2003 in which the cost of personal use of Company aircraft is calculated using the Standard Industrial Fare Level (SIFL) tables found in the tax regulations.

For D. A. Carp, the amount for 2004 includes a tax reimbursement of $51,828 due to income attributed to him and $121,875 in incremental costs to the Company, both relating to his use of Company aircraft. For 2003 and 2002, the amounts are for tax reimbursements relating to his use of Company aircraft. The Company requires D. A. Carp to use Company transportation for security reasons.

For A. M. Perez, the amount for 2004 includes additional relocation expenses of $19,455 and a tax reimbursement on these relocation expenses of $2,787, and $37,125 relating to his use of Company aircraft. For 2003, the amount shown includes a tax reimbursement for relocation expenses paid under the Company’s new hire relocation program and A. M. Perez’s March 3, 2003 offer letter.

2005 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT	34

(d)

The awards shown represent grants of restricted stock or restricted stock units valued as of the date of grant. Dividends are paid on the restricted shares and restricted units as and when dividends are paid on Kodak common stock. The restrictions on the awards granted under the Executive Incentive Program lapsed on December 31, 2003.

D. A. Carp – For 2002, 100,000 shares granted as a retention-based award, valued on December 2, 2002 at $36.73 per share, and 18,611 shares granted as an interim award under the Executive Incentive Program, valued on February 18, 2003 at $30.95 per share.

A. M. Perez – For 2003, 100,000 shares granted as a signing bonus, valued on April 2, 2003 at $30.97 per share, and 50,000 shares granted as a retention-based award, valued on October 1, 2003 at $20.93 per share.

R. H. Brust – For 2002, 5,000 shares granted as a retention-based award, valued on December 2, 2002 at $36.73 per share, and 7,771 shares granted as an interim award under the Executive Incentive Program, valued on February 18, 2003 at $30.95 per share.

J. T. Langley – For 2003, 15,000 shares granted as a signing bonus, valued on October 1, 2003 at $20.93 per share.

B. V. Masson – For 2003, 20,000 shares granted as a retention award, valued on October 21, 2003 at $23.64 per share.

The total number and value of restricted stock held as of December 31, 2004 for each named individual (valued at $32.25 per share) were: D. A. Carp – 146,315 shares – $4,718,659; A. M. Perez – 150,000 shares – $4,837,500; R. H. Brust – 19,390 shares – $625,328; J. T. Langley – 15,000 shares – $483,750; and B. V. Masson – 20,000 shares – $645,000.

(e)

The amounts for 2004 represent grants made in the fourth quarter of 2004 under the officer stock option program. On April 2, 2003, A. M. Perez received stock options to purchase 500,000 shares as a sign-on bonus. The remaining amounts for 2003 represent grants made in the fourth quarter of 2003 under the officer stock option program. The amounts for 2002 represent grants made under the management stock option program.

(f)

No awards were paid for the periods 2001-2003 and 2000-2002 under the Performance Stock Program. The amounts shown are the value of the final awards paid under the Executive Incentive Plan of the 2002-2004 performance cycle of the Performance Stock Program based on performance over the period 2002-2003, computed as of the date of the award, February 17, 2004, at $29.07 per share: D. A. Carp – 30,398; A. M. Perez – 16,474; R. H. Brust – 12,693; and B. V. Masson – 8,614. The awards were paid in shares of Kodak common stock.

(g)

For R. H. Brust for 2004, the amount represents $509,800 of principal and interest forgiven in connection with the loan from the Company described on page 33 and $78,264 as the Company contribution in the cash balance feature of the Kodak Retirement Income Plan; for 2003, the amount represents $428,100 of principal and interest forgiven in connection with the loan and $79,898 as the Company contribution in the cash balance feature; for 2002, the amount represents $446,400 of principal and interest forgiven in connection with the loan and $41,639 as the Company contribution in the cash balance feature. For A. M. Perez, J. T. Langley and B. V. Masson, the amounts represent the Company contribution in the cash balance feature.

35	EASTMAN KODAK COMPANY

BASE SALARY

Base salary is the only fixed portion of an executive’s compensation. Each executive’s base salary is reviewed annually based on the executive’s relative responsibility and market comparisons.

SHORT-TERM VARIABLE PAY PLAN

Three key principles underlie the Executive Compensation for Excellence and Leadership Plan (EXCEL), the Company’s short-term variable pay plan for its executives: alignment, simplicity and discretion. Alignment to Company objectives is achieved through the two performance metrics used to fund the Plan: revenue growth and investable cash flow. The inclusion of revenue growth as a performance metric emphasizes the Company’s need for sustained profitable growth. In 2004, investable cash flow replaced economic profit to underscore the importance of cash flow to the Company’s new growth strategy. Simplicity is accomplished through ease of plan administration. Under EXCEL, each participant has three to four key performance goals. Discretion, the third key principle, may be used to adjust the size of the Plan’s funding pool, modify the funding pool’s allocation to the Company’s units and determine the performance and rewards of the Plan’s participants.

Participants in EXCEL are assigned target awards for the year based on a percentage of their base salaries as of the end of that year. This percentage is determined by the participant’s wage grade. For 2004, target awards ranged from 25% of base salary for lower-level executives to 155% of base salary for the CEO.

In February of each year, the Compensation Committee establishes a performance matrix for the year based on the Plan’s two performance metrics. This matrix determines the percentage of the Plan’s target corporate funding pool that will be earned for the year based on the Company’s actual performance against these two metrics. The target corporate  funding pool is the aggregate of all participants’ target awards for the year. Under the performance matrix, the corporate funding pool will fund at 100% if target performance for each performance metric is met.

The Compensation Committee may use its discretion to increase or decrease the amount of the corporate funding pool for any year. The Committee considers a number of baseline metrics before applying this discretion. In 2004, these baseline metrics included earnings from operations, days supply of inventory from continuing operations, customer satisfaction, digital revenue growth and execution against the Company’s new business model. In addition, the Compensation Committee may choose to exercise discretion to recognize such things as unanticipated economic or market changes, extreme currency exchange effects and management of significant workforce issues.

The CEO allocates the corporate funding pool among the Company’s business units. Each business unit has its own targets for operational performance for the year. Actual performance against these targets accounts for 75% of the business unit’s allocation. The remaining 25% is determined by overall Company performance for the year measured against the Company’s targets for the year based on the two EXCEL performance metrics.

Senior management of each staff, regional, functional and business unit allocates the unit’s funds to its participants based on each participant’s individual performance. This assessment includes performance against pre-established individual goals, leadership and support of the Company’s diversity and inclusion strategy.

STOCK OPTION PROGRAM

Effective in the fall of 2003, only the Company’s officers are eligible for an annual stock option grant. This change was made in large part in recognition of the significant potential dilutive impact of these types of awards. The Company’s officers, including its named executive officers, continue to receive stock options since they remain an effective incentive compensation vehicle for those who are most responsible for influencing shareholder value.

To further minimize the dilutive impact of the Company’s stock option grants, the Compensation Committee in 2003 approved two additional changes to the stock option program. All options are now granted for a term of no more than seven years, rather than 10 years; except that through 2004, the directors continued to be granted options with a ten-year term. In addition, in those limited situations where participants are permitted to retain their stock options upon termination of employment, the options expire three years thereafter, rather than upon expiration of their normal term.

The Company bases target grant ranges on the median survey values of the companies it polls. Grants to individual officers are then adjusted based in large part on the officer’s relative leadership assessment. Finally, the Compensation Committee ultimately determines the size of the stock option awards to the executive officers using the recommendations made by management as a starting point. The 2004 stock option awards granted by the Compensation Committee to the named executive officers are listed in the table below.

2005 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT	36

OPTION/SAR GRANTS IN LAST FISCAL YEAR

Individual Grants

Name	Number of Securities Underlying Options/ SARs Granted (a)	Percentage of Total Options/ SARs Granted to Employees in Fiscal Year	Exercise or Base Price Per Share	Expiration Date	Grant Date Present Value (b)

D. A. Carp	108,000	13.13	$31.71	12/09/11	$993,600

A. M. Perez	90,130	10.96	31.71	12/09/11	829,196

R. H. Brust	18,000	2.19	31.71	12/09/11	165,600

J. T. Langley	16,750	2.04	31.71	12/09/11	154,100

B. V. Masson	21,600	2.63	31.71	12/09/11	198,720

(a)

These options were granted in December 2004 under the officer stock option program. Termination of employment, for other than death or a permitted reason, prior to the first anniversary of the grant date, results in forfeiture of the options. Thereafter, termination of employment prior to vesting results in forfeiture of the options unless the termination is due to retirement, death, disability or an approved reason. In these circumstances, the options expire on the third anniversary of the date of termination of employment. Vesting accelerates upon death. One-third of the options vest on each of the first three anniversaries of the date of grant.

(b)

The present value of these options was determined using the Black-Scholes model of option valuation in a manner consistent with the requirements of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation.” The following weighted-average assumptions were used: risk-free interest rate – 3.340%; expected option life – 4 years; expected volatility – 36.47%; and expected dividend yield – 1.56%.

37	EASTMAN KODAK COMPANY

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

Name	Number of Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End		Value of Unexercised In-the-Money Options/ SARs at Fiscal Year-End* Value

			Exercisable	Unexercisable	Exercisable	Unexercisable

D. A. Carp	0	0	1,368,936	215,502	$ 921,224	$ 430,816

A. M. Perez	0	0	17,165	624,465	133,200	960,110

R. H. Brust	0	0	308,520	71,880	266,568	84,216

J. T. Langley	0	0	4,466	25,684	34,656	78,373

B. V. Masson	0	0	19,980	39,020	37,248	83,903

*Based on the closing price on the NYSE – Composite Transactions of the Company’s common stock on December 31, 2004 of $32.25 per share.

STOCK OPTIONS AND SARS OUTSTANDING UNDER SHAREHOLDER-AND NON-SHAREHOLDER-APPROVED PLANS

As required by Item 201(d) of Regulation S-K, the Company’s total options outstanding of 37,210,418 and total SARs outstanding of 667,630 have been granted under equity compensation plans that have been approved by security holders and that have not been approved by security holders as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

	(a)	(b)	(c)

Equity compensation plans approved by security holders	27,391,570	$ 46.04	4,559,261

Equity compensation plans not approved by security holders	10,486,478	54.95	0

Total	37,878,048	48.50	4,559,261

The Company’s equity compensation plans approved by security holders include the 2000 Omnibus Long-Term Compensation Plan, the Eastman Kodak Company 1995 Omnibus Long-Term Compensation Plan, the Eastman Kodak Company 1990 Omnibus Long-Term Compensation Plan and the Wage Dividend Plan. The Company’s equity compensation plans not approved by security holders include the Eastman Kodak Company 1997 Stock Option Plan and the Kodak Stock Option Plan. In accordance with an amendment that became effective as of January 1, 2004, no options or SARs will be granted in the future under the Wage Dividend Plan.

2005 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT	38

LONG-TERM INCENTIVE PLAN

Leadership Stock Program

Effective January 1, 2004, the Compensation Committee allocated performance stock units for the first time under the new Leadership Stock Program to the Company’s executives, including the named executive officers. The Leadership Stock Program was established in the fall of 2003 to:

•	improve the linkage between controllable performance factors and executive compensation;
•	enhance the focus of the Company’s executives on long-term operating goals;
•	de-emphasize stock options by granting these awards only to those who are most responsible for influencing the Company’s stock price; and
•	reduce the Company’s share usage.

The program runs in two-year cycles with a new cycle beginning each January. All of the Company’s executives (approximately 800 employees) are eligible to participate in the program. Awards are granted in the form of performance stock units, which, if earned, are paid in the form of shares of Kodak stock.  The program’s awards are totally performance-based, not merely time-based. Individual award determinations are based on an executive’s level of responsibility and leadership assessment.

The program’s sole performance metric is Company earnings per share (EPS) performance over a two-year period. EPS is used because it is an operational metric that each executive can directly influence. In setting the EPS target for each two-year period, however, the Compensation Committee evaluates the Company’s implied return on invested capital to ensure that an acceptable level of return to shareholders is achieved at target performance levels. Target payout for the period cannot be achieved unless the Company’s cost of capital is surpassed. Having both an EPS measure and a capital efficiency floor for setting target performance ensures that management will be rewarded for adding value.

The payment of any stock units earned under the program is delayed for one year contingent on the executive’s continuous employment with the Company. During this year, dividend equivalents are paid on the stock units, but they too are subject to this one-year vesting period. At the end of this year, the stock units, and all of the dividend equivalents earned on these stock units, are paid to the executive in the form of shares of the Company’s stock.

For most executives, the Leadership Stock Program replaces the Company’s historical practice of granting an annual stock option award. Only the Company’s officers continue to be eligible for an annual award of stock options. The target Leadership Stock awards for the Company’s officers are reduced to reflect their continuing participation in the stock option program. In converting the amount of an executive’s former target award under the management stock option program to his or her target award under the new program, the Compensation Committee used a value-neutral approach recommended by an external independent compensation consultant. This methodology provided fair treatment to the executives and was sensitive to the interests of the Company’s shareholders.

The Leadership Stock Program also replaced the Company’s Performance Stock Program. This was a program for the Company’s top executives that measured performance over a three-year period based on the Company’s relative shareholder return. The Compensation Committee decided to replace the program to improve the linkage between controllable performance and executive compensation, and the desire to enhance the focus on the Company’s long-term operating goals. The pending cycles of the Performance Stock Program, however, will continue to run until they expire. The target awards under the Leadership Stock Program for those participants who were formerly eligible for the Performance Stock Program were increased to reflect their former participation in this program.

Because the amount of an executive’s earned award under the Leadership Stock Program is dependent upon the Company’s EPS performance and the executive’s continued employment, the amount of payout (if any) to an executive under the program cannot be determined at this time. The following table describes the awards that would be payable to a named executive officer under the program for the 2004-2005 cycle, assuming threshold, target and maximum EPS performance is achieved and the named executive officer satisfies the cycle’s one-year vesting period.

Long-Term Incentive Plan — Awards in Last Fiscal Year

			Estimated Future Payouts Under Non-Stock Price-Based Plans
Name	Number of Shares, Units or Other Rights	Performance or Other Period Until Maturation or Payout
			Threshold # of Shares	# of Shares at Target Performance	Maximum # of Shares

D. A. Carp	N/A	2004-2005	0	60,000	120,000

A. M. Perez	N/A	2004-2005	0	35,000	70,000

R. H. Brust	N/A	2004-2005	0	8,050	16,100

J. T. Langley	N/A	2004-2005	0	6,580	13,160

B. V. Masson	N/A	2004-2005	0	8,050	16,100

39	EASTMAN KODAK COMPANY

EMPLOYMENT CONTRACTS AND ARRANGEMENTS

Daniel A. Carp

Effective December 10, 1999, the Company entered into a letter agreement with Mr. Carp providing for his employment as President and CEO. The letter agreement provided for a base salary of $1,000,000, and a target annual bonus of 105% of base salary. Mr. Carp’s compensation is reviewed annually by the Compensation Committee. The Compensation Committee approved an increase of Mr. Carp’s annual base salary to $1,100,000 effective May 5, 2003. Mr. Carp’s target award under the Company’s variable pay plan is 155% of his base salary.

If the Company terminates Mr. Carp’s employment without cause, Mr. Carp will: 1) be permitted to retain his stock options and restricted stock; 2) receive severance pay equal to three times his base salary plus target annual bonus; 3) receive prorated awards for the pending periods under the Company’s bonus plans; and 4) be treated for pension purposes as if he were age 60.

In the event of Mr. Carp’s disability, he will receive the same severance pay as he would receive upon termination without cause; except it will be reduced by the present value of any Company-provided disability benefits he receives. The letter agreement also states that upon Mr. Carp’s disability, he will be permitted to retain all of his stock options.

Antonio M. Perez

The Company employed Mr. Perez as President and COO under an offer letter dated March 3, 2003. In addition to the information provided elsewhere in this Proxy Statement, the offer letter provides Mr. Perez a base salary of $900,000, subject to adjustment at least annually, and a target award under the Company’s annual variable compensation plan of 100% of his base salary. As a hiring bonus, Mr. Perez received a grant of stock options for 500,000 shares and 100,000 shares of restricted stock. The offer letter also provides Mr. Perez with a severance allowance equal to two times his base salary plus target annual bonus if he terminates for good reason or is terminated without cause. In either circumstance, Mr. Perez will also: 1) receive a prorated award for the year of his termination of employment under the Company’s short-term variable pay plan and long-term award program; 2) be permitted to retain his restricted stock awards (other than the restricted stock award granted to him upon the commencement of his employment) and stock options; 3) receive a prorated portion of the restricted stock award granted to him upon his commencement of employment; 4) receive a prorated portion of the supplemental retirement benefit described on page 45; and 5) receive financial counseling benefits for two years.

Robert H. Brust

The Company employed Mr. Brust under an offer letter dated December 20, 1999, that was most recently amended on March 7, 2005. In addition to the information provided elsewhere in this Proxy Statement, the amended offer letter provides Mr. Brust a special severance benefit. If the Company terminates Mr. Brust’s employment without cause prior to January 3, 2007, he will: 1) receive severance pay equal to two times his base salary plus target annual bonus; 2) receive the supplemental retirement benefit described on page 45, calculated based on 14 years of deemed service in addition to his actual years of service; and 3) be permitted to keep his stock options.

On March 7, 2005, the Company and Mr. Brust entered into a retention agreement to induce Mr. Brust to remain employed by the Company through January 3, 2007. Pursuant to the terms of the retention agreement, Mr. Brust will receive a monthly cash retention benefit of $15,000 for each full month of continuous and active employment with the Company during 2006, subject to proration in certain limited circumstances. In addition, in May 2005, Mr. Brust will receive 27,000 shares of restricted stock under the terms of the new 2005 Omnibus Long-Term Compensation Plan, subject to shareholder approval of the Plan. An award notice will be issued on or about the time of the grant, which will provide, among other things, that upon Mr. Brust’s termination of employment for other than “cause” on or after January 3, 2007, all remaining restrictions on the shares will lapse and he will not forfeit any of the restricted stock subject to the grant.

James T. Langley

The Company employed Mr. Langley under an offer letter dated August 12, 2003. In addition to the information provided elsewhere in this Proxy Statement, the offer letter provides Mr. Langley a retention bonus, eligibility for an individual long-term bonus, additional relocation and severance benefits and the ability to keep his stock options upon his termination of employment for certain circumstances.

Under the terms of the retention bonus, Mr. Langley is eligible for a $100,000 payment, payable in four equal installments of $25,000. The first installment was paid upon his employment, the second was paid on the first anniversary of the commencement of his employment and the remaining two installments will be paid on the second and third anniversaries of the date of his commencement of employment provided he is employed with the Company as of such dates.

To incent achievement of certain pre-established goals in the Graphic Communications Group, the offer letter establishes a three-year individual long-term bonus plan for Mr. Langley, which provides for a target aggregate award of $1,000,000. The plan is totally performance based; if the plan’s goals are not achieved, no payments can be made under the plan. Under the plan, a separate “target performance goal” is established for each of the plan’s three years. To receive the entire amount of the target award for a particular year, Mr. Langley must achieve 100% of the established “target performance goal” for that year. If Mr. Langley does not achieve the “target performance goal” for a particular year, he may nevertheless receive a portion of the target award

2005 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT	40

for that year if he achieves at least the plan’s “minimum performance goal” for that year. The target award for each year of the plan is as follows: 2004 – $200,000; 2005 – $300,000; 2006 – $500,000. As described in the footnotes to the Summary Compensation Table on page 34, Mr. Langley achieved the plan’s goals for 2004 and, therefore, received the payment of $200,000. Except in limited circumstances, Mr. Langley must be employed on the last day of the year in order to be eligible for any award payable for that year.

The offer letter states that upon any of the following circumstances, Mr. Langley’s relocation to his prior primary residence will be covered under the terms of the Company’s relocation program if he so chooses: 1) termination without cause; 2) termination for good reason; or 3) voluntary termination following the third anniversary of Mr. Langley’s commencement of employment. Under the same three situations, Mr. Langley is permitted to retain all his stock options following his termination of employment, with the exception of those granted to him within the one-year period ending on the date of his termination of employment.

If the Company terminates Mr. Langley’s employment without cause or if he terminates his employment in certain other limited circumstances, Mr. Langley is eligible to receive under the offer letter: 1) severance pay up to one times his base salary plus target annual bonus and 2) the then current balance in the phantom cash balance account described on page 45 plus a prorated portion of the $100,000 contribution for the year of his termination of employment.

Bernard V. Masson

The Company employed Mr. Masson under an offer letter dated November 7, 2002. The Company entered into a subsequent letter agreement with Mr. Masson on August 13, 2003 as a result of his appointment as President, Digital & Film Imaging Systems. Under this letter agreement, Mr. Masson is eligible to receive a severance allowance equal to one times his base salary plus target annual bonus if he is terminated by the Company prior to August 13, 2008, for reasons other than cause or disability.

■ Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Securities Exchange Act of 1934, as amended, requires our executive officers (as defined under Section 16), directors and persons who beneficially own greater than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. We are required to disclose any failure of these executive officers, directors and 10% stockholders to file these reports by the required deadlines. Based solely on our review of the copies of these forms received by us or written representations furnished to us, we believe that, for the reporting period covering our 2004 fiscal year, due to a clerical error on the part of the Company, the SEC Form 3 originally filed on behalf of one executive officer, Daniel Meek, although timely, did not contain a complete description of his holdings of Company securities and, therefore, was not deemed filed by the required deadline.  An Amended Form 4 dated September 17, 2004 corrected this error.

41	EASTMAN KODAK COMPANY

CHANGE IN CONTROL ARRANGEMENTS

Background

As required under the term of its charter, the Compensation Committee periodically undertakes a review of the different components of the Company’s executive compensation program. In 2001, the Compensation Committee conducted an in-depth study of the Company’s short-term variable pay plan for its executives. During 2003, the Compensation Committee conducted an extensive review of the Company’s long-term compensation practices. Last summer, the Compensation Committee began a review of the Company’s change in control program. As a first step, the Compensation Committee had its own independent external compensation consultant summarize the material terms of the Company’s present change in control program and compare them with emerging best practices. Upon reviewing these findings, the Compensation Committee then requested its consultant to undertake a cost analysis of the current program. The Compensation Committee anticipates reviewing the results of this analysis in the spring of 2005 so that it can be positioned to discuss proposed recommendations to the program this summer. Set forth below is a summary of the Company’s change in control program as it presently exists.

Current Program

The Company maintains a change in control program to provide severance pay and continuation of certain welfare benefits for virtually all U.S. employees. A “change in control” is generally defined under the program as:

•	the incumbent directors cease to constitute a majority of the Board, unless the election of the new directors was approved by at least two-thirds of the incumbent directors then on the Board;
•	the acquisition of 25% or more of the combined voting power of the Company’s then outstanding securities;
•	a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s shareholders; or
•	a vote by the shareholders to completely liquidate or dissolve the Company.

The purpose of the program is to assure the continued employment and dedication of all employees without distraction from the possibility of a change in control. The program provides for severance payments and continuation of certain welfare benefits to eligible employees whose employment is terminated, either voluntarily with “good cause” or involuntarily, during the two-year period following a change in control. The amount of the severance pay and length of benefit continuation is based on the employee’s position. The named executive officers would be eligible for severance pay equal to three times their total target annual compensation. In addition, the named executive officers would be eligible to participate in the Company’s medical, dental, disability and life insurance plans until the first anniversary of the date of their termination of employment. The Company’s change in control program also requires, subject to certain limitations, tax gross-up payments to all employees to mitigate any excise tax imposed upon the employee under the Internal Revenue Code.

Another component of the program provides enhanced benefits under the Company’s retirement plan. Any participant whose employment is terminated, for a reason other than death, disability, cause or voluntary resignation, within five years of a change in control is given up to five additional years of service. In addition, where the participant is age 50 or over on the date of the change in control, up to five additional years of age is given for the following plan purposes:

•	to determine eligibility for early and normal retirement;
•	to determine eligibility for a vested right; and
•	to calculate the amount of retirement benefit.

The actual number of years of service and years of age that is given to such a participant decreases proportionately depending upon the number of years that elapse between the date of a change in control and the date of the participant’s termination of employment. If the plan is terminated within five years after a change in control, the benefit for each participant will be calculated as indicated above.

In the event of a change in control which causes the Company’s stock to cease active trading on the NYSE, the Company’s compensation plans (with the exception of the new 2005 Omnibus Long-Term Compensation Plan) will generally be affected as follows, when Kodak common stock is not exchanged solely for common stock of the surviving company or the surviving company does not assume all plan awards:

•	Under the Executive Deferred Compensation Plan, each participant will be paid the amount in his or her account.
•	Under EXCEL, each participant will be paid a pro rata target award for the year in which the change in control occurs.
•	Under the Performance Stock Program, each participant will be awarded a pro rata target award for each pending performance cycle and all awards will be cashed out based on the change in control price.
•	Under the Company’s stock option plans, all outstanding options will vest in full and be cashed out based on the difference between the change in control price and the option’s exercise price.
•	Under the Company’s restricted stock programs, all of the restrictions on the stock will lapse and the stock will be cashed out based on the change in control price.

2005 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT	42

As more fully described beginning on page 12, under the Company’s new 2005 Omnibus Long-Term Compensation Plan, upon a change in control, if outstanding stock option and restricted stock awards are assumed or substituted by the surviving company, as determined by the Compensation Committee, then the awards will not immediately vest or be exercisable. If the awards are so assumed or substituted, then the awards will be subject to accelerated vesting and exercisability upon certain terminations of employment within the first two years after the change in control. Only if the awards are not so assumed or substituted will they become immediately vested, exercisable and cashed-out. For performance awards, if more than 50% of the performance cycle has elapsed when a change in control occurs, the award will vest and be paid out at the greater of target performance or performance to date. If 50% or less of the performance cycle has elapsed when a change in control occurs, the award will vest and be paid out at 50% of target performance, regardless of actual performance to date.

DEFERRED COMPENSATION

The Company maintains a deferred compensation plan for its executives, i.e., the Eastman Kodak Company 1982 Executive Deferred Compensation Plan. The plan permits the Company’s executives to defer some or all of their base salary and short-term variable pay awards. Each fall, the Company’s executives may elect to defer their base salary for the following year and any short-term variable pay award earned for that year, which is payable in the following year. The plan has only two investment options, an interest-bearing account that pays interest at the prime rate and a Kodak phantom stock account. Only the Company’s executive officers are permitted to defer into the phantom stock account. The Company does not provide its executive officers any incentives to encourage them to participate in the phantom stock account. The plan’s benefits are neither funded nor secured. As of December 31, 2004, 288 executives have account balances under the plan, including two of the named executive officers.

43	EASTMAN KODAK COMPANY

RETIREMENT PLAN

The Company funds a tax-qualified defined benefit pension plan for virtually all U.S. employees. Effective January 1, 2000, the Company amended the plan to include a cash balance feature. Mr. Carp is the only named executive officer who participates in the non-cash balance portion of the plan. The cash balance feature covers all new employees hired after March 31, 1999, including Messrs. Perez, Brust, Langley and Masson.

Retirement income benefits are based upon an employee’s average participating compensation (APC). The plan defines APC as one-third of the sum of the employee’s participating compensation for the highest consecutive 39 periods of earnings over the 10 years ending immediately prior to retirement or termination of employment. Participating compensation, in the case of the named executive officers, is base salary and EXCEL awards, including allowances in lieu of salary for authorized periods of absence, such as illness, vacation or holidays.

For an employee with up to 35 years of accrued service, the annual normal retirement income benefit is calculated by multiplying the employee’s years of accrued service by the sum of a) 1.3% of APC, plus b) 0.3% of APC in excess of the average Social Security wage base. For an employee with more than 35 years of accrued service, the amount is increased by 1% for each year in excess of 35 years.

The retirement income benefit is not subject to any deductions for Social Security benefits or other offsets. The normal form of benefit is an annuity, but a lump sum payment is available in limited situations.

Pension Plan Table
Annual Retirement Income Benefits — Straight Life Annuity Beginning at Age 65

	Years of Service

Remuneration	3	20	25	30	35	40

$ 500,000	$ 23,190	$ 154,600	$ 193,250	$ 231,900	$ 270,550	$ 284,078

750,000	35,190	234,600	293,250	351,900	410,550	431,078

1,000,000	47,190	314,600	393,250	471,900	550,550	578,078

1,250,000	59,190	394,600	493,250	591,900	690,550	725,078

1,500,000	71,190	474,600	593,250	711,900	830,550	872,078

1,750,000	83,190	554,600	693,250	831,900	970,550	1,019,078

2,000,000	95,190	634,600	793,250	951,900	1,110,550	1,166,078

2,250,000	107,190	714,600	893,250	1,071,900	1,250,550	1,313,078

2,500,000	119,190	794,600	993,250	1,191,900	1,390,550	1,460,078

2,750,000	131,190	874,600	1,093,250	1,311,900	1,530,550	1,607,078

3,000,000	143,190	954,600	1,193,250	1,431,900	1,670,550	1,754,078

3,250,000	155,190	1,034,600	1,293,250	1,551,900	1,810,550	1,901,078

NOTE: For purposes of this table, Remuneration means APC. To the extent that an employee’s annual retirement income benefit exceeds the amount payable from the Company’s funded plan, it is paid from one or more unfunded supplementary plans.

2005 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT	44

The following table shows the years of service credited as of December 31, 2004 to Mr. Carp. This table also shows the amount of Mr. Carp’s APC at the end of 2004. Messrs. Perez, Brust, Langley and Masson, who participated in the cash balance feature in 2004, are not listed.

Retirement Plan Table

Name	Years of Service	Average Participating Compensation

D. A. Carp	34	$2,648,244

Cash Balance Feature

Under the cash balance feature of the Company’s pension plan, the Company establishes an account for each participating employee. Every month the employee works, the Company credits the employee’s account with an amount equal to 4% of the employee’s monthly pay. In addition, the ongoing balance of the employee’s account earns interest at the 30-year Treasury bond rate. To the extent federal laws place limitations on the amount of pay that may be taken into account under the plan, 4% of the excess pay is credited to an account established for the employee in an unfunded supplementary plan. If a participating employee leaves the Company and is vested (five or more years of service), the employee’s account balance will be distributed to the employee in the form of a lump sum or monthly annuity. Participating employees whose account balance exceeds $5,000 also have the choice of leaving their account balances in the plan to continue to earn interest.

Supplemental Retirement Arrangements

Robert H. Brust

In addition to the benefits described above, Mr. Brust is covered under a supplemental unfunded pension arrangement established under his amended offer letter. This arrangement provides Mr. Brust a single life annuity of $12,500 per month upon his retirement if he remains employed with the Company for at least five years. If Mr. Brust remains employed until January 3, 2006, he will, in lieu of receiving the $12,500 per month annuity, be treated as if he is eligible for the non-cash balance portion of the Company’s pension plan. For this purpose, Mr. Brust will be credited with 14 years of extra service in addition to his actual service. If Mr. Brust remains employed until January 3, 2007, he will be credited with 18 years of extra service in addition to his actual service for purposes of the non-cash balance portion of the plan. In any case, Mr. Brust’s supplemental benefit will be offset by his cash balance benefit.

Antonio M. Perez

Mr. Perez is eligible for a supplemental unfunded pension benefit under the terms of his March 3, 2003 offer letter. Under this arrangement, if Mr. Perez remains employed for three years, he will be treated as if eligible for the non-cash balance portion of the Company’s pension plan. For this purpose, he will be considered to have completed eight years of service with the Company and attained age 65. If, instead, Mr. Perez remains employed for nine years, he will be considered to have completed 25 years of service with the Company. Mr. Perez’s supplemental pension benefit will be offset by his cash balance benefit.

James T. Langley

In addition to the benefit Mr. Langley may be eligible for under the cash balance feature, he is also eligible for a supplemental unfunded retirement benefit under the terms of his August 12, 2003 offer letter. Under this arrangement, the Company established a phantom cash balance account on behalf of Mr. Langley. For each full year of service he remains employed (up to a maximum of six years), the Company will credit the account with $100,000. The maximum the Company is obligated to credit to the account is $600,000. Any amounts credited to the account earn interest at the same rate that amounts accrue interest under the cash balance feature. In order to receive any of the amounts credited to this account, Mr. Langley must remain continuously employed for at least three years unless his employment terminates for certain specified reasons.

45	EASTMAN KODAK COMPANY

■ Report of the Audit Committee

The Audit Committee of Eastman Kodak Company’s Board of Directors is composed solely of independent directors and operates under a written charter adopted by the Board and most recently amended on February 17, 2004. A copy of the Committee’s charter can be found at our website at www.kodak.com/go/governance.

Management is responsible for the Company’s internal control over financial reporting, the Company’s disclosure controls and procedures and preparing the Company’s consolidated financial statements. The Company’s independent registered public accounting firm (independent accountants), PricewaterhouseCoopers LLP (PwC), is responsible for performing an independent audit of the consolidated financial statements and of its internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) and for issuing a report of the results. As outlined in its charter, the Committee is responsible for overseeing these processes.

During 2004, the Committee met and held discussions with management and the independent accountants on a regular basis. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Committee reviewed and discussed the audited consolidated financial statements with management and the independent accountants.

The Committee discussed with the independent accountants the matters specified by Statement on Auditing Standards No. 61, “Communications with Audit Committee.” The independent accountants provided to the Committee the written disclosures required by the Independence Standards Board Standard No. 1, “Independence Discussion With Audit Committees.” The Committee discussed with the independent accountants their independence.

The Committee discussed with the Company’s internal auditors and independent accountants the plans for their audits. The Committee met with the internal auditors and independent accountants, with and without management present. The internal auditors and independant accountants discussed or provided to the Committee the results of their examinations, their evaluations of the Company’s internal control over financial reporting, the Company’s disclosure controls and procedures and the quality of the Company’s financial reporting.

In reliance on these reviews, discussions and reports, the Committee recommended that the Board approve the audited financial statements for inclusion in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and the Board accepted the Committee’s recommendations.

The following fees were paid to PwC for services rendered in 2004 and 2003:

(in millions)	2004	2003

Audit Fees	$ 18.4	$ 8.7

Audit-Related Fees	0.4	5.0

Tax Fees	1.2	1.7

All Other Fees	0.0	0.2

	$ 20.0	$ 15.6

The Audit Fees related primarily to the annual audit of the Company’s consolidated financial statements (including $7.1 million in 2004 related to Section 404 internal control assessment under the Sarbanes-Oxley Act of 2002) included in the Company’s Annual Report on Form 10-K, quarterly reviews of interim financial statements included in the Company’s Quarterly Reports on Forms 10-Q, statutory audits of certain of the Company’s subsidiaries and services relating to filings under the Securities Act of 1933 and the Securities Exchange Act of 1934.

The Audit-Related Fees related primarily to advisory services provided in connection with the Sarbanes-Oxley Act, due diligence related to merger and acquisition activity, audits of the Company’s employee benefit plans and accounting and reporting consultations relating to new accounting standards.

Tax Fees in 2004 consisted of $0.8 million for tax compliance services and $0.4 million for tax planning and advice. Tax Fees in 2003 consisted of $1.1 million for tax compliance services and $0.6 million for tax planning and advice.

The Committee appointed PwC as the Company’s independent accountants. In addition, the Committee expects to approve the scope of non-audit services anticipated to be performed by PwC in 2005 and the estimated budget for those services. The Committee adopted an Audit and Non-Audit Services Pre-Approval Policy, a copy of which is attached to this Proxy Statement as Exhibit V.

William H. Hernandez, Chair
Richard S. Braddock
Timothy M. Donahue
Paul H. O’Neill
Hector de J. Ruiz

2005 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT	46

■ Report of the Corporate Responsibility and Governance Committee

COMMITTEE COMPOSITION

The Corporate Responsibility and Governance Committee is composed of six directors, each of whom meets the definition of “independence” set forth in the NYSE’s corporate governance listing standards. During 2004, the Committee met five times. The charter of the Committee can be accessed electronically in the “Corporate Governance” section of www.kodak.com/go/governance.

COMMITTEE RESPONSIBILITIES

The Committee is responsible for: i) overseeing the Company’s corporate governance structure; ii) identifying, screening and recommending director candidates to the Board; iii) administering the Director Selection Process; iv) developing the Company’s Director Qualification Standards; v) overseeing the annual evaluation of the Board and each of its committees; vi) overseeing and reviewing the Company’s Corporate Governance Guidelines and Director Independence Standards; vii) assisting the Board in its determinations of director independence; viii) recommending to the Board the compensation for directors; ix) recommending committee assignments, including committee chairs, to the full Board for approval; and x) overseeing the Company’s activities in the areas of environmental and social responsibility, diversity and equal employment opportunity. A complete description of the Committee’s responsibilities can be found in its charter.

BOARD BUSINESS PLAN

The Committee continually seeks ways to improve the Board’s accountability and effectiveness. Last year the Board adopted, at the Committee’s recommendation, a formal process for annually establishing and prioritizing the Board’s goals. The end product of this process is essentially a “Board business plan.” The Committee believes that annually adopting such a plan will enhance the Board’s ability to annually measure its performance, improve the Board’s focus on the Company’s long-term strategic issues and ensure that the Board’s goals are linked to the Company’s strategic initiatives.

Under the process approved by the Board, each year the Committee will submit to the Board a proposed list of Board goals for the following year along with a proposed list of performance measures to track the Board’s performance against these goals. At its first meeting of the year, the Board will finalize its goals for the year, prioritize these goals and define the performance measures for each goal. The Committee is responsible for tracking the Board’s performance against its goals and routinely reporting these results to the Board. Performance against the goals will also be assessed as part of the Board’s annual evaluation process.

The Board’s goal-setting process specifies that each Board goal must be specific, actionable, capable of measure through associated performance measures, linked to the Company’s strategic initiatives and fall within the scope of the Board’s responsibilities.

The Board, with the Committee’s assistance, used this new process to establish its Board business plan for 2005. The plan consists of five separate goals that relate to the following Board responsibilities: strategic planning, succession planning, management development, corporate governance and executive compensation.

MORE EFFECTIVE UTILIZATION OF BOARD MEETING TIME

As a result of an opportunity that arose from the Board’s 2004 evaluation, the Committee undertook a study in the fall of 2004 to determine how the Board can more effectively utilize its meeting time. During the course of this effort, the Committee addressed the following topics: frequency, length and format of Board meetings, time allocation at Board meetings, use of an annual Board work plan and composition of the Board’s committees. With respect to each of these topics, the Committee documented the Board’s current practice, surveyed directors for their opinions and determined current best practices. The Committee presented the results of its finding to the full Board at its December meeting. As a result of the Committee’s recommendations, the Board agreed to a number of actions including increasing the average length of its meetings, devoting more time at its meetings to discussions, rather than presentations, trying several alternatives to its one-day meeting format and adopting an annual Board work plan.

At the Board’s request, the Committee has already developed a Board work plan for 2005. The plan, which is in a calendar format, shows, meeting by meeting, how the Board and each of its Committees will allocate its time among its goals, major strategic directions and core responsibilities. Other topics addressed in the work plan include Board education, the Board’s annual strategic retreat, the Board’s business plan, the action plan from the Board’s 2004 evaluation and the Board’s access to the Company’s high potential candidates.

DIVERSITY INITIATIVES

In December of 2003, the Company’s Diversity Advisory Panel met with the Board to present its final recommendations. This seven-member, blue-ribbon panel was launched in 2001 to provide advice on the Company’s comprehensive diversity strategy and assess future diversity trends and the potential impact on Kodak. Based on the Panel’s final recommendations, the Committee recommended a number of specific measures to the full Board for adoption. These measures were approved by the full Board at its February 2004 meeting. In late 2004, the Committee met with the Company’s Chief Diversity Officer, Essie L. Calhoun, to assess the Company’s progress against these measures. At the same time, the Committee reviewed and discussed with Ms. Calhoun the Company’s performance against its 2004 representation metrics and progress against the strategies outlined in its Global Diversity Hoshin Plan.

47	EASTMAN KODAK COMPANY

BOARD COMPOSITION

Based on the Committee’s recommendation, the Board of Directors elected two new members to the Board in 2004, Antonio M. Perez and Michael J. Hawley. In accordance with the Board’s new Director Selection Process, the Committee oversaw the process of electing both Mr. Perez and Dr. Hawley to the Board. In the case of Dr. Hawley, an independent non-employee director, the Committee used the new process to recruit, evaluate and select him with the assistance of an outside search firm engaged by the Committee. A copy of the Board’s Director Selection Process and Director Qualification Standards can be accessed in the “Corporate Governance” section of www.kodak.com/go/governance.

DIRECTOR COMPENSATION

In late 2003, the Committee began a review of the Board’s Director Compensation Program. To assist in this effort, the Committee retained an external independent compensation consultant. As a first step in this process, the Committee developed the following Director Compensation Principles:

Director Compensation Principles	•	Pay should represent a moderately important element of Kodak’s director value proposition.

	•	Pay levels should generally target near the market median, and pay mix should be consistent with market considerations.

	•	Pay levels should be differentiated based on the time demands on some members’ roles, and the Board will ensure regular rotation of certain of these roles.

	•	The program design should ensure that rewards are tied to the successful performance of Kodak stock, and the mix of pay should allow flexibility and Board diversity.

	•	To the extent practicable, Kodak’s Director Compensation Principles should parallel those of the Company’s executive compensation program.

These principles were then used by the Committee, with the assistance of its independent consultant, to: 1) assess the appropriateness of the Board’s current compensation program; 2) conduct a competitive review of director pay levels and practices at peer companies; and 3) recommend to the Board a revised compensation program. Based on the Committee’s recommendations, the Board approved a revised Director Compensation Program in April 2004.

The revised program, a description of which begins on page 28, contains four fundamental changes. First, the Board’s annual retainer was increased from $65,000 to $80,000, one-half of which must be taken in the form of Kodak shares or stock units. In recommending this change to the Board, the Committee considered the following factors: overall pay positioning of the current program was below market median, the Company’s new strategic focus is demanding more director effort and time and all directors are facing increased accountabilities and risk exposure in today’s environment.

The second adjustment changed the annual equity component of the Board’s retainer from 2,000 stock options to 1,500 options and 1,500 shares of restricted stock. The Committee recommended this change for the following reasons: to strengthen the Board’s alignment with the Company’s shareholders, to encourage the Board’s long-term focus, to de-emphasize reliance on stock options in accordance with evolving governance practices and to place the equity component of the Board’s compensation on par with market median.

The third change implemented an annual retainer for the chairs of the Board’s committees. In the course of developing this recommendation, the Committee found that the payment of an additional retainer in connection with committee leadership was a prevalent practice among the Company’s peers and that current market practices suggest a trend of increasing pay to those directors with increased workload. With this in mind, the Committee felt that this change was appropriate in order to acknowledge the expected/required level of contributions of the Board’s chairs and to reward them at peer levels.

The adoption of director ownership guidelines was the final change to the Board’s compensation program. As a result of this change, all directors are required to retain 100% of all shares acquired through vesting and option exercise (net of exercise price and taxes) until and unless an ownership level equal to five times the cash portion of the annual retainer (currently $40,000) is achieved. The Committee concluded that commonality of Board interests with shareholders’ interests is essential and that an effective way to ensure this is to implement a meaningful share ownership requirement. The Committee chose to set the multiple of ownership at five times in order to parallel the Company’s existing ownership guidelines for its CEO, which is a developing best practice.

The Committee feels these four changes, each of which is market competitive and in accord with emerging best practices, re-aligns the Board’s compensation program consistent with its new Director Compensation Principles, while ensuring that the Board’s interests continue to be aligned with those of its shareholders.

2005 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT	48

OTHER KEY ACTIONS LAST YEAR

Other actions taken by the Committee last year include:

•	reviewing the Company’s Social Responsibility Policies;
•	reviewing the Company’s Health, Safety and Environment strategies and management system;
•	reviewing and approving the Company’s 2005 Charitable Contributions Budget;
•	realigning the Board’s committee assignments;
•

preparing and conducting an evaluation of the Board’s performance, reporting the results of the evaluation to the full Board for its discussion and utilizing this feedback to produce an action plan to further enhance the Board’s effectiveness; and

•

preparing and conducting an evaluation of the Committee’s own performance, discussing the results of this evaluation and developing an action plan from these discussions to further enhance the Committee’s performance.

The Committee is committed to continuous improvement in the Company’s corporate governance policies, practices and procedures, and believes that strong corporate governance is a fundamental ingredient to building shareholder value.

Debra L. Lee, Chair
Martha Layne Collins
Michael J. Hawley
Durk I. Jager
Delano E. Lewis
Laura D’Andrea Tyson

49	EASTMAN KODAK COMPANY

■ Report of the Executive Compensation and Development Committee

ROLE OF THE COMMITTEE

The Executive Compensation and Development Committee, as of December 31, 2004, was made up of five members of the Board of Directors, all of whom are independent in accordance with the Board’s Director Independence Standards, which standards exactly reflect the NYSE’s director independence standards. The principal functions of the Committee include:

•

periodically reviewing and approving the Company’s executive compensation strategy and principles to ensure that they are aligned with the Company’s business strategy and objectives, shareholder interests, desired behaviors and corporate culture;

•	periodically reviewing the Company’s executive compensation plans to ensure that they are consistent with the Company’s executive compensation strategy and principles;
•	reviewing and approving the adoption of, and changes to, the Company’s executive compensation and equity-based compensation plans;
•	overseeing the administration of the Company’s executive compensation plans;
•

annually reviewing and approving the goals and objectives relevant to the compensation of the CEO, evaluating the CEO’s performance in light of these goals and objectives and setting the CEO’s individual elements of total compensation based on this evaluation;

•	overseeing the compensation of the Company’s executive officers;
•	reviewing the process and plans for the assessment and selection of candidates for the positions of CEO and President;
•	annually overseeing a performance evaluation of the Committee, which includes a comparison of the performance of the Committee with the requirements in its charter; and
•	periodically reviewing the Company’s executive staffing plan for meeting present and future leadership needs.

To help it perform its functions, the Committee makes use of Company resources and regularly retains the services of external independent compensation consultants retained by the Committee.

EXECUTIVE COMPENSATION PHILOSOPHY

The Company’s overall philosophy is to provide an executive compensation package that attracts, retains and motivates world-class executive talent to achieve the Company’s short- and long-term business goals. In 2004, the Committee engaged in a review of the Company’s executive compensation strategy in light of the Company’s new business strategy. In the course of this review, the Committee sought the advice and input of both an outside compensation consultant directly engaged by the Committee, as well as Company management. As a result of this review, several changes were made to the executive compensation goals of the Company.

Revised Executive Compensation Goals	•	Inspire and develop world-class executive talent.

	•	Attract, retain and motivate executives.

	•	Calibrate realized compensation to achievement of short-term and long-term objectives.

	•	Align management and shareholder interests.

	•	Maximize the financial efficiency of the executive compensation program.

	•	Ensure high standards and best practices.

In order to achieve these goals, the Company’s executive compensation strategy leverages all elements of market-competitive total compensation to drive profitable growth and superior long-term shareholder value consistent with the Company’s values. Plan design and performance-based differentiation are intended to drive extraordinary rewards for outstanding performance. Consistent with this compensation strategy, the following principles provide a framework for the Company’s executive compensation program:

2005 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT	50

Executive Compensation Principles	•	Total target compensation for executives should be market competitive. Market competitive is defined as the 50th percentile with differences where warranted.

•

The mix of total compensation elements will reflect competitive market requirements and strategic business needs taking into account differences in managing businesses for “cash” and businesses for “growth.”

	•	A significant portion of each executive’s compensation should be at risk, with a positive correlation between the degree of risk and the level of the executive’s responsibility.

	•	Compensation is linked to both qualitative and behavioral expectations, and key operational and strategic metrics.

	•	Interests of executives are linked with the Company’s owners through stock ownership.

	•	Executive compensation will be differentiated on the following bases:
• base salaries—on relative responsibility,
• short-term variable elements—on performance, and
• long-term variable elements—on Company performance and individual execution/leadership.

The Committee’s external consultant concluded that the Company’s executive compensation goals and principles are aligned with the Company’s new business strategy.

EXECUTIVE COMPENSATION PRACTICES

Surveys

Each year, the Company participates in surveys conducted by external consultants. The companies included in these surveys are those the Company competes with for executive talent. Most, but not all, of these companies are included in the Dow Jones Industrial Index shown in the Performance Graph on page 55.

Peer Companies

Starting in 2002, the Company also began measuring the competitiveness of its executive compensation program against a comparison group of approximately 15 other leading companies, referred to in this Report as the “Peer Group.” The following criteria was used to select the Peer Group: market capitalization; revenue; consumer/commercial/hi-tech mix; mix of high growth and steady growth companies; and similar industry and data availability. The data received from the Peer Group is size adjusted so proper comparisons may be drawn. Based on the survey data and Peer Group results and consistent with the Company’s executive compensation principles, the target compensation of the Company’s senior executives is set at market-competitive levels.

Market Competitiveness

In 2004, the Committee’s external consultant analyzed the market competitiveness of each element of compensation paid to the Company’s executive officers compared to that of the Peer Group. The consultant concluded that the total compensation for the executive officers was below market median, and would have clustered around market median had the Company’s stock performed at the Standard & Poor’s 500 median. With regard to the Company’s long-term incentives, the consultant indicated that share usage and costs are reasonable relative to market practice. The Committee regularly reviews share utilization and overhang. During 2004, the Company’s overhang on a fully diluted basis consistently declined and was below the median overhang with respect to the Company’s Peer Group. The consultant informed the Committee that while there was alignment between the business strategy and the executive compensation strategy and no need for significant design changes to the Company’s executive compensation programs, execution of the Company’s executive compensation program may be enhanced through emphasis on variable incentives, particularly equity. The Committee has directed the Company to address this issue in 2005.

Market Value Transfer

The consultant noted that the Company’s market value transfer, which measures the value of a company’s aggregate long-term incentive awards expressed as a percent of market capitalization, is relatively low in comparison to the Peer Group.

Committee Decision-Making Practice

It is the general practice of the Committee to make most compensation decisions in a two-step process. That is, generally the matter is discussed at a meeting, but the Committee does not make a decision regarding the matter until the following meeting.

51	EASTMAN KODAK COMPANY

COMPONENTS OF EXECUTIVE COMPENSATION PROGRAM

The three components of the Company’s executive compensation program are:

•	base salary;
•	short-term variable pay; and
•	long-term incentives.

Base Salary

Base salary is the only fixed portion of an executive’s compensation. Each executive’s base salary is reviewed annually based on the executive’s relative responsibility and market comparisons.

Short-Term Variable Pay

Effective January 1, 2002, the Compensation Committee implemented the Executive Compensation for Excellence and Leadership Plan (EXCEL), a new executive assessment and short-term variable pay program for the Company’s executives. Payouts under EXCEL are based on the successful attainment of specific financial goals established by the Committee in February of each year. For 2004, these financial goals were based on revenue and investable cash flow. EXCEL places focus on revenue growth as a basis for rewards, provides a strong tie to current year performance, allows for rewards at an accelerated rate for performance above expectations, involves two key goals that are aligned and focused on our short- and long-term success, contains an assessment of people leadership and allows discretion in assessing performance and rewards. A description of EXCEL is set forth beginning on page 36.

As a starting point in determining the 2004 corporate funding pool, the Committee noted that the Company substantially exceeded its performance target for revenue and also exceeded its performance target for investable cash flow. As a result of these strong results, the 2004 EXCEL performance matrix yielded a payout at 127% of target.

In establishing the corporate funding pool for the year, the Committee took into consideration two other factors: 1) the Company’s performance against its 2004 baseline EXCEL metrics described on page 36 and 2) the accelerated pace at which the Company implemented its restructuring efforts in response to faster than expected declines in the traditional film business.

With regard to the Company’s performance against its 2004 EXCEL baseline metrics, the Committee noted that the Company achieved its earnings from operations goal, was ahead of plan in executing its new business model, generally achieved its customer satisfaction goal and nearly satisfied its aggressive digital revenue growth goal. Against these positive results, the Committee also considered management’s inability to satisfy its target days supply of inventory from continuing operations goal for 2004. In addition to these factors, the Committee took into account the exceptional manner in which the Company effected its restructuring efforts in 2004. The Committee noted that the Company’s 2004 restructuring payments exceeded plan by $90 million.

After evaluating these results in total, the Committee set the corporate funding pool at 127% of target, which is the level of payout yielded by the performance matrix. The Summary Compensation Table on page 34 lists the awards for 2004 to the named executive officers.

The Compensation Committee determines the amount of the award pool that is allocated to each of the Company’s executive officers. In making these determinations, the Compensation Committee considers the same factors that are used to assess the Plan’s other participants: performance against preestablished individual goals, leadership and support of the Company’s diversity and inclusion strategy. Funds are allocated to participants based on each participant’s individual performance.

Long-Term Incentives

Beginning in 2004, long-term compensation is provided to the Company’s executives principally in the form of performance stock units under the Leadership Stock Program. A description of the Leadership Stock Program is set forth on page 39. Only the Company’s officers are eligible for an annual grant of stock options. A description of the Company’s stock option program is set forth on page 36. The target Leadership Stock awards for the Company’s officers are reduced to reflect their continuing participation in the stock option program.

The Company also is continuing its practice of periodically awarding grants of restricted stock or stock options to selected executives. These awards will generally be made to either: 1) induce the recipients to remain with or become employed by the Company or 2) recognize exceptional performance.

The Leadership Stock Program has replaced the Performance Stock Program, which measured performance over a three-year period based on the Company’s total shareholder return relative to those companies within the Standard & Poor’s 500 Composite Price Index. The pending cycles of the Performance Stock Program, however, will continue to run until they expire. Based on the Company’s performance over the three-year performance cycle ending in 2004, no awards were paid for this cycle, other than those awards earned under the cycle’s Executive Incentive Program, which were reported in last year’s Proxy Statement and are referenced in footnote (f) to the Summary Compensation Table on page 34.

2005 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT	52

SHARE OWNERSHIP PROGRAM

The interests of the Company’s executives should be inseparable from those of its shareholders. The Company aims to link these interests by encouraging stock ownership on the part of its executives.

One program designed to meet this objective is the Company’s share ownership program. All executive officers are required to retain a specified percentage of the shares attributable to stock option exercises or the vesting or earn-out of full value shares until they attain their ownership requirements, which are expressed below as a multiple of base salary.

The share ownership requirements operate as follows:

Level	Salary Multiple	Retention Ratio

CEO	5x	100%

COO/President	4x	100%

Executive VPs	3x	75%

Senior VPs	2x	75%

Other Executive Officers	1x	50%

CHIEF EXECUTIVE OFFICER COMPENSATION

The Committee determined that Mr. Carp’s compensation for 2004 was in line with the executive compensation philosophy and practices described above in this Report. Mr. Carp’s compensation for 2004 is described below.

Base Salary

In 2004, the Committee chose to maintain Mr. Carp’s annual base salary at $1,100,000. Similarly, for 2005, the Committee chose once again to maintain Mr. Carp’s annual base salary at $1,100,000. To preserve the Company’s deductibility of all of Mr. Carp’s base salary for U.S. income tax purposes, payment of $100,000 of his base salary will not be made until after his retirement from the Company.

Short-Term Variable Pay

Mr. Carp’s short-term variable pay, like that of all the Company’s other executives, is payable based upon the successful attainment of specific financial goals established by the Committee in February of each year under the Company’s short-term variable pay plan, EXCEL. As described earlier, for 2004, these financial goals were based on revenue and investable cash flow. As previously reported under the 2004 EXCEL performance matrix, the Company exceeded its target revenue and investable cash flow goals for the year. The Committee also considered Mr. Carp’s performance against his key EXCEL performance goals. In particular, the Committee noted that the Company is well underway in the execution of its digital transformation strategy and with regard to its leadership and diversity strategies. Based on these results and the results under the 2004 EXCEL baseline metrics and restructuring efforts noted earlier in this Report, the Committee fixed Mr. Carp’s 2004 EXCEL award at 127%, which is the same level it established for the corporate funding pool. The amount of the award is listed in the Summary Compensation Table on page 34.

Stock Options

Effective December 10, 2004, the Committee granted a stock option award to Mr. Carp of 108,000 shares. These options were granted under the same terms and conditions as awards made to all officers generally under the Company’s stock option program. That is, the options were priced at 100% of the fair market value of the Company’s common stock on the day of grant, have a term of seven years and vest ratably over three years. The Committee determined Mr. Carp’s award based on its review of benchmark data and assessment of Mr. Carp’s leadership.

Leadership Stock Program

The Committee allocated to Mr. Carp a target award for the 2004-2005 performance cycle of the Leadership Stock Program of 60,000 performance stock units. The Committee determined Mr. Carp’s allocation based on its assessment of his leadership and execution. As part of its determination, the Committee also took into account the fact that there would be no increase to Mr. Carp’s annual base salary for 2004.

Performance Stock Program

Based on the Company’s financial performance over the three-year period ending in 2004, Mr. Carp did not receive an award for the 2002-2004 performance cycle of the Performance Stock Program, other than the award earned under the cycle’s Executive Incentive Program, which was reported in last year’s Proxy Statement and is referenced in footnote (f) to the Summary Compensation Table on page 34.

53	EASTMAN KODAK COMPANY

Committee Review of CEO Compensation

The Committee reviews the compensation packages and all changes in compensation for the CEO, the other named executives and all the executive officers. In addition, in 2004, the Committee reviewed various components of the CEO’s and President’s compensation, including salary, bonus, equity and long-term incentive compensation, pension, life insurance and the earnings and accumulated payout amounts under the Company’s unfunded nonqualified deferred compensation plan, under the following employment termination scenarios: retirement, termination without cause, death and change in control. Charts were prepared and reviewed with the Committee that set forth the dollar amounts under each of the payout scenarios for both the CEO and President. Based on this review, the Committee found the total compensation (and, in the case of the employment termination scenarios, the potential payouts) for the CEO and President in the aggregate to be reasonable and not excessive.

COMPANY POLICY ON QUALIFYING COMPENSATION

Under Section 162(m) of the Internal Revenue Code, the Company may not deduct certain forms of compensation in excess of $1,000,000 paid to any of the named executive officers that are employed by the Company at year-end, unless certain specific and detailed criteria are satisfied. The Committee believes that it is generally in the Company’s best interests to have compensation be deductible under Section 162(m). The Committee also feels, however, that there may be circumstances in which the Company’s interests are best served by maintaining flexibility regardless of whether compensation is fully deductible under Section 162(m).

Timothy M. Donahue, Chair
Martha Layne Collins
Debra L. Lee
Paul H. O’Neill
Hector de J. Ruiz

2005 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT	54

■ Performance Graph—Shareholder Return

The following graph compares the performance of the Company’s common stock with the performance of the Standard & Poor’s 500 Composite Stock Price Index and the Dow Jones Industrial Index by measuring the changes in common stock prices from December 31, 1999, plus reinvested dividends.

The graph assumes that $100 was invested on December 31, 1999 in each of the Company’s common stock, the Standard & Poor’s 500 Composite Stock Price Index and the Dow Jones Industrial Index, and that all dividends were reinvested. In addition, the graph weighs the constituent companies on the basis of their respective market capitalizations, measured at the beginning of each relevant time period.

By Order of the Board of Directors

Laurence L. Hickey Secretary and Assistant General Counsel Eastman Kodak Company April 19, 2005

55	EASTMAN KODAK COMPANY

■ Exhibit I—2005 Omnibus Long-Term Compensation Plan

ARTICLE 1 — Purpose and Term of Plan

1.1   Purpose   The purpose of the Plan is to provide motivation to selected Employees and Directors to put forth maximum efforts toward the continued growth, profitability and success of the Company by providing equity- and cash-based incentives to such Employees and Directors.

1.2   Term   The Plan will become effective on January 1, 2005, subject to its approval by Kodak’s shareholders, at the 2005 Annual Meeting of the shareholders, and unless sooner terminated by the Board pursuant to Section 16.6, the Plan shall have a term of 10 years. Awards may not be granted after December 31, 2014; except that the Committee may grant Awards after this date in recognition of performance for Performance Cycles commencing prior to such date.

ARTICLE 2 — Definitions

In any necessary construction of a provision of this Plan, the masculine gender may include the feminine, and the singular may include the plural, and vice versa.

2.1   Award   “Award” means grants of both equity- and cash-based awards, including Performance Awards, Stock Options, SARs, Restricted Stock Awards, Restricted Stock Unit Awards, Other Stock-Based Awards or any form of award established by the Committee pursuant to Subsection 4.2(o), whether singly, in combination or in tandem, to a Participant by the Committee pursuant to such terms, conditions, restrictions and/or limitations, if any, as the Committee may establish by the Award Notice or otherwise.

2.2   Award Notice   “Award Notice” means the written document establishing the terms, conditions, restrictions and/or limitations of an Award in addition to those established by this Plan and by the Committee’s exercise of its administrative powers. The Committee shall establish the form of the written document in the exercise of its sole and absolute discretion. The Committee may, but need not, require a Participant to sign a copy of the Award Notice as a precondition to receiving an Award.

2.3   Board   “Board” means the Board of Directors of Kodak.

2.4   CEO   “CEO” means the Chief Executive Officer of Kodak.

2.5   Change in Control   “Change in Control” means the occurrence of any one of the following events:

a) within any twenty-four (24) month period, the Incumbent Directors shall cease to constitute at least a majority of the Board or the board of directors of any successor to the Company;

b) any person is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Kodak representing 25% or more of the combined voting power of Kodak’s then outstanding securities eligible to vote for the election of the Board (the Kodak Voting Securities); provided, however, that the event described in this paragraph (b) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: 1) by Kodak or any Subsidiary; 2) by any employee benefit plan (or related trust) sponsored or maintained by Kodak or any Subsidiary; 3) by any underwriter temporarily holding securities pursuant to an offering of such securities; 4) pursuant to a Non-Qualifying Transaction (as defined in paragraph (c) below); or 5) a transaction (other than one described in paragraph (c) below) in which Kodak Voting Securities are acquired from Kodak, if a majority of the Incumbent Directors approve a resolution providing expressly that the acquisition pursuant to this clause (5) does not constitute a Change in Control under this paragraph (b);

c) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving Kodak or any of its Subsidiaries that requires the approval of Kodak’s shareholders, whether for such transaction or the issuance of securities in the transaction (a Reorganization), unless immediately following such Reorganization: 1) more than 60% of the total voting power of (x) the corporation resulting from such Reorganization (the Surviving Company), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Company (the Parent Company), is represented by Kodak Voting Securities that were outstanding immediately prior to such Reorganization (or, if applicable, is represented by shares into which such Kodak Voting Securities were converted pursuant to such Reorganization), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Kodak Voting Securities among the holders thereof immediately prior to the Reorganization; 2) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Company or the Parent Company), is or becomes the beneficial owner, directly or indirectly, of 25% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Company (or, if there is no Parent Company, the Surviving Company); and 3) at least a majority of the members of the Board of directors of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Reorganization were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization (any Reorganization which satisfies all of the criteria specified in (1), (2) and (3) above shall be deemed to be a Non-Qualifying Transaction);

d) the shareholders of Kodak approve a plan of complete liquidation or dissolution of Kodak; or

e) the consummation of a sale of all or substantially all of Kodak’s assets to an entity that is not an affiliate of Kodak.

2005 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT	56

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of 25% or more of Kodak Voting Securities as a result of the acquisition of Kodak Voting Securities by Kodak which reduces the number of Kodak Voting Securities outstanding; provided that if after such acquisition by Kodak such person becomes the beneficial owner of additional Kodak Voting Securities that increases the percentage of outstanding Kodak Voting Securities beneficially owned by such person, a Change in Control shall then occur.

2.6   Change in Control Price   “Change in Control Price” means, for events described in clause (c) of the definition of Change in Control, the consideration received by shareholders of the Company in respect of a share of Common Stock in connection with the transaction, or, for events described in clauses (a), (b), (d) or (e) of the definition of Change in Control, the average of the closing prices for the five (5) days preceding the date of the Change in Control.

2.7   Code   “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and any successor provisions and regulations thereto.

2.8   Committee   “Committee” means the Executive Compensation and Development Committee of the Board, or such other Board committee as may be designated by the Board to administer the Plan; provided that the Committee shall consist of three or more directors, each of whom is: 1) an “independent” director under the New York Stock Exchange’s listing requirements; 2) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act; and 3) an “outside director” within the meaning of Section 162(m) of the Code and the applicable regulation thereunder. However, if a member of the Committee does not meet each of the foregoing requirements, the Committee may delegate some or all of its functions under the Plan to a committee or subcommittee composed of members that meet the relevant requirements. The term “Committee” includes any such committee or subcommittee, to the extent of the Executive Compensation and Development Committee’s delegation.

2.9   Common Stock   “Common Stock” means the common stock, $2.50 par value per share, of Kodak that may be newly issued or treasury stock.

2.10   Company   “Company” means Kodak and its Subsidiaries.

2.11   Covered Employee   “Covered Employee” means an Employee who is a “Covered Employee” within the meaning of Section 162(m) of the Code.

2.12   Director   “Director” means a non-employee member of the Board.

2.13   Disability   “Disability” means a disability as defined under the terms of the long-term disability plan maintained by the Participant’s employer, or in the absence of such a plan, the Kodak Long-Term Disability Plan.

2.14   Effective Date   “Effective Date” means the date an Award is determined to be effective by the Committee upon its grant of such Award.

2.15   Employee   “Employee” means any person employed by Kodak or any Subsidiary on a full- or part-time basis.

2.16   Exchange Act   “Exchange Act” means the Securities and Exchange Act of 1934, as amended from time to time, including rules thereunder and any successor provisions and rules thereto.

2.17   Fair Market Value   “Fair Market Value” means the mean of the high and low sales prices of a share of Common Stock on a particular date on the New York Stock Exchange. In the event that the Common Stock is not traded on the New York Stock Exchange on the relevant date, the Fair Market Value will be determined on the next preceding day on which the Common Stock was traded.

2.18   Freestanding SAR   “Freestanding SAR” shall have the meaning as set forth in Section 9.1.

2.19   Incentive Stock Options   “Incentive Stock Options” means incentive stock options within the meaning of Section 422 of the Code.

2.20   Incumbent Directors   “Incumbent Directors” means the persons who were members of the Board as of January 1, 2005 plus, any person becoming a director subsequent to January 1, 2005 whose election or nomination for election was approved by a vote of at least two thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval for the Proxy Statement of Kodak in which such person is named as a nominee for director, without written objection to such nomination); provided, however, that no individual initially elected or nominated as a director of Kodak as a result of an actual or threatened election contest with respect to directors (“Election Contest”) or any other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act) other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed to be an Incumbent Director until twenty-four (24) months after such election.

2.21   Indemnified Person   “Indemnified Person” shall have the meaning as set forth in Section 4.7.

2.22   Kodak   “Kodak” means Eastman Kodak Company.

2.23   Non-Qualified Option   “Non-Qualified Option” shall have the meaning as set forth in Section 8.1.

57	EASTMAN KODAK COMPANY

2.24   Option Proceeds   “Option Proceeds” means the cash (or equivalents) received by the Company for the option price in connection with the exercise of Stock Options plus the maximum tax benefit that could be realized by the Company as a result of the exercise of such Stock Options, which tax benefit shall be determined by multiplying a) the amount that is deductible for federal income tax purposes as a result of any such Stock Option exercise, times b) the maximum federal corporate income tax rate for the year of exercise. To the extent that a Participant pays the option price and/or withholding taxes with shares of Common Stock, Option Proceeds shall not be calculated with respect to the amounts so paid in shares of Common Stock.

2.25   Other Stock-Based Award   “Other Stock-Based Award” means the unrestricted shares, deferred share units or such other form as the Committee may determine, granted pursuant to Article 11 of the Plan.

2.26   Parent Company   “Parent Company” shall have the meaning as set forth in Section 2.5.

2.27   Participant   “Participant” means either an Employee or Director to whom an Award has been granted by the Committee under the Plan.

2.28   Performance Awards   “Performance Awards” means the equity- and cash-based Awards that vest on satisfying the Performance Criteria granted pursuant to Article 7.

2.29   Performance Criteria   “Performance Criteria” means the one or more criteria that the Committee shall select for a Performance Cycle.

2.30   Performance Cycle   “Performance Cycle” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of the Performance Criteria will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Award.

2.31   Performance Formula   “Performance Formula” means, for a Performance Cycle, the one or more objective formulas applied against the relevant Performance Criteria to determine, with regard to the Award of a particular Participant, whether all, some portion but less than all, or none of the Award has been earned for the Performance Cycle. The formula may exclude the impact of charges for restructurings, discontinued operations, extraordinary items and other unusual or non-recurring items, and the cumulative effects of accounting changes each as defined by generally accepted accounting principles and as identified in the financial statements, notes to the financial statements, management’s discussion and analysis or other SEC filings.

2.32   Plan   “Plan” means the 2005 Omnibus Long-Term Compensation Plan, including all attachments thereto.

2.33   Restricted Stock Award   “Restricted Stock Award” means the equity-based awards in actual shares granted pursuant to Article 10 of the Plan.

2.34   Restricted Stock Unit Award   “Restricted Stock Unit Award” means the equity-based awards in share units granted pursuant to Article 10 of the Plan.

2.35   Retirement   “Retirement” means, in the case of a Participant employed by Kodak, voluntary termination of employment on or after age 55 with 10 or more years of service or on or after age 65. In the case of a Participant employed by a Subsidiary, “Retirement” means early or normal retirement under the terms of the Subsidiary’s retirement plan, or if the Subsidiary does not have a retirement plan, termination of employment on or after age 60. A Participant must voluntarily terminate his or her employment in order for his or her termination of employment to be for “Retirement.”

2.36   SARs   “SARs” means the stock appreciation rights granted pursuant to Article 9 of the Plan.

2.37   Stock Option   “Stock Option” means any right granted to a Participant to purchase Common Stock at such price or prices and during such periods established pursuant to Article 8 of the Plan.

2.38   Subsidiary   “Subsidiary” means a corporation or other business entity in which Kodak directly or indirectly has an ownership interest of 50% or more, except that with respect to Incentive Stock Options, “Subsidiary” shall mean “subsidiary corporation” as defined in Section 424(f) of the Code.

2.39   Substitute Awards   “Substitute Awards” means Awards granted or shares issued by the Company in assumption of, or in substitution or exchange for, Awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

2.40   Surviving Company   “Surviving Company” shall have the meaning as set forth in Section 2.5.

2.41   Tandem SAR   “Tandem SAR” shall have the meaning as set forth in Section 9.1.

2.42   Year   “Year” means Kodak’s fiscal year.

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ARTICLE 3 — Eligibility

All Employees and Directors are eligible to participate in the Plan. The Committee may select, from time to time, Participants from those Employees who, in the opinion of the Committee, can further the Plan’s purposes. In addition, the Committee may select, from time to time, Participants from those Directors (who may or may not be Committee members) who, in the opinion of the Committee, can further the Plan’s purposes. Once a Participant is so selected, the Committee shall determine the type(s) of Awards to be made to the Participant and shall establish in the related Award Notice(s) the terms, conditions, restrictions and/or limitations, if any, applicable to the Award(s) in addition to those set forth in this Plan and the administrative rules and regulations issued by the Committee.

ARTICLE 4 — Plan Administration

4.1   Responsibility   The Committee shall have total and exclusive responsibility to control, operate, manage and administer the Plan in accordance with its terms.

4.2   Authority of the Committee   The Committee shall have all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan. Without limiting the generality of the preceding sentence, the Committee shall have the exclusive right to: a) select the Participants and determine the type of Awards to be made to Participants, the number of shares or amount of cash (or equivalents) subject to Awards and the terms, conditions, restrictions and limitations of the Awards; b) interpret the Plan; c) determine eligibility for participation in the Plan; d) decide all questions concerning eligibility for and the amount of Awards payable under the Plan; e) construe any ambiguous provision of the Plan; f) correct any defect; g) supply any omission; h) reconcile any inconsistency; i) issue administrative guidelines or sub-plans as an aid to administer the Plan and make changes in such guidelines or sub-plans as it from time to time deems proper; j) prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operation; k) amend the Plan in accordance with Section 16.6; l) determine whether Awards should be granted singly, in combination or in tandem; m) to the extent permitted under the Plan, grant waivers of Plan terms, conditions, restrictions and limitations; n) accelerate the vesting, exercise or payment of an Award or the Performance Cycle of an Award when such action or actions would be in the best interests of the Company and in compliance with applicable tax law; o) establish such other types of Awards, besides those specifically enumerated in Article 5 hereof, which the Committee determines are consistent with the Plan’s purpose; p) establish and administer Performance Formula and certify whether, and to what extent, the goals have been attained; q) determine the terms and provisions of any Award Notice or other agreements entered into hereunder; r) take any and all other action it deems necessary or advisable for the proper operation or administration of the Plan; s) make all other determinations it deems necessary or advisable for the administration of the Plan, including factual determinations; and t) determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash or shares of Common Stock or cancelled, forfeited or suspended and the method or methods by which Awards may be settled, cancelled, forfeited or suspended.

4.3   Discretionary Authority   The Committee shall have full discretionary authority in all matters related to the discharge of its responsibilities and the exercise of its authority under the Plan including, without limitation, its construction of the terms of the Plan and its determination of eligibility for participation and Awards under the Plan. It is the intent of the Plan that the decisions of the Committee and its actions with respect to the Plan shall be final, binding and conclusive upon all persons having or claiming to have any right or interest in or under the Plan.

4.4   Section 162(m) of the Code and Covered Employees   The terms set forth in Appendix A shall apply to all Awards granted to any Covered Employee, other than Awards of Stock Options or SARs.

4.5   Action by the Committee   The Committee may act only by a majority of its members. Any determination of the Committee may be made, without a meeting, by a writing or writings signed by all of the members of the Committee and action so taken shall be fully effective as if it had been taken by a vote at a meeting. In addition, the Committee may authorize any one or more of its number to execute and deliver documents on behalf of the Committee.

4.6   Allocation and Delegation of Authority   The Committee may allocate all or any portion of its responsibilities and powers under the Plan to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it, provided that any such allocation or delegation be in writing; provided, however, that only the Committee may select and grant Awards to Participants who are subject to Section 16 of the Exchange Act. The Committee may revoke any such allocation or delegation at any time for any reason with or without prior notice.

4.7   Liability   No member of the Board or the Committee or any employee of the Company (each such person an “Indemnified Person”) shall have any liability to any person (including, without limitation, any Participant) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award. Each Indemnified Person shall be indemnified and held harmless by Kodak against and from any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnified Person in connection with or resulting from any action, suit or proceeding to which such Indemnified Person may be a party or in which such Indemnified Person may be involved by reason of any action taken or omitted to be taken under the Plan and against and from any and all amounts paid by such Indemnified Person, with Kodak’s prior approval, in settlement thereof, or paid by such Indemnified Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnified Person, provided that Kodak shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once Kodak gives notice of

59	EASTMAN KODAK COMPANY

its intent to assume the defense, Kodak shall have sole control over such defense with counsel of Kodak’s choice. The foregoing right of indemnification shall not be available to an Indemnified Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Indemnified Person giving rise to the indemnification claim resulted from such Indemnified Person’s bad faith, fraud or willful criminal act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Indemnified Persons may be entitled under the Company’s Certificate of Incorporation or by-laws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

4.8   Interim Decision Making   Notwithstanding anything to the contrary contained herein: i) until the Board shall appoint the members of the Committee, the Plan shall be administered by the Board and ii) the Board may, in its sole discretion, at any time and from time to time, grant Awards or resolve to administer the Plan. In either of the foregoing events, the Board shall have all of the authority and responsibility granted to the Committee herein.

ARTICLE 5 — Form of Awards

5.1   In General   Awards may, at the Committee’s sole discretion, be paid in the form of Performance Awards pursuant to Article 7, Stock Options pursuant to Article 8, SARs pursuant to Article 9, Restricted Stock Awards and Restricted Stock Unit Awards pursuant to Article 10, Other Stock-Based Awards pursuant to Article 11 and any form established by the Committee pursuant to Subsection 4.2(o), or a combination thereof. All Awards shall be subject to the terms, conditions, restrictions and limitations of the Plan. The Committee may, in its sole judgment, subject an Award to such other terms, conditions, restrictions and/or limitations (including, but not limited to, the time and conditions of exercise and restrictions on transferability, termination and vesting), provided that they are not inconsistent with the terms of the Plan. Awards under a particular Article of the Plan need not be uniform and Awards under two or more Articles may be combined into a single Award Notice. Any combination of Awards may be granted at one time and on more than one occasion to the same Participant. For purposes of the Plan, the value of any Award granted in the form of Common Stock shall be the Fair Market Value as of the grant’s Effective Date.

5.2   Foreign Jurisdictions   a) Special Terms. In order to facilitate the making of any Award to Participants who are employed by the Company outside the United States (or who are foreign nationals temporarily within the United States), the Committee may provide for such modifications and additional terms and conditions (“special terms”) in Awards as the Committee may consider necessary or appropriate to accommodate differences in local law, policy or custom or to facilitate administration of the Plan. The special terms may provide that the grant of an Award is subject to: 1) applicable governmental or regulatory approval or other compliance with local legal requirements and/or 2) the execution by the Participant of a written instrument in the form specified by the Committee, and that in the event such conditions are not satisfied, the grant shall be void. The Committee may adopt or approve sub-plans, appendices or supplements to, or amendments, restatements or alternative versions of, the Plan as it may consider necessary or appropriate for purposes of implementing any special terms, without thereby affecting the terms of the Plan as in effect for any other purpose; provided, however, no such sub-plans, appendices or supplements to, or amendments, restatements or alternative versions of, the Plan shall: a) increase the limitations contained in Sections 7.5, 8.6 and 9.5, b) increase the number of available shares under Section 6.1 or c) cause the Plan to cease to satisfy any conditions of Rule 16b- 3 under the Exchange Act or, with respect to Covered Employees, Section 162(m) of the Code.

b) Currency Effects. Unless otherwise specifically determined by the Committee, all Awards and payments pursuant to such Awards shall be determined in U.S. currency. The Committee shall determine, in its discretion, whether and to the extent any payments made pursuant to an Award shall be made in local currency, as opposed to U.S. dollars. In the event payments are made in local currency, the Committee may determine, in its discretion and without liability to any Participant, the method and rate of converting the payment into local currency.

c) Modifications to Awards. The Committee shall have the right at any time and from time to time and without prior notice to modify outstanding Awards to comply with or satisfy local laws and regulations, to avoid costly governmental filings or to implement administrative changes to the Plan that are deemed necessary or advisable by the Committee for compliance with laws. By means of illustration but not limitation, the Committee may restrict the method of exercise of an Award to avoid securities laws or exchange control filings, laws or regulations.

d) Acquired Rights. No Employee in any country shall have any right to receive an Award, except as expressly provided for under the Plan. All Awards made at any time are subject to the prior approval of the Committee.

ARTICLE 6 — Shares Subject to Plan

6.1   Available Shares   a) Aggregate Limits. The aggregate number of shares of the Company’s Common Stock that shall be available for grant under this Plan shall be eleven million (11,000,000), plus any shares subject to awards made under the 1990 Omnibus Long-Term Compensation Plan, the 1995 Omnibus Long-Term Compensation Plan and the 2000 Omnibus Long-Term Compensation Plan, in each case that are outstanding upon the expiration of such plan and become available pursuant to Section 6.1(b). The aggregate number of shares available for grant under this Plan and the number of shares subject to outstanding Awards shall be subject to adjustment as provided by Section 6.2. The shares issued pursuant to Awards granted under this Plan may be shares that either were reacquired by the Company, including shares purchased in the open market, or authorized but unissued shares.

b) For purpose of this Section 6.1, the aggregate number of shares available for Awards under this Plan shall be increased by, i) shares subject to Awards that have been cancelled, expired, forfeited or settled in cash, without the issuance of substitute shares, ii) shares subject to Awards that have been

2005 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT	60

retained by the Company in payment or satisfaction of the purchase price or tax withholding obligation of an Award, iii) shares issued in connection with reinvestment of dividends or dividend equivalents, iv) shares that have been delivered (either actually or constructively by attestation) to the Company in payment or satisfaction of the purchase price or tax withholding obligation of an Award, v) shares reacquired by the Company on the open market using Option Proceeds; provided, however, that the aggregate number of shares that may be added back to the aggregate limit shall not be greater than the amount of such Option Proceeds divided by the Fair Market Value on the date of exercise of the Stock Option giving rise to such Option Proceeds, and vi) shares subject to Awards that otherwise do not result in the issuance of shares in connection with payment or settlement of an Award. In addition, the aggregate number of shares available for grant under this Plan shall not be reduced by shares granted as Substitute Awards.

6.2   Adjustment to Shares   If there is any change in the number of outstanding shares of Common Stock through the declaration of stock dividends, stock splits or the like, the number of shares available for Awards, the shares subject to any Award and the option prices or exercise prices of Awards shall be automatically adjusted. If there is any change in the number of outstanding shares of Common Stock through any change in the capital account of Kodak, or through a merger, consolidation, separation (including a spin-off or other distribution of stock or property), reorganization (whether or not such reorganization comes within the meaning of such term in Section 368(a) of the Code) or partial or complete liquidation, the Committee shall make appropriate adjustments in the maximum number of shares of Common Stock which may be granted under the Plan and any adjustments and/or modifications to outstanding Awards as it, in its sole discretion, deems appropriate. In the event of any other change in the capital structure or in the Common Stock of Kodak, the Committee shall also be authorized to make such appropriate adjustments in the maximum number of shares of Common Stock available for grant under the Plan and any adjustments and/or modifications to outstanding Awards as it, in its sole discretion, deems appropriate. The maximum number of shares available for grant under the Plan shall be automatically adjusted to the extent necessary to reflect any dividend equivalents paid in the form of Common Stock.

ARTICLE 7 — Performance Awards

7.1   In General   Awards may be granted to Participants in the form of Performance Awards under the Plan.

7.2   Performance Criteria   The Performance Criteria to be measured during any Performance Cycle selected by the Committee may be on a corporate-wide basis based on aggregate Company performance or performance at the Subsidiary or business unit level. The performance goals under the Performance Criteria may be measured against absolute targets or relative to the performance of one or more comparable companies or an index covering multiple companies.

7.3   Discretion of Committee with Respect to Performance Awards   With regard to a particular Performance Cycle, the Committee shall have full discretion to select the length of such Performance Cycle, the type(s) of Performance Awards to be issued, the Performance Criteria that will be used to establish the Performance Formula, the kind(s) and/or level(s) of the goals under the Performance Formula, whether the Performance Criteria shall apply to the Company, Kodak, a Subsidiary or any one or more subunits of the foregoing and the Performance Formula.

7.4   Payment of Performance Awards   a) Condition to Receipt of Performance Award. Unless otherwise provided in the relevant Award Notice or administrative guide, a Participant must be employed by the Company on the last day of a Performance Cycle to be eligible for a Performance Award for such Performance Cycle.

b) Limitation. Unless otherwise determined by the Committee, a Participant shall be eligible to receive a Performance Award for a Performance Cycle only to the extent that achievement of the goals under the Performance Formula for such period is measured and as a result, all or some portion of such Participant’s Performance Award has been earned for the Performance Cycle.

c) Timing of Award Payments. The Awards granted for a Performance Cycle shall be paid to Participants as soon as administratively possible following determination of achievement of the goals under the Performance Formula and satisfaction of any applicable vesting periods or other terms and conditions.

7.5   Maximum Award Payable   The maximum Performance Award payable to any one Participant under the Plan for a Performance Cycle is five hundred thousand (500,000) shares of Common Stock. In the event that the Performance Award is denominated in cash rather than shares of Common Stock, the maximum individual cash award paid in respect of any Performance Cycle shall be five million dollars ($5,000,000).

ARTICLE 8 — Stock Options

8.1   In General   Awards may be granted in the form of Stock Options. These Stock Options may be Incentive Stock Options or non-qualified stock options (i.e., Stock Options which are not Incentive Stock Options) (“Non-Qualified Stock Options”), or a combination of both.

8.2   Terms and Conditions of Stock Options   a) In General. A Stock Option shall be exercisable in accordance with such terms and conditions and at such times and during such periods as may be determined by the Committee in its sole discretion and as set forth in an individual Award Notice; provided, however, no Stock Option shall be exercisable after the expiration of seven years from the Effective Date of the Stock Option. The price at which Common Stock may be purchased upon exercise of a Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock on the Effective Date of the Stock Option’s grant except for grants of Substitute Awards. Moreover, all Stock Options shall have a vesting schedule not less than one year from the date of grant, except under certain circumstances contemplated by Section 12.2 or Article 15.

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(b) Other than pursuant to Section 6.2 or as a result of a grant of a Substitute Award, the Committee shall not be permitted to i) lower the option price per share of a Stock Option after it is granted, ii) cancel a Stock Option when the option price per share exceeds the Fair Market Value of the underlying shares in exchange for another Award or iii) take any other action with respect to a Stock Option that may be treated as a repricing under the rules and regulations of the New York Stock Exchange, without shareholder approval.

8.3   Restrictions Relating to Incentive Stock Options   Stock Options issued in the form of Incentive Stock Options shall, in addition to being subject to the terms and conditions of Section 8.2, comply with Section 422 of the Code. Accordingly, the aggregate Fair Market Value (determined at the time the Incentive Stock Option was granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under this Plan or any other plan of the Company) shall not exceed one hundred thousand dollars ($100,000) (or such other limit as may be required by the Code).

8.4   Additional Terms and Conditions   The Committee may, by way of the Award Notice or otherwise, establish such other terms, conditions, restrictions and/or limitations, if any, of any Stock Option Award, provided that they are not inconsistent with the Plan.

8.5   Exercise   Upon exercise, the option price of a Stock Option may, at the Committee’s discretion, be paid in cash (or equivalents), or by tendering, by either actual delivery of shares or by attestation, shares of Common Stock, a combination of the foregoing or such other consideration as the Committee may deem appropriate. Any shares of Common Stock tendered by a Participant upon exercise of a Stock Option must, if acquired by the Participant pursuant to a previous Stock Option exercise, be owned by the Participant for at least six months prior to the date of exercise of the Stock Option. The Committee shall establish appropriate methods for accepting Common Stock, whether restricted or unrestricted, and may impose such conditions as it deems appropriate on the use of such Common Stock to exercise a Stock Option.

8.6   Maximum Award Payable   Notwithstanding any provision contained in the Plan to the contrary, the maximum number of shares for which Stock Options may be granted under the Plan to any one Participant in any thirty-six (36) month period is two million (2,000,000) shares of Common Stock.

ARTICLE 9 — Stock Appreciation Rights

9.1   In General   Awards may be granted in the form of SARs. SARs entitle the Participant to receive a payment equal to the appreciation in a stated number of shares of Common Stock from the exercise price to the Fair Market Value of the Common Stock on the date of exercise. An SAR may be granted in tandem with all or a portion of a related Stock Option under the Plan (“Tandem SARs”), or may be granted separately (“Freestanding SARs”). A Tandem SAR may be granted either at the time of the grant of the related Stock Option or at any time thereafter during the term of the Stock Option.

9.2   Terms and Conditions of SARs a) Tandem SARs.  A Tandem SAR shall be exercisable to the extent, and only to the extent, that the related Stock Option is exercisable, and the “exercise price” of such an SAR (the base from which the value of the SAR is measured at its exercise) shall be the option price under the related Stock Option. If a Tandem SAR is added to an outstanding option, the exercise price shall be the same as the earlier granted option which may be less than 100% of the Fair Market Value on the date the SAR is granted. If a related Stock Option is exercised as to some or all of the shares covered by the Award, the related Tandem SAR, if any, shall be cancelled automatically to the extent of the number of shares covered by the Stock Option exercise. Upon exercise of a Tandem SAR as to some or all of the shares covered by the Award, the related Stock Option shall be cancelled automatically to the extent of the number of shares covered by such exercise. Moreover, all Tandem SARs shall expire not later than the earlier of 1) seven years from the Effective Date of the SAR’s grant or 2) the expiration of the related Stock Option.

b) Freestanding SARs. Freestanding SARs shall be exercisable in accordance with such terms and conditions and at such times and during such periods as may be determined by the Committee. The exercise price of a Freestanding SAR shall be not less than 100% of the Fair Market Value of the Common Stock, as determined by the Committee, on the Effective Date of the Freestanding SAR’s grant. Moreover, all Freestanding SARs shall expire not later than seven years from the Effective Date of the Freestanding SAR’s grant and generally have the same terms and conditions as Stock Options.

c) Other than pursuant to Section 6.2 or as a result of a grant of a Substitute Award, the Committee shall not be permitted to: i) lower the exercise price of an SAR after it is granted, ii) cancel an SAR when the exercise price exceeds the Fair Market Value of the underlying shares of Common Stock in exchange for another Award or iii) take any other action with respect to an SAR that may be treated as a repricing under the rules and regulations of the New York Stock Exchange, in each case without shareholder approval.

9.3   Intentionally omitted.

9.4   Additional Terms and Conditions   The Committee may, by way of the Award Notice or otherwise, determine such other terms, conditions, restrictions and/or limitations, if any, of any SAR Award, provided that they are not inconsistent with the Plan.

9.5   Maximum Award Payable   Notwithstanding any provision contained in the Plan to the contrary, the maximum number of shares for which SARs may be granted under the Plan to any one Participant for a thirty-six (36) month period is two million (2,000,000) shares of Common Stock.

9.6   Payments of SARs   In the event that the SAR is paid in cash, the corresponding cash (or equivalents) thereof shall be paid as of the date that the SAR is exercised.

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ARTICLE 10 — Restricted Stock Awards

10.1   Grants    Awards under this Article 10 may be granted to Participants, either alone or in addition to other Awards granted under the Plan as Restricted Stock Awards or Restricted Stock Unit Awards. Awards may be granted in the form of: i) freestanding grants that vest based on the passage of time, or ii) grants in payment of earned Performance Awards or other incentive compensation under another plan maintained by the Company.

10.2   Award Restrictions   Restricted Stock Awards or Restricted Stock Unit Awards shall be subject to such terms, conditions, restrictions and/or limitations, if any, as the Committee deems appropriate including, but not by way of limitation, restrictions on transferability and continued employment; provided, however, they are not inconsistent with the Plan. The Committee may modify or accelerate the delivery of a Restricted Stock Award or Restricted Stock Unit Award under such circumstances as it deems would be in the best interest of the Company.

10.3   Vesting Period for Awards to Employees   Except as provided in Section 12.2 or Article 15, the period to achieve full vesting for Restricted Stock Awards and Restricted Stock Unit Awards granted to Employees in the form of freestanding grants shall not be shorter than three years. Vesting under the Plan can be on a pro rata or graded basis over the period or cliff at the end of the period; provided, however, that grants made to new hires to replace forfeited awards from a prior employer and grants in payment of earned Performance Awards (or other incentive compensation) are not subject to the minimum vesting period.

10.4   Evidence of Award   Any Restricted Stock Award or Restricted Stock Unit Award granted under the Plan may be evidenced in such manner as the Committee deems appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates.

ARTICLE 11 — Other Stock-Based Awards

11.1   Grants   Awards under this Article 11 may be granted to Participants, either alone or in addition to the Awards granted under the Plan, in the form of Other Stock-Based Awards. Awards may be granted either as freestanding grants or payments of earned Performance Awards or other incentive compensation under another plan maintained by the Company.

11.2   Conditions and Terms of Other Stock-Based Grants   The Committee may by way of the Award Notice or otherwise, determine such other terms, conditions, restrictions and/or limitations, if any, of any Other Stock-Based Award, provided that they are not inconsistent with the Plan. Other Stock-Based Awards in the form of deferred stock units shall not be subject to a minimum vesting period.

ARTICLE 12 — Payment of Awards

12.1   In General   Absent a Plan provision to the contrary, payment of Awards may, at the discretion of the Committee, be made in cash (or equivalents), Common Stock or a combination of cash and Common Stock. In addition, payment of Awards may include such terms, conditions, restrictions and/or limitations, if any, as the Committee deems appropriate, including, in the case of Awards paid in the form of Common Stock, restrictions on transfer and forfeiture provisions; provided, however, such terms, conditions, restrictions and/or limitations are not inconsistent with the Plan. Further, payment of Awards may be made in the form of a lump sum or installments, as determined by the Committee.

12.2   Termination of Employment   The Committee shall determine the treatment of a Participant’s Award under the Plan in the event of the Participant’s termination of employment, either in an individual Award Notice or at the time of termination.

12.3   Inimical Conduct   If a Participant performs any act or engages in any activity which the CEO, in the case of an Employee or former Employee, or the Committee, in the case of the CEO, a Director, or a former Director, determines is inimical to the best interests of the Company, the Participant shall, effective as of the date the Participant engages in such conduct, forfeit all unexercised, unearned and/or unpaid Awards, including, but not by way of limitation, Awards earned but not yet paid, all unpaid dividends and dividend equivalents and all interest, if any, accrued on the foregoing.

12.4   Breach of Employee’s Agreement   a) In General. A Participant who engages in conduct described in Section 12.4(c) below shall immediately: 1) forfeit, effective as of the date the Participant engages in such conduct, all unexercised, unearned and/or unpaid Awards, including, but not by way of limitation, Awards earned but not yet paid, all unpaid dividends and dividend equivalents and all interest, if any, accrued on the foregoing, and 2) pay to the Company the amount of any gain realized or payment received as a result of any Stock Option or SAR exercised by the Participant under the Plan within the two-year period immediately preceding the date the Participant engages in such conduct.

b) Set-Off. By accepting an Award under this Plan, a Participant consents to a deduction from any amounts the Company owes the Participant from time to time (including, but not limited to, amounts owed to the Participant as wages or other compensation, fringe benefits or vacation pay), to the extent of the amounts the Participant owes the Company under Section 12.4(a). Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount the Participant owes the Company, the Participant shall immediately pay the unpaid balance to the Company.

c) Conduct. The following conduct shall result in the consequences described in Section 12.4(a):

i) Kodak. In the case of a Participant who has signed a Kodak company employee’s agreement that has restrictive covenants similar to those in Section (iii) below (an “Eastman Kodak Company Employee’s Agreement”), the Participant’s breach of the Eastman Kodak Company Employee’s Agreement.

63	EASTMAN KODAK COMPANY

ii) Subsidiary. In the case of a Participant who is employed by a Subsidiary and has signed a written agreement with the Subsidiary that contains restrictive covenants similar to those in the Eastman Kodak Company Employee’s Agreement, the Participant’s breach of such written agreement.

iii) Other Participants. In the case of a Participant other than a Participant described in Subsection 12(c)(i) or (ii) above, the Participant without the prior written consent of Kodak, in the case of an Employee or former Employee, or the Committee, in the case of a Director or former Director: A) engages directly or indirectly in any manner or capacity as principal, agent, partner, officer, director, stockholder, employee or otherwise, in any business or activity competitive with the business conducted by Kodak or any Subsidiary; or B) at any time divulges to any person or any entity other than the Company any trade secrets, methods, processes or the proprietary or confidential information of the Company. For purposes of this Section 12.4(c)(iii), a Participant shall not be deemed a stockholder if the Participant’s record and beneficial ownership amount to not more than 1% of the outstanding capital stock of any company subject to the periodic and other reporting requirements of the Exchange Act.

ARTICLE 13 — Dividend and Dividend Equivalent

The Committee may choose, at the time of the grant of an Award or any time thereafter up to the time of the Award’s payment, to include as part of such Award an entitlement to receive cash dividends or dividend equivalents, subject to such terms, conditions, restrictions and/or limitations, if any, as the Committee may establish. Dividends and dividend equivalents shall be paid in such form and manner (i.e., lump sum or installments), and at such time(s) as the Committee shall determine. All dividends or dividend equivalents, which are not paid currently, may, at the Committee’s discretion, accrue interest or be reinvested into additional shares of Common Stock subject to the same vesting or performance conditions as the underlying Award.

ARTICLE 14 — Deferral of Awards

At the discretion of the Committee, payment of any Award, dividend or dividend equivalent, or any portion thereof, may be deferred by a Participant until such time as the Committee may establish in accordance with the applicable federal income tax requirements. All such deferrals shall be accomplished by the delivery of a written, irrevocable election by the Participant prior to the time established by the Committee for such purpose, on a form provided by the Company. Further, all deferrals shall be made in accordance with administrative guidelines established by the Committee to ensure that such deferrals comply with all applicable requirements of the Code. Deferred payments shall be paid in a lump sum or installments, as determined by the Committee. Deferred Awards may also be credited with interest, at such rates to be determined by the Committee, and, with respect to those deferred Awards denominated in the form of Common Stock, with dividends or dividend equivalents.

ARTICLE 15 — Change in Control

15.1   Treatment of Non-Continued Awards   Notwithstanding any provision contained in the Plan, including, but not limited to, Section 4.4, the provisions of this Article 15 shall control over any contrary provision. Except as otherwise set forth in Section 15.6 upon a Change in Control: i) the terms of this Article 15 shall immediately become operative, without further action or consent by any person or entity unless otherwise expressly set forth in an Award Notice; ii) all terms, conditions, restrictions and limitations in effect on any unexercised, unearned, unpaid and/or deferred Award in each case, other than Performance Awards, or any other outstanding Award, shall immediately lapse as of the date of such event; iii) no other terms, conditions, restrictions and/or limitations shall be imposed upon any Awards on or after such date, and in no circumstance shall an Award be forfeited on or after such date; and iv) except in those instances where a prorated Award is required to be paid under this Article 15, all unexercised, unvested, unearned and/or unpaid Awards or any other outstanding Awards shall automatically become one hundred percent (100%) vested immediately.

15.2   Dividends and Dividend Equivalents   Except as otherwise set forth in Section 15.6, upon a Change in Control, all unpaid dividends and dividend equivalents and all interest accrued thereon, if any, shall be treated and paid under this Article 15 in the identical manner and time as the Award under which such dividends or dividend equivalents have been credited. For example, if upon a Change in Control, an Award under this Article 15 is to be paid in a prorated fashion, all unpaid dividends and dividend equivalents with respect to such Award shall be paid according to the same formula used to determine the amount of such prorated Award.

15.3   Valuation and Payment of Awards; Treatment of Performance Awards   Except as otherwise set forth in Section 15.6, upon a Change in Control, any Participant, whether or not he or she is still employed by the Company, shall be paid, in a single lump-sum cash payment, as soon as practicable but in no event later than ninety (90) days after the Change in Control, in exchange for all of his or her Freestanding SARs, Stock Options (including Incentive Stock Options), Other Stock-Based Awards, Restricted Stock Awards and Restricted Stock Unit Awards, and all other outstanding Awards (including those granted by the Committee pursuant to its authority under Subsection 4.2(o) hereof), other than Performance Awards, a cash payment (or the delivery of shares of stock, other securities or a combination of cash, stock and securities equivalent to such cash payment) equal to the difference, if any, between the Change in Control Price and the purchase price per share, if any, under the Award multiplied by the number of shares of Common Stock subject to such Award; provided that if such product is zero or less, the Awards will be cancelled and terminated without payment therefore. For Performance Awards, regardless of Section 15.6, A) if at the time of the Change in Control more than fifty percent (50%) of the applicable Performance Cycle has elapsed, the Performance Award granted to the Participant shall vest and Awards shall be paid out in an amount equal to the greater of i) the target performance set out in the Performance Formula or ii) actual performance to date, and B) if at the time of the Change in Control fifty percent (50%) or less of the applicable Performance Cycle has elapsed, the Performance Award granted to the Participant shall vest and Awards shall be paid in an amount equal to fifty percent (50%) of target performance set out in the Performance Formula without consideration of actual performance to date.

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15.4   Deferred Awards   Upon a Change in Control, all Awards deferred by a Participant under Article 14 hereof, but for which he or she has not received payment as of such date, shall be paid in a single lump-sum cash payment as soon as practicable, but in no event later than ninety (90) days after the Change in Control. For purposes of making such payment, the value of all Awards that are equity-based shall be determined by the Change in Control Price.

15.5   Miscellaneous   Upon a Change in Control, the provisions of Sections 12.2, 12.3, 12.4 and 16.3 hereof shall become null and void and of no further force and effect and no action, including, but not by way of limitation, the amendment, suspension or termination of the Plan, shall be taken which would affect the rights of any Participant or the operation of the Plan with respect to any Award to which the Participant may have become entitled hereunder on or prior to the date of such action or as a result of such Change in Control.

15.6   Continuation of Awards   Unless otherwise determined by the Committee, upon a Change in Control pursuant to which the Surviving Company or Parent Company, as applicable, assumes (or substitutes) all outstanding Awards (other than Performance Awards) pursuant to the terms hereof, then the provisions of Sections 15.1 through 15.3 shall not apply to any Award. The Committee shall determine in its sole discretion whether an Award shall be considered “assumed” or “substituted.” Without limiting the foregoing, for the purposes of this Article, a Stock Option or SAR shall be considered “assumed” or “substituted” if in the reasonable determination of the Committee, i) the aggregate intrinsic value (the difference between the then Fair Market Value and the exercise price per share of Common Stock multiplied by the number of shares of Common Stock subject to such award) of the assumed (or substituted) Award immediately after the Change in Control is substantially the same as the aggregate intrinsic value of such Award immediately before such transaction; ii) the ratio of the exercise price per assumed (or substituted) Award to the fair market value per share of successor corporation stock immediately after the Change in Control is substantially the same as such ratio for such Award immediately before such transaction; iii) the Award is exercisable for the consideration approved by the Committee (including shares of stock, other securities or property or a combination of cash, stock, securities and other property); and iv) the other terms and conditions of the Stock Options or SARs remain substantially the same. For the purposes of this Article, Restricted Stock Awards and Restricted Stock Unit Awards shall be considered an assumed (or substituted) Award if in the reasonable determination of the Committee, the value and terms and conditions of the assumed (or substituted) Award immediately after the Change in Control are substantially the same as the value and terms and conditions of such Award immediately before such transaction.

15.7   Termination of Employment Following a Change in Control   a) Eligibility. Notwithstanding any provision contained in the Plan, including, but not limited to, Sections 4.4 and 12.2, the provisions of this Section 15.7 shall control over any contrary provision. All Participants shall be eligible for the treatment afforded by this Section 15.7 if their employment by the Company terminates within two years following a Change in Control, unless the termination is due to i) death; ii) Disability; iii) one of the following reasons: A) the willful and continued failure by the Participant to substantially perform his or her duties with his or her employer after a written warning identifying the lack of substantial performance is delivered to the Participant by his or her employer to specifically identify the manner in which the employer believes that Participant has not substantially performed his or her duties, or B) the willful engaging by the Participant in illegal conduct which is materially and demonstrably injurious to Kodak or a Subsidiary; iv) resignation other than A) a resignation from a declined reassignment to a job that is not reasonably equivalent in responsibility or compensation (as would be determined under Kodak’s Termination Allowance Plan) or that is not in the same geographic area (as would be determined under Kodak’s Termination Allowance Plan), or B) a resignation within 30 days following a reduction in base pay; or v) Retirement.

b) If a Participant is eligible for treatment under this Article 15.7, i) all of the terms, conditions, restrictions and limitations in effect on any of his or her unexercised, unearned, unpaid and/or deferred Awards shall immediately lapse as of the date of his or her termination of employment; ii) no other terms, conditions, restrictions and/or limitations shall be imposed upon any of his or her Awards on or after such date, and in no event shall any of his or her Awards be forfeited on or after such date; and iii) except in those instances where a prorated Award is required to be paid under this Article 15, all of his or her unexercised, unvested, unearned and/or unpaid Awards shall automatically become one hundred percent (100%) vested immediately upon his or her termination of employment.

c) If a Participant is eligible for treatment under this Section 15.7, all of his or her unpaid dividends and dividend equivalents and all interest accrued thereon, if any, shall be treated and paid under this Article 15 in the identical manner and time as the Award under which such dividends or dividend equivalents have been credited.

15.8   Legal Fees   Kodak shall pay all reasonable legal fees and related expenses incurred by a Participant in seeking to obtain or enforce any payment, benefit or right he or she reasonably may be entitled to under the Plan in connection with a Change in Control; provided, however, the Participant shall be required to repay any such amounts to Kodak to the extent a court of competent jurisdiction issues a final and non-appealable order setting forth the determination that the position taken by the Participant was frivolous or advanced in bad faith.

ARTICLE 16 — Miscellaneous

16.1   Nonassignability   a) In General. Except as otherwise determined by the Committee or as otherwise provided in Subsection (b) below, no Awards or any other payment under the Plan shall be subject to any manner to alienation, anticipation, sale, transfer (except by will, the laws of descent and distribution, or domestic relations order), assignment, pledge or encumbrance, nor shall any Award be payable to or exercisable by anyone other than the Participant to whom it was granted.

65	EASTMAN KODAK COMPANY

b) Non-Qualified Stock Options. The Committee shall have the discretionary authority to grant Awards of Non-Qualified Stock Options or amend outstanding Awards of Non-Qualified Stock Options to provide that they be transferable, subject to such terms and conditions as the Committee shall establish. In addition to any such terms and conditions, the following terms and conditions shall apply to all transfers of Non-Qualified Stock Options:

i) Permissible Transferors. The only Participants permitted to transfer their Non-Qualified Stock Options are those Participants who are, on the date of the transfer of their Non-Qualified Stock Option, either in wage grade 56 or above, or the equivalent thereof, a corporate officer of Kodak or a Director.

ii) Permissible Transferees. Transfers shall only be permitted to: i) the Participant’s “Immediate Family Members,” as that term is defined in Subsection (b)(ix) below; ii) a trust or trusts for the exclusive benefit of such Immediate Family Members; or iii) a family partnership or family limited partnership in which each partner is, at the time of transfer and all times subsequent thereto, either an Immediate Family Member or a trust for the exclusive benefit of one or more Immediate Family Members.

iii) No Consideration. All transfers shall be made for no consideration.

iv) Subsequent Transfers. Once a Participant transfers a Non-Qualified Stock Option, any subsequent transfer of such transferred option shall, notwithstanding Section 16.1(b)(i) to the contrary, be permitted provided, however, such subsequent transfer complies with all of the terms and conditions of this Section 16.1(b), with the exception of Section 16.1(b)(i).

v) Transfer Agent. In order for a transfer to be effective, the Committee’s designated transfer agent must be used to effectuate the transfer. The costs of such transfer agent shall be borne solely by the transferor.

vi) Withholding. In order for a transfer to be effective, a Participant must agree in writing prior to the transfer on a form provided by Kodak to pay any and all payroll and withholding taxes due upon exercise of the transferred option. In addition, prior to the exercise of a transferred option by a transferee, arrangements must be made by the Participant with Kodak for the payment of all payroll and withholding taxes.

vii) Terms and Conditions of Transferred Option. Upon transfer, a Non-Qualified  Stock Option continues to be governed by and subject to the terms and conditions of the Plan and the Stock Option’s applicable administrative guide and Award Notice. A transferee of a Non-Qualified  Stock Option is entitled to the same rights as the Participant to whom such Non-Qualified  Stock Options were awarded, as if no transfer had taken place. Accordingly, the rights of the transferee are subject to the terms and conditions of the original grant to the Participant, including provisions relating to expiration date, exercisability, option price and forfeiture.

viii) Notice to Transferees. Kodak shall be under no obligation to provide a transferee with any notice regarding the transferred options held by the transferee upon forfeiture or any other circumstance.

ix) Immediate Family Member. For purposes of this Section 16.1, the term “Immediate Family Member” shall mean the Participant and his or her spouse, children or grandchildren, whether natural, step or adopted children or grandchildren.

16.2   Withholding Taxes   In connection with any payments to a Participant or other event under the Plan that gives rise to a federal, state, local or other tax withholding obligation relating to the Plan (including, without limitation, FICA tax), the Company shall be entitled to deduct from any payment under the Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld (or cause to be withheld) with respect to such payment or may require the Participant to pay to the Company such tax prior to and as a condition of the making of such payment. In accordance with any applicable administrative guidelines it establishes, the Committee may allow a Participant to pay the amount of taxes required to be withheld from an Award by withholding from any payment of Common Stock due as a result of such Award at minimum statutory tax rates, or by permitting the Participant to tender (actually or through attestation) to the Company, shares of Common Stock having a Fair Market Value, as determined by the Committee, equal to the amount of such required withholding taxes up to the maximum marginal tax rate.

16.3   Amendments to Awards   The Committee may at any time unilaterally amend any unexercised, unearned or unpaid Award, including, but not by way of limitation, Awards earned but not yet paid, to the extent it deems appropriate; provided, however, that any such amendment which, in the opinion of the Committee, materially impairs the rights or materially increases the obligation of a Participant under an outstanding Award shall be made only with the consent of the Participant (or, upon the Participant’s death, the person having the right to exercise the Award), except that amendments to implement administrative changes to the Plan that are deemed necessary or advisable by the Committee for compliance with laws shall not require Participant consent. By means of illustration but not limitation, the Committee may restrict the method of exercise of an Award to avoid securities laws or exchange control filings, laws or regulations.

16.4   Regulatory Approvals and Listings   Notwithstanding anything contained in this Plan to the contrary, the Company shall have no obligation to issue or deliver certificates of Common Stock evidencing any Award resulting in the payment of Common Stock prior to: a) the obtaining of any approval from any governmental agency which the Company shall, in its sole discretion, determine to be necessary or advisable; b) the admission of such shares to listing on the stock exchange on which the Common Stock may be listed; and c) the completion of any registration or other qualification of said shares under any state or federal law or ruling of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable.

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16.5   No Right to Continued Employment or Grants   Participation in the Plan shall not give any Employee any right to remain in the employ of Kodak or any Subsidiary. Kodak or, in the case of employment with a Subsidiary, the Subsidiary, reserves the right to terminate any Employee at any time for any or no reason. Further, the adoption of this Plan shall not be deemed to give any Employee or any other individual any right to be selected as a Participant or to be granted an Award. In addition, no Employee having been selected for an Award, shall have at any time the right to receive any additional Awards.

16.6   Amendment/Termination   The Committee may suspend or terminate the Plan at any time for any reason with or without prior notice. In addition, the Committee may, from time to time for any reason and with or without prior notice, amend the Plan in any manner, but may not without shareholder approval adopt any amendment which would require the vote of the shareholders of Kodak required under the New York Stock Exchange’s shareholder approval rules.

16.7   Governing Law   The Plan shall be governed by and construed in accordance with the laws of the State of New York, except as superseded by applicable federal law, without giving effect to its conflicts of law provisions.

16.8   No Right, Title or Interest in Company Assets; No Rights as a Shareholder   No Participant shall have any rights as a shareholder, including the right to vote, as a result of participation in the Plan until the date of issuance of a stock certificate in his or her name or such other evidence of ownership as may be determined by the Committee and, in the case of Restricted Stock Awards such rights as are granted to the Participant under the Plan. To the extent any person acquires a right to receive payments from the Company under the Plan, such rights shall be no greater than the rights of an unsecured creditor of the Company and the Participant shall not have any rights in or against any specific assets of the Company. All of the Awards granted under the Plan shall be unfunded.

16.9   Section 16 of the Exchange Act   In order to avoid any Exchange Act violations, the Committee may, from time to time, impose additional restrictions upon an Award, including but not limited to, restrictions regarding tax withholdings.

16.10   No Guarantee of Tax Consequences    No person connected with the Plan in any capacity, including, but not limited to, Kodak and its Subsidiaries and their directors, officers, agents and employees makes any representation, commitment or guarantee that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to amounts deferred under the Plan, or paid to or for the benefit of a Participant under the Plan, or that such tax treatment will apply to or be available to a Participant on account of participation in the Plan.

16.11    Other Benefits   No Award granted under the Plan shall be considered compensation for purposes of computing benefits under any retirement plan of the Company nor affect any benefits or compensation under any other benefit or compensation plan of the Company now or subsequently in effect.

16.12   Section Headings    The section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of the sections.

16.13   Severability; Entire Agreement    If any of the provisions of this Plan or any Award Notice is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby; provided, that if any of such provisions is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan, any administrative guidelines or sub-plans issued pursuant to Section 4.2(i), and any Award Notices contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

16.14   No Third Party Beneficiaries    Except as expressly provided therein, neither the Plan nor any Award Notice shall confer on any person other than the Company and the grantee of any Award any rights or remedies there under.

16.15   Successors and Assigns    The terms of this Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns.

16.16   Waiver of Claims    Each Participant recognizes and agrees that prior to being selected by the Committee to receive an Award he or she has no right to any benefits hereunder. Accordingly, in consideration of the Participant’s receipt of any Award hereunder, he or she expressly waives any right to contest the amount of any Award, the terms of any Award Notice, any determination, action or omission hereunder or under any Award Notice by the Committee, the Company or the Board, or any amendment to the Plan or any Award Notice (other than an amendment to this Plan or an Award Agreement to which his or her consent is expressly required by the express terms of the Plan or an Award Notice).

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APPENDIX A — Eastman Kodak Company 2005 Omnibus Long-Term Compensation Plan

a)

Introduction. The terms of this Appendix A apply to all Awards, other than Stock Options or SARs, that are intended by the Committee to satisfy the requirements for deductibility as “performance-based compensation” under Section 162(m)(4)(C) of the Code.

b)	Definitions. The capitalized terms used in this Appendix shall have the same meaning as set forth in the Plan, unless otherwise defined below.

i) Committee. “Committee” means the Executive Compensation and Development Committee of the Board, or such other Board committee as may be designated by the Board to administer the Plan; provided that the Committee shall consist of at least two directors, each of whom is an “outside director” within the meaning of Section 162(m) of the Code and the applicable regulations thereunder.

ii) Performance Criteria. “Performance Criteria” shall mean any of the following for the Company on a consolidated basis and/or for any subsidiary, division, business unit or one or more business segments: return on net assets (RONA), return on shareholders’ equity, return on assets, return on capital, shareholder returns, total shareholder return, return on invested capital, profit margin, earnings per share, net earnings, operating earnings, Common Stock price per share, sales or market share, unit manufacturing cost, working capital, productivity, days sales in inventory, days sales outstanding, revenue, revenue growth, cash flow and investable cash flow.

c)	Awards.

i) Eligible Employees. All Employees are eligible to be selected for a Performance Award during a Performance Cycle.

ii) Performance Cycle. For purposes of this Appendix A, a Performance Cycle shall be at least twelve (12) calendar months.

iii) Committee Discretion. To the extent required by Section 162(m) of the Code, the Committee shall have full discretion, within the first ninety (90) days of a Performance Cycle (or, if longer, within the maximum period allowed under Section 162(m) of the Code), to designate the Employees who will be Participants for the Performance Cycle, the length of such Performance Cycle, the type(s) of Awards to be issued, the Performance Criteria that will be used to calculate, in an objective manner, the Performance Formula, the kind(s) and/or level(s) of the goals under the Performance Formula, whether the Performance Criteria shall apply to the Company, Kodak, a Subsidiary or any one or more subunits of the foregoing and the Performance Formula.

iv) Adjustment of Awards. The Committee is authorized at any time during the first ninety (90) days of a Performance Cycle, or at any time thereafter (but only to the extent the exercise of such authority after the first ninety (90) days of a Performance Cycle would not cause the Awards granted to the Participant for the Performance Cycle to fail to qualify as “performance-based compensation” under Section 162(m) of the Code), in its sole and absolute discretion, to adjust or modify the Performance Formula for such Performance Cycle in order to prevent the dilution or enlargement of the rights of Participants, A) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; B) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles or business conditions; and C) in view of the Committee’s assessment of the business strategy of the Company, performance of comparable organizations, economic and business conditions and any other circumstances deemed relevant. In no event shall the Award of any Participant who is a Covered Employee be adjusted pursuant to Section 6.2 of the Plan to the extent it would cause such Award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code.

v) Determination of Awards. Following the completion of a Performance Cycle, the Committee shall review and certify in writing whether, and to what extent, the goals under the Performance Formula for the Performance Cycle have been achieved and, if so, to calculate and certify in writing the amount of the Awards earned for the period. The Committee shall then determine the actual size of each Participant’s Award for the Performance Cycle. In determining the actual size of an individual Award for a Performance Cycle, the Committee may reduce (but not increase) or eliminate the amount of the Award earned under the Performance Formula for the Performance Cycle, if in the Committee’s sole judgment, such reduction or elimination is appropriate.

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■ Exhibit II—Amendment to Executive Compensation for Excellence and Leadership Plan

Section 2.26 of the Executive Compensation for Excellence and Leadership Plan entitled “Performance Criteria” is amended in its entirety, effective January 1, 2005, to read as follows:

2.26    Performance Criteria

“Performance Criteria” shall mean any of the following for the Company on a consolidated basis and/or for any subsidiary, division, business unit or one or more business segments: return on net assets (RONA), return on shareholders’ equity, return on assets, return on capital, shareholder returns, total shareholder return, return on invested capital, profit margin, earnings per share, net earnings, operating earnings, Common Stock price per share, sales or market share, unit manufacturing cost, working capital, productivity, days sales in inventory, days sales outstanding, revenue, revenue growth, cash flow and investable cash flow.

69	EASTMAN KODAK COMPANY

■ Exhibit III—Restated Certificate of Incorporation

Pursuant to Section 14A:9-5 of the New Jersey Business Corporation Act, Eastman Kodak Company amends, restates, and integrates its Certificate of Incorporation, as heretofore amended and restated, to read as follows:

SECTION 1.    The name of the corporation is “Eastman Kodak Company.”

SECTION 2.    The Company is organized for the purpose of engaging in any activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act, as amended from time to time.

SECTION 3 .    The Company has authority to issue 1,050,000,000 shares, consisting of 100,000,000 shares of preferred stock, par value $10.00 each, and 950,000,000 shares of common stock, par value $2.50 each.

The Board of Directors may cause the preferred stock to be issued from time to time in one or more series and may determine the designation and number of shares, and the relative rights, preferences, and limitations of the shares, of each such series. The Board of Directors may change the designation and number of shares, and the relative rights, preferences, and limitations of the shares, of each series no shares of which have been issued.

Such authority of the Board of Directors includes but is not limited to the authority to cause to be issued one or more series of preferred stock

a)	entitling the holders thereof to cumulative, noncumulative or partially cumulative dividends;

b)	entitling the holders thereof to receive dividends payable on a parity with or in preference to the dividends payable on the common stock or on any other series of preferred stock;

c)	entitling the holders thereof to preferential rights upon the liquidation of, or upon any distribution of the assets of, the Company;

d)	convertible, at the option of the Company or of the holders or of both, into shares of common stock or any other series of preferred stock;

e)

redeemable, in whole or in part, at the option of the Company, in cash, its bonds or other property, at such price or prices, within such period or periods, and under such conditions as the Board of Directors provides, including creation of a sinking fund for the redemption thereof;

f)	lacking voting rights or having limited voting rights or enjoying special or multiple voting rights.

No holder of shares of the Company shall be entitled, as such, as a matter of pre-emptive or preferential right, to subscribe for or purchase any part of any new or additional issue of shares, or any treasury shares, or of securities of the Company or of any subsidiary of the Company convertible into, or exchangeable for, or carrying rights or options to purchase or subscribe, or both, to shares of any class whatsoever, whether now or hereafter authorized, and whether issued for cash, property, services or otherwise.

SECTION 4.   The address of the Company’s current registered office in the State of New Jersey is 28 West State Street, Trenton, New Jersey 08608. The name of the Company’s current registered agent is The Corporation Trust Company.

SECTION 5.   The affairs of the Company shall be managed by a Board of Directors. Except as otherwise provided by this Section, the number of directors, not fewer than nine (9) nor more than eighteen (18), shall be fixed from time to time by resolution of the Board of Directors.

Commencing with the annual election of directors by the shareholders in 1987, and continuing until the annual meeting of shareholders in 2008, the directors shall be divided into three classes: Class I, Class II and Class III, each such class, as nearly as possible, to have the same number of directors. The directors may be removed by vote of the shareholders only for cause. The term of office of the initial Class I directors shall expire at the annual meeting of the shareholders in 1988, the term of office of the initial Class II directors shall expire at the annual meeting of the shareholders in 1989, and the terms of office of the initial Class III directors shall expire at the annual meeting of the shareholders in 1990. At each annual meeting of the shareholders held after 1987 and continuing through and including the annual meeting of shareholders in 2005, the directors chosen to succeed those whose terms have then expired shall be identified as being of the same class as the directors they succeed and shall be elected by the shareholders for a term expiring at the third succeeding annual meeting of the shareholders.

At the 2006 annual meeting of shareholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2008 annual meeting of shareholders. At the 2007 annual meeting of shareholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2008 annual meeting of shareholders. At the 2008 annual meeting of shareholders and at each annual meeting of shareholders thereafter, all directors shall be elected for terms expiring at the next annual meeting of shareholders.

In the event that the holders of any class or series of stock of the Company having a preference, as to dividends or upon liquidation of the Company, shall be entitled by a separate class vote to elect directors, as may be specified pursuant to Section 3, then the provisions of such class or series of stock with respect to their rights shall apply. The number of directors that may be elected by the holders of any such class or series of stock shall be in addition to the number fixed pursuant to the preceding paragraph of this Section 5 and shall not be limited by the maximum number of directors set forth above. Except as otherwise expressly provided pursuant to Section 3, the number of directors that may be so elected by the holders of any such class or series of stock shall be elected for terms expiring at the next annual meeting of shareholders ~~and without regard to the classification of the remaining members of the Board of Directors~~, and vacancies among directors so elected by the separate class vote of any such class or series of stock shall be filled by the remaining

2005 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT	70

directors elected by such class or series, or, if there are no such remaining directors, by the holders of such class or series in the same manner in which such class or series initially elected a director.

If at any meeting for the election of directors, more than one class of stock, voting separately as classes, shall be entitled to elect one or more directors and there shall be a quorum of only one such class of stock, that class of stock shall be entitled to elect its quota of directors notwithstanding the absence of a quorum of the other class or classes of stock.

Vacancies and newly created directorships resulting from an increase in the number of directors, subject to the provisions of Section 3, shall be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and such directors so chosen shall hold office until the next succeeding annual meeting of shareholders.

~~Notwithstanding any other provisions of this Certificate of Incorporation or the by-laws of the Company (and notwithstanding that a lesser percentage may be specified by law), the provisions of this Section 5 may not be amended or repealed unless such action is approved by the affirmative vote of the holders of not less than eighty percent (80%) of the voting power of all of the outstanding shares of capital stock of the Company entitled to vote generally in the election of the directors, considered for purposes of this Section 5 as a single class.~~

The number of directors constituting the Company’s current Board of Directors is thirteen (13) ~~sixteen (16)~~, the address of each director is 343 State Street, Rochester, New York 14650, and their names are as follows:

Richard S. Braddock	Debra L. Lee
Daniel A. Carp	Delano E. Lewis
Martha Layne Collins	Paul H. O’Neill
Timothy M. Donahue	Antonio M. Perez
Michael J. Hawley	Hector de J. Ruiz
William H. Hernandez	Laura D’Andrea Tyson
Durk I. Jager

~~Roger E. Anderson~~	~~Cecil D. Quillen, Jr.~~
~~John F. Burlingame~~	~~Toy F. Reid~~
~~Colby H. Chandler~~	~~J. Phillip Samper~~
~~Charles T. Duncan~~	~~David S. Saxon~~
~~Walter A. Fallon~~	~~Paul L. Smith~~
~~Juanita M. Kreps~~	~~William L. Sutton~~
~~John J. Phelan, Jr.~~	~~Kay R. Whitmore~~

SECTION 6.    No director or officer of the Company shall be personally liable to the Company or its shareholders for damages for breach of any duty owed to the Company or its shareholders as a director or officer, except to the extent that such exemption from liability or limitation thereof is not permitted by the New Jersey Business Corporation Act now or hereafter. Neither the amendment nor repeal of this Section 6, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Section 6, shall eliminate or reduce the effect of this Section in respect of any matter occurring, or any cause of action, suit or claim that, but for this Section 6 would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

SECTION 7.    To the extent shareholder approval is required under the New Jersey Business Corporation Act for any merger or consolidation involving the Company or any ~~The~~ sale, assignment, transfer or other disposition of all, or substantially all, the assets ~~the rights, franchises and property~~ of the Company ~~as an entirety~~, such transaction shall be ~~made only after obtaining approval by~~ approved upon receiving the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote thereon ~~the holders of two-thirds of the shares issued and outstanding at any annual or special meeting of shareholders duly called for that purpose~~.

~~SECTION 8 .    The Company may loan money to, or guarantee an obligation of, or otherwise assist any officer or other employee of the Company or of any subsidiary, including an officer or employee who is also a director of the Company, whenever, in the judgment of a majority of the entire Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the Company.~~

SECTION ~~9~~8.    Except as otherwise required by law or by other provisions of this Certificate of Incorporation, this Certificate of Incorporation may be amended by the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote thereon at any annual or special meeting of the shareholders duly called for that purpose.

~~DATED this 12th day of May, 1988.~~

DATED this ____ day of May, 2005.

71	EASTMAN KODAK COMPANY

■ Exhibit IV—Corporate Governance Guidelines

The Board of Directors, acting on the recommendation of its Corporate Responsibility and Governance Committee, has developed and adopted these Governance Guidelines. They establish a common set of expectations to assist the Board and its committees in fulfilling their responsibilities to the Company’s shareholders. In recognition of the continuing evolution of corporate governance best practices, this is a working document that will be periodically reviewed and, if appropriate, revised by the Board.

I. ROLE AND RESPONSIBILITIES OF THE BOARD

Board Role    The role of the Board is to actively oversee the effectiveness of management’s policies and decisions, including the execution of its strategies, towards the goal of maximizing the Company’s long-term value for the benefit of its shareholders. While its paramount duty is to the Company’s shareholders, the Board recognizes that the long-term interests of shareholders are advanced by responsibly addressing, as appropriate, the concerns of other stakeholders and interested parties including employees, customers, suppliers, government officials and the public at large.

Board Responsibilities   In addition to its general oversight of management, the Board (either directly or through its committees) also performs a number of specific functions including:

•	Maximize Shareholder Return Representing the interests of the Company’s shareholders by maximizing the Company’s long-term value.
•	Strategic Planning Reviewing and approving management’s strategic and business plans, and monitoring performance against the plans.
•	CEO Selection and Succession Selecting, evaluating and compensating the CEO and overseeing the CEO succession planning process.
•	Management Compensation and Development Providing counsel and oversight on the selection, evaluation, development and compensation of senior management.
•	Annual Operating Plans and Budgets Overseeing, understanding and monitoring the Company’s annual operating plans and budgets prepared by management.
•

Controls Reviewing and assessing the processes and policies in place for maintaining the integrity of the Company, including the integrity of its financial statements, the integrity of its compliance with law, ethics and the Company own statement of values, and the integrity of its relationships with employees, customers and suppliers.

•

Risk Management Reviewing and assessing management’s processes and policies to assess the major risks facing the Company, and periodically reviewing management’s assessment of these major risks and the options for their mitigation.

•	Board Nomination and Evaluation Nominating Directors and Committee members and overseeing the composition, structure, practices and evaluation of the Board and its Committees.
•	Transactions Outside Ordinary Course of Business Evaluating and approving all material Company transactions not arising in the ordinary course of business.

II. DIRECTOR SELECTION AND QUALIFICATION STANDARDS

Independence    The Board will be comprised of a majority of directors who qualify as independent directors under the listing standards of the NYSE. To be considered independent under the NYSE’s rules, the Board must determine that a director does not have any material relationship with the Company. The Board has established “Director Independence Standards” set forth in Appendix A to assist it in determining director independence.

The Board, with assistance from its Corporate Responsibility and Governance Committee, will undertake an annual review to evaluate the independence of its non-employee directors. In advance of the meeting at which this review occurs, each non-employee director will be asked to provide the Board with full information regarding the director’s business and other relationships with the Company and its affiliates and senior management and their affiliates to enable the Board to evaluate the director’s independence.

Selection of New Directors    The entire Board is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of the shareholders. The Corporate Responsibility and Governance Committee is responsible for identifying, screening and recommending candidates to the Board for Board membership.

The Corporate Responsibility and Governance Committee will use the “Director Selection Process” described in Appendix B when recruiting, evaluating and selecting director candidates.

The Company is committed to maintaining its tradition of inclusion and diversity within the Board, and confirms that its policy of non-discrimination based on sex, race, religion or national origin applies in the selection of directors.

Board Membership Criteria    Nominees for director will be selected on the basis of a number of factors, including the nominee’s integrity, reputation, judgment, knowledge, experience, diversity and Board needs. The Board is committed to a diversified membership. The Corporate Responsibility and Governance Committee is responsible for assessing the appropriate balance of skills and characteristics required of Board members. The Board has established “Director Qualification Standards” set forth in Appendix C to assist it in selecting Board nominees.

2005 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT	72

III. BOARD LEADERSHIP

Chairman of the Board    The Board of Directors will elect a Chairman of the Board who will have primary responsibility for scheduling Board meetings, calling special meetings when necessary, setting or proposing the agenda for each meeting and leading the conduct of Board meetings. The CEO of the Company will, in most cases, also be the Chairman of the Board.

Presiding Director    The Board of Directors will also elect a Presiding Director whose primary function will be to ensure that the Board operates independent of the Company’s management. Absent a Board decision to the contrary, the Presiding Director will be the longest-tenured independent member of the Board. Included as part of the Presiding Director’s responsibilities are: convening and chairing regular and special meetings of the independent directors, acting as the principal liaison between the independent directors and the CEO and providing feedback to the CEO from the meetings of the independent directors.

IV. BOARD CONDUCT

Change of Responsibility of Director    Directors are expected to report changes in their employment or their business or professional affiliations or responsibilities, including retirement, to both the Chairman of the Board and the Chair of the Corporate Responsibility and Governance Committee. A director will tender a resignation when there is a change in the director’s principal employment. Based on advice from the Corporate Responsibility and Governance Committee, the Board will then decide whether continued Board membership is appropriate under the circumstances.

The CEO and any other officer of the Company who is a director will tender their resignation from the Board when such individual ceases to be the CEO or other officer of the Company. The CEO should not, in most cases, continue as a director after retirement from the Company.

Retirement    A director will retire from the Board at the first Annual Meeting following the director’s 70th birthday.

Equity Ownership    It is expected that each director will develop a meaningful equity interest in the Company within a reasonable period after initial election to the Board and retain such equity interest while serving on the Board. To align the interests of directors and the Company’s shareholders, a director is not permitted to exercise any stock options or sell any restricted shares granted to him or her by the Company unless and until the director owns shares of stock in the Company (either outright or through phantom stock units in the Deferred Compensation Plan for Directors) that have a value equal to at least five times the then maximum amount of the annual retainer which may be taken in cash by the director.

Other Board Memberships    Directors should advise both the Chairman of the Board and the Chair of the Corporate Responsibility and Governance Committee before accepting any other public company directorship. If the Corporate Responsibility and Governance Committee determines a conflict of interest exists by serving on the board of another company, the director is expected to act in accordance with the recommendation of the committee.

Other Audit Committee Memberships    No member of the Audit Committee may serve simultaneously on the audit committees of more than two other public company boards, unless the Board determines that such simultaneous service would not impair such director’s ability to effectively serve on the Audit Committee and such determination is disclosed in the Company’s annual Proxy Statement. Directors will advise both the Chairman of the Board and the Chair of the Corporate Responsibility and Governance Committee prior to accepting an invitation to serve on the audit committee of another public company board.

Communications with the Public    The CEO is responsible for establishing effective communications with the Company’s stakeholder groups (i.e., the press, institutional investors, analysts, customers, suppliers and other constituencies). The Board will look to management to speak for the Company. Board members will refer all inquiries from and communications with the Company’s stakeholder groups to the CEO. In the unusual circumstance where the independent directors need to communicate directly with the press, the Presiding Director will perform this function.

Confidentiality    The Board believes maintaining confidentiality of information and deliberations is an imperative. Information learned during the course of service of the Board is to be held confidential and used solely in furtherance of the Company’s business.

Code of Business Conduct and Ethics    The Company will maintain, and the Audit Committee will oversee compliance with, a code of business conduct and ethics for the directors. Such code as currently in effect is set forth in Appendix D, and such code may be modified and replaced from time to time by the Audit Committee.

V. BOARD MEETINGS

Meeting Attendance    Directors are expected to attend Board meetings, meetings of committees on which they serve and meetings of stockholders absent exceptional cause. The Board has established a “Board of Directors Attendance Policy,” a copy of which is attached as Appendix E.

Agenda    The Chairman of the Board will set the agenda for each meeting of the Board. Any director may suggest agenda items and may raise at meetings other matters they consider worthy of discussion.

Board Materials Distributed in Advance    Management will be responsible for assuring that, as a general rule, information and data that are important to the Board’s understanding of the Company’s business and to all matters expected to be considered and acted upon by the Board be distributed in writing to the Board sufficiently in advance of each Board meeting and each action to be taken by written consent to provide the directors a reasonable time to

73	EASTMAN KODAK COMPANY

review and evaluate such information and data. Management will make every attempt to see that this material is as concise as possible while still providing the desired information. In the event of a pressing need for the Board to meet on short notice or if such materials would otherwise contain highly confidential or sensitive information, it is recognized that written materials may not be available in advance.

To prepare for meetings, directors should review these materials in advance. Directors will preserve the confidentiality of all materials given and information provided to the Board.

Board Presentations    As a general rule, presentations on specific subjects should be sent to the Board members in advance so that Board meeting time may be conserved and discussion time focused on questions that the Board has about the material. On those occasions in which the subject matter is too sensitive to distribute in written form, the presentation will be discussed at the meeting.

Strategic Planning   The Board will review the Company’s long-term strategic plan during at least one Board meeting each year specifically devoted to this purpose.

Executive Sessions    The non-management directors will regularly meet in executive session, without management, at least four times per year in connection with regularly scheduled Board meetings. The Presiding Director will preside at all of these executive sessions. If the Presiding Director is not present, the independent directors will choose another independent director to preside at the executive session.

When all of the non-management directors are not independent, the independent directors of the Board will meet in executive session, without the management directors and other members of management, at least one time per year in connection with a regularly scheduled Board meeting. The Presiding Director will preside at this executive session. If the Presiding Director is not present, the independent directors will choose another independent director to preside at the executive session.

VI. COMMITTEE MATTERS

Committees    The Company has five standing committees: Audit Committee, Corporate Responsibility and Governance Committee, Executive Committee, Executive Compensation and Development Committee, and the Finance Committee. Each committee will have the duties and responsibilities delegated to it in its charter and in the Company’s by-laws. The Board may form a new committee or disband an existing committee depending on circumstances.

Independence of the Board Committees    Each committee of the Board will be composed entirely of independent directors (with the exception of the Executive Committee whose membership will include the Chairman of the Board).

Committee Agenda    The Chair of each committee, in consultation with the appropriate members of the committee and management, will develop the committee’s agenda for each meeting. Each committee will issue a schedule of agenda subjects to be discussed for the ensuing year at the beginning of each year (to the degree these can be foreseen).

Assignment and Rotation of Committee Members    The Corporate Responsibility and Governance Committee is responsible, after consultation with the Chairman of the Board, for making recommendations to the Board with respect to the assignment of committee members and Chairs. After reviewing the Corporate Responsibility and Governance Committee’s recommendations, the Board is responsible for appointing the committee Chairs and members. Consideration will be given to rotating committee Chairs and members periodically at approximately three-year intervals, but the Board does not believe that such a rotation should be mandated as a policy because there may be reasons at a given point in time to maintain an individual director’s committee Chair or membership for a longer period.

Committee Reports    At each Board meeting, the Chair of each committee, or his or her delegate, will report the matters considered and acted upon by such committee at each meeting or by written consent since the preceding Board meeting, except to the extent covered in a written report to the full Board.

VII. DIRECTOR ACCESS TO MANAGEMENT AND INDEPENDENT ADVISORS

Access to Management    The Company expects and encourages its directors to have regular contact with the Company’s senior management. Accordingly, the directors will have full access to the senior management of the Company. To assure that this access is not distracting to the business operations of the Company, the directors are asked to advise the CEO when contacting any member of senior management.

Access to Independent Advisors    The Board has the authority to engage independent legal, financial or other advisors, as it may deem necessary and advisable in fulfilling its obligations and responsibilities, without consulting, or obtaining the approval of, management. Each committee of the Board will also have such power.

VIII. DIRECTOR COMPENSATION

Compensation    The Company believes that compensation for non-management directors should be competitive and should encourage increased ownership of the Company’s stock through payment of a portion of the Company’s compensation in stock, deferred compensation stock equivalents or options to purchase the Company’s stock. The Corporate Responsibility and Governance Committee will periodically report to the Board on the status of the Board’s compensation in relation to other large publicly held companies.

2005 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT	74

Changes    Changes in Board compensation should come at the suggestion of the Corporate Responsibility and Governance Committee, but with full discussion and concurrence by the Board.

Employee Directors    The Company’s employee directors will not receive additional compensation for their service as directors.

IX. DIRECTOR ORIENTATION AND EDUCATION

Director Orientation    The Company, under the direction of the Corporate Responsibility and Governance Committee and with the assistance of the Corporate Secretary, conducts orientation for newly elected members of the Board. This orientation familiarizes new directors with, among other things, the Company’s business, strategic plans, significant financial, accounting and risk management issues, compliance programs, conflicts policies, code of business conduct, corporate governance and principal officers. It also includes meetings with and presentations by key management and visits to Company facilities. Each new director will participate in the Company’s director orientation.

Director Education    The Board also recognizes the importance of continuing education for its members. Each director is expected to participate in continuing education in order to maintain the necessary level of expertise to perform his or her responsibilities as a director. The Board acknowledges that director continuing education may be provided in a variety of different forms including: external or internal education programs, presentations or briefings on particular topics, educational materials, meetings with key management and visits to Company facilities. The Company, under the direction of the Corporate Responsibility and Governance Committee and with the assistance of the Corporate Secretary, will assist the directors in pursuing continuing education opportunities.

X. MANAGEMENT EVALUATION AND SUCCESSION

CEO Evaluation    The Executive Compensation and Development Committee evaluates the CEO annually, and reviews its actions with the Board. The Board communicates its views to the CEO through the Chair of the Executive Compensation and Development Committee. The Executive Compensation and Development Committee’s evaluation of the CEO is based on a combination of objective and subjective criteria and is discussed in the Company’s annual Proxy Statement.

Succession Planning    Succession planning for the Company’s CEO and President is the entire Board’s responsibility. To assist the Board, the CEO will present to the Executive Compensation and Development Committee an annual report on succession planning for all senior officers of the Company with an assessment of senior officers and their potential to succeed the CEO and other senior management positions. The CEO, together with the Chair of the Executive Compensation and Development Committee, reviews this report with the entire Board. As a matter of policy, the CEO provides the Board, on a regular basis, his or her recommendation as to a successor in the event he or she is no longer able to serve as CEO.

Management Development    The Board, acting through its Executive Compensation and Development Committee, will determine that a satisfactory system is in effect for education, development and orderly succession of senior and mid-level managers throughout the Company. There should be an annual report by the CEO, first to the Executive Compensation and Development Committee, and then to the Board, on the Company’s program for management development.

XI. ANNUAL PERFORMANCE EVALUATIONS

Board Evaluation    The Board, under the direction of the Corporate Responsibility and Governance Committee, will annually conduct a self-evaluation to determine whether it and its committees are functioning effectively. The results of this evaluation will be presented to the Board for its review and discussion.

Committee Evaluations    Each committee, with the exception of the Executive Committee, will annually conduct a self-evaluation of its performance. The results of such evaluation will be reported to and reviewed by the Corporate Responsibility and Governance Committee. The Corporate Responsibility and Governance Committee will report the results of its review of these evaluations to the Board.

APPENDIX A: DIRECTOR INDEPENDENCE STANDARDS

Pursuant to the recently finalized NYSE Listing Standards, the Board of Directors has adopted Director Independence Standards to assist in its determination of director independence. To be considered “independent” for purposes of these standards, a director must be determined, by resolution of the Board as a whole, after due deliberation, to have no material relationship with the Company other than as a director. In each case, the Board will broadly consider all relevant facts and circumstances and will apply the following standards.

1)	A director will not be considered “independent” if, within the preceding three years:
	•	the director was an employee, or an immediate family member of the director was an executive officer of the Company; or
•

the director, or an immediate family member of the director, received more than $100,000 per year in direct compensation from the Company, other than director fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any

75	EASTMAN KODAK COMPANY

way of continued service with the Company); except that compensation received by an immediate family member of the director for services as an non-executive employee of the Company need not be considered in determining independence under this test; or

•

the director was affiliated with or employed by, or an immediate family member of the director was affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company; or

•

the director, or an immediate family member of the director, was employed as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee; or

•

the director was employed by another company (other than a charitable organization), or an immediate family member of the director was employed as an executive officer of such company, that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of: a) $1 million or b) 2% of such other company’s consolidated gross revenues; provided, however, that in applying this test, both the payments and the consolidated gross revenues to be measured will be those reported in the last completed fiscal year; and provided, further, that this test applies solely to the financial relationship between the Company and the director’s (or immediate family member’s) current employer—the former employment of the director or immediate family member need not be considered.

2)	The following relationships will not be considered to be material relationships that would impair a director’s independence:
•

Commercial Relationship: if a director of the Company is an executive officer or an employee, or whose immediate family member is an executive officer of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, does not exceed the greater of a) $1,000,000 or b) 2% of such other company’s consolidated gross revenues;

•

Indebtedness Relationship: if a director of the Company is an executive officer of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness is less than 2% of the consolidated assets of the company wherein the director serves as an executive officer;

•

Equity Relationship: if the director is an executive officer of another company in which the Company owns a common stock interest, and the amount of the common stock interest is less than 5% of the total shareholders’ equity of the company where the director serves as an executive officer; or

•

Charitable Relationship: if a director of the Company, or the spouse of a director of the Company, serves as a director, officer or trustee of a charitable organization, and the Company’s contributions to the organization in any single fiscal year are less than the greater of: a) $1,000,000 or b) 2% of that organization’s gross revenues.

3)

For relationships not covered by Section 2 above, or for relationships that are covered, but as to which the Board believes a director may nevertheless be independent, the determination of whether the relationship is material or not, and therefore whether the director would be independent, will be made by the directors who satisfy the independence guidelines set forth in Sections 1 and 2 above. The Company will explain in its Proxy Statement any Board determination that a relationship was immaterial in the event that it did not meet the categorical standards of immateriality set forth in Section 2 above.

4)

For purposes of these standards, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home; except that when applying the independence tests described above, the Company need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or have become incapacitated.

APPENDIX B: DIRECTOR SELECTION PROCESS

The entire Board of Directors is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of the shareholders. The Corporate Responsibility and Governance Committee is responsible for identifying, screening and recommending candidates to the Board for Board membership. The Chair of the Corporate Responsibility and Governance Committee will oversee this process.

The Corporate Responsibility and Governance Committee will generally use the following process when recruiting, evaluating and selecting director candidates. The various steps outlined in the process may be performed simultaneously and in an order other than that presented below. Throughout the process, the Committee will keep the full Board informed of its progress.

The Company is committed to maintaining its tradition of inclusion and diversity within the Board, and confirms that its policy of non-discrimination based on sex, race, religion or national origin applies in the selection of Directors.

1)

The Committee will assess the Board’s current and projected strengths and needs by, among other things, reviewing the Board’s current profile, its Director Qualification Standards and the Company’s current and future needs.

2)	Using the results of this assessment, the Committee will prepare a target candidate profile.

3)

The Committee will develop an initial list of director candidates by retaining a search firm, utilizing the personal network of the Board and senior management of the Company, and considering any nominees previously recommended.

2005 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT	76

4)

The Committee will screen the resulting slate of director candidates to identify those individuals who best fit the target candidate profile and the Board’s Director Qualification Standards. From this review, the Committee will prepare a list of preferred candidates and present it to the full Board and the CEO for input.

5)

The Committee will determine if any director has a business or personal relationship with any of the preferred candidates that will enable the director to initiate contact with the candidate to determine his or her interest in being considered for membership to the Board. If necessary, the search firm will be used to initiate this contact.

6)	Whenever possible, the Chair of the Committee, the Presiding Director, at least one other independent member of the Board and the CEO will interview each interested preferred candidate.

7)	Based on input received from the candidate interviews, the Committee will determine whether to extend an invitation to a candidate to join the Board.

8)	A reference check will be performed on the candidate.

9)	Depending on the results of the reference check, the Committee will extend the candidate an invitation to join the Board, subject to election by the Board.

10)	The full Board will vote on whether to elect the candidate to the Board.

11)

The Secretary of the Company will arrange for orientation sessions for newly elected directors, including briefing by senior managers, to familiarize new Directors with the Company’s overall business and operations, strategic plans and goals, financial statements, and key policies and practices, including corporate governance matters.

APPENDIX C: DIRECTOR QUALIFICATION STANDARDS

In addition to any other factors described in the Company’s Corporate Governance Guidelines, the Board should, at a minimum, consider the following factors in the nomination or appointment of members of the Board:

Integrity    Directors should have proven integrity and be of the highest ethical character and share the Company’s values.

Reputation    Directors should have reputations, both personal and professional, consistent with the Company’s image and reputation.

Judgment    Directors should have the ability to exercise sound business judgment on a broad range of issues.

Knowledge    Directors should be financially literate and have a sound understanding of business strategy, business environment, corporate governance and board operations.

Experience    In selecting directors, the Board should generally seek active and former CEOs, CFOs, international operating executives, presidents of large and complex divisions of publicly held companies, and leaders of major complex organizations, including scientific, accounting, government, educational and other non-profit institutions.

Maturity    Directors should value board and team performance over individual performance, possess respect for others and facilitate superior board performance.

Commitment    Directors should be able and willing to devote the required amount of time to the Company’s affairs, including preparing for and attending meetings of the Board and its committees. Directors should be actively involved in the Board and its decision making.

Skills    Directors should be selected so that the Board has an appropriate mix of skills in core areas such as accounting and finance, technology, management, marketing, crisis management, strategic planning, international markets and industry knowledge.

Track Record    Directors should have a proven track record of excellence in their field.

Diversity    Directors should be selected so that the Board of Directors is a diverse body, with diversity reflecting gender, ethnic background, country of citizenship and professional experience.

Age    Given the Board’s mandatory retirement age of 70, directors must be able to, and should be committed to, serve on the Board for an extended period of time.

Independence    Directors should be independent in their thought and judgment and be committed to represent the long-term interests of all of the Company’s shareholders.

Ownership Stake    Directors should be committed to having a meaningful, long-term equity ownership stake in the Company.

77	EASTMAN KODAK COMPANY

APPENDIX D: DIRECTORS’ CODE OF CONDUCT

The Board of Directors of Eastman Kodak Company has adopted this Directors’ Code of Conduct to guide the directors in recognizing and addressing ethical issues and in ensuring that their activities are consistent with the Company’s values of:

•	respect for the dignity of the individual,
•	uncompromising integrity,
•	trust,
•	credibility,
•	continuous improvement and personal renewal and
•	recognition and celebration.

The Code is intended as a source of guiding principles, since no code or policy can anticipate every situation that may arise. Directors with questions about the Code’s application to particular circumstances are encouraged to discuss the issue with the Company’s Compliance Officer or with the Chair of the Audit Committee of the Board of Directors.

Compliance with Laws and Company Policies

Directors are expected to comply with applicable laws and Company policies, and to monitor legal and ethical compliance by the Company’s officers and other employees.

Conflicts of Interest

Directors must avoid any conflicts of interest with the Company. A “conflict of interest” exists when a director’s personal or professional interest is adverse to, or may appear to be adverse to, the interests of the Company. Conflicts of interest may also arise when a director, or members of his or her family, or an organization with which the director is affiliated, receives improper benefits as a result of the director’s position. Any situation that involves, or may involve, a conflict of interest must be promptly disclosed to the Company’s Compliance Officer or the Chair of the Audit Committee.

Corporate Opportunities

Directors owe a duty to the Company to advance its legitimate interests. Directors may not take for themselves personally or for other organizations with which they are affiliated opportunities discovered through the use of Company property, information or position. No director may compete with the Company or use Company property, information or position for improper personal gain.

Competition and Fair Dealing

Directors shall endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees and shall oversee fair business dealing by the Company’s officers and employees. No director should take unfair business advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair dealing.

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage with customers. Directors and members of their immediate families may not accept gifts from outside persons or entities when the gifts are made in order to influence the director’s action as a member of the Board, or where acceptance of the gifts could create the appearance of impropriety.

Confidentiality

Directors must maintain the confidentiality of information entrusted to them by the Company or its customers, and any other information which comes to them about the Company, except when disclosure is authorized or legally required. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company if disclosed.

Protection and Proper Use of Company Assets

Directors must protect the Company’s assets and ensure their efficient use. Directors must not use Company time, employees, supplies, equipment, buildings or other assets for personal benefit, unless the use is approved in advance by the Chair of the Audit Committee or is part of a compensation or expense reimbursement program available to all directors.

Encouraging the Reporting of Any Illegal or Unethical Behavior

Directors should promote ethical behavior and take steps to ensure that the Company: a) encourages employees to talk to supervisors, managers and other appropriate personnel when in doubt about the best course of action in a particular situation; b) encourages employees to report violations of laws, rules, regulations or the Company’s Business Conduct Guide; and c) informs employees that the Company will not permit retaliation for reports made in good faith.

2005 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT	78

Enforcement

The Board shall determine appropriate actions to be taken in the event of violations of this Code. Directors should communicate any suspected violations of this Code promptly to the Chair of the Audit Committee. The Audit Committee or the Board, or their designee, will investigate violations, and will ensure that appropriate remedial action is taken.

Waivers of the Code of Business Conduct and Ethics

Only the Board or the Audit Committee may waive a Company business conduct or ethics policy for a Kodak director, and the waiver must be promptly disclosed to shareholders.

Annual Review

The Board shall review and reassess the adequacy of this Code annually, and make any amendments that it deems appropriate.

APPENDIX E: DIRECTORS ATTENDANCE POLICY

Regular Meetings

Meeting dates for regular Board and Committee meetings will be set far enough in advance to avoid conflicts with existing commitments of individual Board members that would prevent them from attending the meeting.

Thus, it is expected that each Board member will attend each regularly scheduled Board and Committee meeting, unless:

1)	The director indicated at the time the Board agreed to the schedule that he or she had a previous commitment that precluded his or her attending a specified meeting.

2)	An unexpected event outside the control of the director prevents the director from attending.

All regularly scheduled meetings should, in most circumstances, be attended in person.

Special Meetings

Each director will make a best effort to attend all special Board and Committee meetings. If a director cannot attend a special meeting in person, then he or she may attend by telephone.

Annual Meeting of Shareholders

All Board members are strongly encouraged to attend the annual meeting of the Company’s shareholders.

79	EASTMAN KODAK COMPANY

■ Exhibit V—Audit and Non-Audit Services Pre-Approval Policy

I.  STATEMENT OF PRINCIPLES

The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence from the Company. Accordingly, the Audit Committee has adopted this Pre-Approval Policy which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be pre-approved.

This Pre-Approval Policy establishes two different approaches to pre-approving services: proposed services either may be pre-approved without specific consideration by the Audit Committee (“general pre-approval”) or require the specific pre-approval of the Audit Committee (“specific pre-approval”). The Audit Committee believes that the combination of these two approaches in this policy will result in an effective and efficient procedure to pre-approve services performed by the independent auditor. As set forth in this policy, unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved budgeted amounts will also require specific pre-approval by the Audit Committee. For both types of pre-approval, the Audit Committee shall consider whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee shall determine whether the audit firm is best positioned to provide the most effective and efficient service.

The non-audit services that have the general pre-approval of the Audit Committee will be reviewed on an annual basis unless the Audit Committee considers a different period and states otherwise. The Audit Committee shall annually review and pre-approve the audit, audit-related and tax services that can be provided by the independent auditor without obtaining specific pre-approval from the Audit Committee. The Audit Committee will revise the list of general pre-approved services from time to time, based upon subsequent determinations. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management or to others.

The independent auditor has reviewed this policy and believes that implementation of the policy will not adversely affect the auditor’s independence.

II.  AUDIT SERVICES

The Audit Committee shall approve the annual audit services engagement terms and fees no later than its review of the independent auditor’s audit plan. Audit services may include the annual financial statement audit (including required quarterly reviews), subsidiary audits and other procedures required to be performed by the independent auditor to be able to form an opinion on the Company’s consolidated financial statements. These other procedures include information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control, and consultations occurring during, and as a result of, the audit. Audit services also include the attestation engagement for the independent auditor’s report on management’s report on internal control over financial reporting. The Audit Committee shall also approve, if necessary, any significant changes in terms, conditions and fees resulting from changes in audit scope, company structure or other items.

In addition to the annual audit services engagement approved by the Audit Committee, the Audit Committee may grant general pre-approval to other audit services, which are those services that only the independent auditor reasonably can provide. Other audit services may include statutory audits or financial audits for subsidiaries or affiliates of the Company and services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings.

III.  AUDIT-RELATED SERVICES

Audit-related services are assurance and related services that traditionally are performed by the independent auditor. Because the Audit Committee believes that the provision of audit-related services does not impair the independence of the auditor and is consistent with the SEC’s rules on auditor independence, the Audit Committee may grant general pre-approval to audit-related services. Audit-related services include, among others, due diligence services pertaining to potential business acquisitions/dispositions, accounting consultations for significant or unusual transactions not classified as “audit services,” assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities, financial audits of employee benefit plans, agreed-upon or expanded audit procedures performed at the request of management and assistance with internal control reporting requirements.

IV.  TAX SERVICES

The Audit Committee believes that the independent auditor can provide traditional tax services to the Company such as U.S. and international tax planning and compliance. The Audit Committee will not pre-approve the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

V.  OTHER PERMISSIBLE NON-AUDIT SERVICES

The Audit Committee may grant general pre-approval to those permissible non-audit services (other than tax services, which are addressed above) that it believes are routine and recurring services, would not impair the independence of the auditor and are consistent with the SEC’s rules on auditor independence.

2005 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT	80

A list of the SEC’s prohibited non-audit services is attached to the end of this policy as Attachment 1. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

VI.  PRE-APPROVAL BUDGETED AMOUNTS

Pre-approval budgeted amounts for all services to be provided by the independent auditor shall be reviewed and approved annually by the Audit Committee. Any proposed services exceeding these levels or amounts shall require specific pre-approval by the Audit Committee. On a quarterly basis, the Audit Committee will be provided with updates regarding actual projects and fees by category in comparison to the pre-approved budget.

VII.  PROCEDURES

All requests or applications from the independent auditor to provide services that do not require specific approval by the Audit Committee shall be submitted to the Corporate Controller and must include a detailed description of the services to be rendered. The Corporate Controller will determine whether such services are included within the list of services that have received the general pre-approval of the Audit Committee.

Requests or applications to provide services that require specific approval by the Audit Committee shall be submitted to the Audit Committee for approval by the Corporate Controller.

VIII.  DELEGATION

The Committee Chair is authorized to pre-approve specific engagements or changes to engagements when it is not practical to bring the matter before the Committee as a whole.

ATTACHMENT 1

Prohibited Non-Audit Services

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client
•	Financial information systems design and implementation
•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports
•	Actuarial services
•	Internal audit outsourcing services
•	Management functions
•	Human resources
•	Broker-dealer, investment adviser or investment banking services
•	Legal services
•	Expert services unrelated to the audit

81	EASTMAN KODAK COMPANY

■ Eastman Kodak Company 2005 Annual Meeting

THEATER ON THE
RIDGE

200 Ridge Road West
Rochester, NY

DIRECTIONS

From the West
 Take Ridge Road (Rt. 104) to Dewey Avenue. Turn left onto Dewey Avenue, then right on Eastman Avenue and make a left turn into Lot 42.

From the East
 Take Route 104 and stay in the right lane on the Veterans’ Memorial Bridge onto Maplewood Drive. Stay on Maplewood Drive crossing over Lake Avenue, which will then take you to the entrance to Lot 42.

PARKING

Parking for the Annual Meeting is available in Lot 42 between Eastman Avenue and Merrill Street. A shuttle service will run between the parking lot and the Theater on the Ridge beginning at approximately 8:30 a.m., and ending approximately one hour after the conclusion of the Annual Meeting. The visitor parking lot will not be available for shareholder parking for this Annual Meeting.

2005 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT	82

W O R L D W I D E

www.kodak.com

CC5-2/2005 CAT. No. 8341836

NOTICE OF THE 2005 ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Eastman Kodak Company will be held on Wednesday, May 11, 2005, at 10:00 AM, at the Theater on the Ridge, 200 Ridge Road West, Rochester, New York. The following proposals will be voted on at the Annual Meeting:

1.

Election of the following directors for terms specified below and until their successors are duly elected and qualified: Richard S. Braddock, Daniel A. Carp, Durk I. Jager and Debra L. Lee for a term of three years; Antonio M. Perez for a term of one year; and Michael J. Hawley for a term of two years.

2.	Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as independent accountants.
3.	Approval of the 2005 Omnibus Long-Term Compensation Plan.
4.	Approval of amendment to, and re-approval of the material terms of, the Executive Compensation for Excellence and Leadership Plan.
5.	Approval of amendment to Section 5 of the Restated Certificate of Incorporation regarding the election of directors.
6.	Approval of amendment to Section 7 of the Restated Certificate of Incorporation regarding certain dispositions of the Company.
7.	Approval of amendment to Section 8 of the Restated Certificate of Incorporation to remove the provision regarding loans.

The Board of Directors recommends a vote FOR items 1 through 7.

If you were a shareholder of record at the close of business on March 15, 2005, you are entitled to vote at the Annual Meeting.

If you have any questions about the Annual Meeting, please contact: Coordinator, Shareholder Services, Eastman Kodak Company, 343 State Street, Rochester, NY 14650-0205, (585) 724-5492.

The Annual Meeting will be accessible by the handicapped. If you require special assistance, call the Coordinator, Shareholder Services.

By Order of the Board of Directors

Laurence L. Hickey, Secretary and Assistant General Counsel Eastman Kodak Company April 19, 2005

(Please detach Proxy Card at perforation.)

EASTMAN KODAK COMPANY
This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Daniel A. Carp and Laurence L. Hickey, and each of them, as Proxies with full power of substitution, to vote, as designated on the reverse side, for director substitutes if any nominee becomes unavailable, and in their discretion, on matters properly brought before the Annual Meeting and on matters incident to the conduct of the Annual Meeting, all of the shares of common stock of Eastman Kodak Company which the undersigned has power to vote at the Annual Meeting of Shareholders to be held on May 11, 2005, or any adjournment thereof.

NOMINEES FOR DIRECTOR: Class III: Richard S. Braddock, Daniel A. Carp, Durk I. Jager and Debra L. Lee Class I: Antonio M. Perez Class II: Michael J. Hawley

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR DIRECTOR; FOR THE RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS; FOR THE APPROVAL OF THE 2005 OMNIBUS LONG-TERM COMPENSATION PLAN; FOR THE APPROVAL OF AMENDMENT TO, AND RE-APPROVAL OF MATERIAL TERMS OF, THE EXECUTIVE COMPENSATION FOR EXCELLENCE AND LEADERSHIP PLAN; FOR THE APPROVAL OF AMENDMENT TO SECTION 5 OF THE RESTATED CERTIFICATE OF INCORPORATION REGARDING THE ELECTION OF DIRECTORS; FOR THE APPROVAL OF AMENDMENT TO SECTION 7 OF THE RESTATED CERTIFICATE OF INCORPORATION REGARDING CERTAIN DISPOSITIONS OF THE COMPANY; AND FOR THE APPROVAL OF AMENDMENT TO SECTION 8 OF THE RESTATED CERTIFICATE OF INCORPORATION TO REMOVE THE PROVISION REGARDING LOANS.

This Proxy will be voted as directed. If no direction to the contrary is indicated, it will be voted as follows:
FOR the election of all nominees for director;
FOR the ratification of the Audit Committee’s selection of independent accountants;
FOR the approval of the 2005 Omnibus Long-Term Compensation Plan;
FOR the approval of amendment to, and re-approval of the material terms of, the Executive Compensation for Excellence and Leadership Plan;
FOR the approval of amendment to Section 5 of the Restated Certificate of Incorporation regarding the election of directors;
FOR the approval of amendment to Section 7 of the Restated Certificate of Incorporation regarding certain dispositions of the Company; and
FOR the approval of amendment to Section 8 of the Restated Certificate of Incorporation to remove the provision regarding loans.

(CONTINUED, and To Be Signed and Dated on the REVERSE SIDE)

Please mark votes as in this example.

The Board of Directors recommends a vote FOR Items 1 through 7.
	FOR	WITHHOLD AUTHORITY		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
1. Election of Directors - (01) Richard S. Braddock (02) Daniel A. Carp (03) Durk I. Jager (04) Debra L. Lee (05) Antonio M. Perez (06) Michael J. Hawley			2. 3. 4.

Ratification of the Audit
Committee’s Selection of
PricewaterhouseCoopers LLP
as Independent Accountants.

Approval of the 2005 Omnibus
Long-Term Compensation Plan.

Approval of Amendment to, and
Re-approval of Material Terms of,
the Executive Compensation for
Excellence and Leadership Plan.

5. 6. 7.

Approval of Amendment to
Section 5 of the Restated
Certificate of Incoporation
Regarding the Election
Directors.

Approval of Amendment to
Section 7 of the Restated
Certificate of Incoporation
Regarding Certain
Dispositions of the Company.

Approval of Amendment to
Section 8 of the Restated
Certificate of Incorporation
to Remove the Provision
Regarding Loans.

To withhold authority to vote for any particular nominee(s), write the name(s) above.
	I plan to attend the Annual Meeting.	I plan to bring a guest.

When completed, promptly forward this card to:	Proxy Services EquiServe P.O. Box 8561 Edison, NJ 08818-8561

Signature (s)	Date

NOTE: Please sign exactly as the name(s) appears on this card. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title.